Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
MPC CORPORATION,
MPC-PRO, LLC,
GATEWAY, INC.
and
GATEWAY TECHNOLOGIES, INC.
September 4, 2007

TABLE OF CONTENTS

		Page

	ARTICLE 1
	Purchase and Sale of Assets

Section 1.01.	Purchased Assets	2
Section 1.02.	Excluded Assets	4

	ARTICLE 2
	Assumption of Liabilities

Section 2.01.	Liabilities to be Assumed	5
Section 2.02.	Liabilities Not to be Assumed	7
Section 2.03.	Credit Support for Warranty Liabilities	7

	ARTICLE 3
	Equity Purchase

Section 3.01.	Purchase and Sale of GCI Stock	9
Section 3.02.	Purchase and Sale of GP Membership Interest	10

	ARTICLE 4
	Purchase Price

Section 4.01.	Purchase Price	10
Section 4.02.	Determination of Net Inventory Minus Liabilities	11
Section 4.03.	Allocation of Purchase Price	13

	ARTICLE 5
	Representations and Warranties of Seller

Section 5.01.	Corporate Matters	14
Section 5.02.	Ownership of GCI	15
Section 5.03.	Ownership of GCC	15
Section 5.04.	Ownership of GP	15
Section 5.05.	No Violation	16
Section 5.06.	Financial Statements	16
Section 5.07.	Inventory	17
Section 5.08.	Absence of Certain Changes	17
Section 5.09.	No Litigation	18
Section 5.10.	Compliance With Laws and Orders	18
Section 5.11.	Title to Purchased Assets	20

v

SCHEDULES

Schedule 1.01(b)	—	Transferred Organization Inventory
Schedule 1.01(c)	—	Service and Replacement Parts Inventory
Schedule 1.01(d)	—	Transferred Organization Equipment and Transferred Software
Schedule 1.01(f)	—	Transferred Tooling
Schedule 1.01(h)	—	Assigned Licenses and Permits
Schedule 1.01(i)	—	Transferred Contracts
Schedule 2.01(a)	—	Warranty Obligations
Schedule 2.01(d)	—	Tooling Liabilities
Schedule 5.03	—	Ownership of GCC
Schedule 5.05	—	No Violation
Schedule 5.07	—	Inventory
Schedule 5.08	—	Absence of Certain Change
Schedule 5.09	—	No Litigation
Schedule 5.10	—	Compliance with Laws and Orders
Schedule 5.11	—	Title to Purchased Assets
Schedule 5.14	—	Employee Benefit Plans
Schedule 5.17	—	Tax Matters
Schedule 6.05	—	Capitalization
Schedule 6.08	—	No Litigation
Schedule 8.04	—	Material Changes
Schedule 9.06	—	Required Consents

EXHIBITS

Exhibit A	Promissory Note
Exhibit B	Amendment to MPC’s Articles of Incorporation
Exhibit C	Agreed Accounting Principles
Exhibit D	Transition Services Agreement
Exhibit E	License Agreement
Exhibit F	Lock-Up Agreement
Exhibit G	Registration Rights Agreement
Exhibit H	Intercreditor Agreement
Exhibit I	Bill of Sale

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) dated and effective as of September 4, 2007 (the “Effective Date”), by and between MPC CORPORATION, a Colorado corporation (“MPC”), MPC-PRO, LLC, a Delaware limited liability company (“Buyer”), GATEWAY, INC., a Delaware corporation (“Seller”) and GATEWAY TECHNOLOGIES, INC., a Delaware corporation (“Gateway Technologies”). Certain capitalized terms used herein shall have the meanings given to them in the Table of Definitions attached to this Agreement as Annex I, which is incorporated hereby.
RECITALS
     A. Seller, through its Professional Division and that portion of its Consumer Direct Division that markets business-related products, is engaged in the sale, resale and marketing of desktop computer systems, laptops, servers, networking gear and other peripherals, and replacement parts with respect thereto to customers of the Professional Division and that portion of its Consumer Direct Division that markets business-related products (the “Products”), and, through portions of its Customer Care & Support department, the provision of technical services to such customers (collectively, and together with GCI and GP, the “Transferred Organization”). Seller will retain all other aspects of its business, including without limitation, its product development and operations departments, the remainder of its Customer Care & Support department and its consumer direct business, except for the portion of the Consumer Direct Division that is part of the Transferred Organization and the warranty liabilities transferred pursuant to this Agreement (“Seller’s Retained Business”).
     B. Gateway Companies, Inc., a Delaware corporation (“GCI”) is a wholly-owned subsidiary of Seller. Seller owns all of the issued and outstanding common stock of GCI (the “GCI Stock”).
     C. Seller and Quanta Computer Inc. (“Quanta”) have entered into a joint venture and formed Gateway Pro Partners, LLC, a Delaware limited liability company (“GCC”). GCI owns a sixty percent (60%) membership interest in GCC (the “GCC Interest”).
     D. GCI owns 90% of the membership interest in Gateway Professional, LLC, a Delaware limited liability company (“GP”), and Gateway Technologies owns the remaining 10% of the membership interest in GP (together, the “GP Interest”).
     E. Buyer desires to purchase and assume from Seller and its Affiliates, and Seller desires to sell and transfer to Buyer (i) certain assets and liabilities of Seller set forth herein associated with the Transferred Organization, (ii) the GCI

Stock, (iii) the GCC Interest and (iv) the GP Interest, in each case on the terms and conditions set forth in this Agreement.
AGREEMENT
     In consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.
ARTICLE 1
Purchase and Sale of Assets
     Section 1.01. Purchased Assets. Subject to the terms and conditions of this Agreement (including, without limitation, Section 1.02), Seller shall sell, transfer, convey, assign and deliver to Buyer, or shall cause to be sold, transferred, conveyed and delivered to Buyer, and Buyer shall purchase, assume and accept all of Seller’s and/or the relevant Transferred Subsidiary’s right, title and interest to, the following specified assets related to the Transferred Organization and GCC (collectively, the “Purchased Assets”) on the Closing Date, in each case as such assets exist as of the Closing Date:
     (a) General Intangibles. The (i) customer lists, (ii) customer relationships, (iii) goodwill (other than goodwill that relates to the use of the Seller’s Trademarks, which shall be subject to the terms and conditions of the License Agreement) and (iv) other intangible rights which are, in the case of each of clauses (i) through (iv), related exclusively to the Transferred Organization.
     (b) Owned Inventory. Such of the Seller’s or the Transferred Subsidiaries’ inventories of raw materials, work-in-process, finished goods, supplies, components, and related packaging materials held at GCC and the Tennessee BAX hub (together, the “GCC Facilities”) as are set forth in or otherwise described in Schedule 1.01(b) (the “Transferred Organization Inventory”); provided, however, that (i) Seller will be responsible for all delivery refusals and will own the inventory related to any such refusal when it comes back, (ii) Seller will be responsible for all returns of products sold prior to the Closing Date where such returns occur within 30 days after the Closing Date, and will similarly own the inventory associated with such returns and (iii) Seller will collect payment for and recognize revenue in respect of all products delivered to and held at a NSP Vendor prior to the Closing Date and will be responsible for completing delivery of such products from NSP Vendors to end-users. The parties acknowledge and agree that (x) a portion of the Transferred Organization Inventory shall be transferred from Seller to GCC immediately prior to the Closing Date and (y) the intracompany account payable from GCC to Seller that results from such transfer shall be cancelled as of the Closing Date, with the Note and other consideration payable to Seller pursuant to Article 4 substituting therefor.

     (c) Service and Replacement Parts. Such of the service and replacement parts owned by the Seller or the Transferred Subsidiaries as are set forth in or otherwise described in Schedule 1.01(c).
     (d) Owned Personal Property. Such of the Seller’s or the Transferred Subsidiaries’ machinery, equipment, furniture, fixtures, work stations, supplies, telephone handsets, and the other personal property owned by Seller or one of the Transferred Subsidiaries and used primarily in the operation of the Transferred Organization to support the Transferred Organization Employees as is set forth in or otherwise described in Schedule 1.01(d), but in all cases excluding (i) servers, switches, and other telephony equipment, (ii) tooling and (iii) any computer programs or other software that are not Assigned Software (together, the “Transferred Organization Equipment”).
     (e) Computer Software. Subject to Section 14.04, such of the Seller’s or Transferred Subsidiaries’ rights in computer programs and other software as is set forth in or otherwise described in Schedule 1.01(d), including all machine readable code, printed listings of code, documentation and related property and information, in each case to the extent (and only to the extent) that Seller has the right to effect the transfer of such computer programs and other software but specifically excluding the programs referred to as Order Capture 1.5, Order Capture 2.0 and Order Capture 2.4, (together, the “Assigned Software”).
     (f) Tooling. Such of the Seller’s tooling for products that are unique to the Transferred Organization as is set forth in or otherwise described in Schedule 1.01(f), in each case to the extent (and only to the extent) that Seller has the right to effect the transfer of such tooling.
     (g) Books and Records. Subject to Section 14.01, the Seller’s records, files, invoices, customer lists, accounting records, business records, operating data and other data that in each case relate exclusively to the Transferred Organization (“Books and Records”).
     (h) Licenses and Permits. Subject to obtaining all required third party consents and in each case to the extent (and only to the extent) that Seller has the right to effect the transfer thereof, such of the licenses, permits, approvals, authorizations and certifications of Government Entities held by Transferred Subsidiaries on the Closing Date as are set forth on Schedule 1.01(h) (the “Licenses and Permits”).
     (i) Transferred Contracts. The customer, sales and other agreements set forth on or described in Schedule 1.01(i); provided that until the date that is 30 days after the Closing Date, Seller may update such list of contracts by adding those additional contracts of Seller that meet the criteria set forth in Schedule 1.01(i) (the “Transferred Contracts”).

     (j) GCC Assets. All assets of any type held by GCC on the Closing Date. For the avoidance of doubt, Buyer shall acquire such assets through its acquisition of the GCI Stock and not through any separate transfer of assets by Seller or any of its Subsidiaries.
     Section 1.02. Excluded Assets. Notwithstanding the provisions of Section 1.01, the “Purchased Assets” shall not include, and Seller shall not sell, transfer, assign, convey or deliver to Buyer, any of the Excluded Assets. The “Excluded Assets” means, as of the Closing Date:
     (a) Retained Business Assets. All assets used or held for use in Seller’s Retained Business to the extent not specifically identified as a Purchased Asset under Section 1.01.
     (b) Cash and Cash Equivalents. Cash and cash equivalents held by the Transferred Organization or by Seller or any of its Subsidiaries, except for cash and cash equivalents held by GCC on the Closing Date.
     (c) Accounts Receivable. Accounts receivable held by the Transferred Organization or by Seller or any of its Subsidiaries other than GCC either (i) as of the Closing Date or (ii) in respect of shipments from GCC, Quanta or Arima that occurred prior to the Closing Date; provided, however, that (x) Seller will be responsible for all delivery refusals and will own the inventory related to any such refusal when it comes back, (y) Seller will be responsible for all returns for products sold prior to the Closing Date, which returns occur within 30 days after the Closing Date, and will similarly own the inventory associated with such returns and (z) Seller will be responsible for products held by any NSP Vendor on the Closing Date and will similarly recognize revenue and collect associated accounts receivable for such products when delivered from the NSP Vendor to the relevant customers.
     (d) RPL Receivables. Accounts receivable for replacement parts, regardless of whether such accounts receivable are held by Seller, any of Seller’s Subsidiaries or the Transferred Organization.
     (e) Customer Prepayments. Prepayments by customers of the Transferred Organization, regardless of the form of such prepayments or the manner in which held by Seller and its Subsidiaries prior to the Closing Date (the “Customer Prepayments”).
     (f) IML Inventory. All inventory of Seller or any of its Subsidiaries held at Ingram Micro’s Logistics facility in Memphis, Tennessee.
     (g) Information Technology and Software. All information technology systems, equipment, software, and related assets of Seller or any of its Subsidiaries other than the Transferred Organization Equipment and the Assigned Software.

     (h) Microsoft COAs. All software produced by Microsoft Corporation and certificates of authenticity for such software constituting inventory of Seller. For purposes of clarity, the Microsoft Corporation software and certificates of authenticity with respect to computer equipment constituting Transferred Organization Equipment is part of the Purchased Assets to the extent (and only to the extent) that Seller has the right to effect the transfer of such software and certificates of authenticity.
     (i) Ordinary Course Sales. Any assets sold or otherwise disposed of in the ordinary course of business during the period from the date hereof until the Closing Date.
     (j) Insurance Policies. Insurance policies relating to the Transferred Organization and all claims, credits, causes of action or rights thereunder.
     (k) Certain Books and Records. All books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of Seller and its Affiliates, other than the minute books and corporate records of the Transferred Subsidiaries.
ARTICLE 2
Assumption of Liabilities
     Section 2.01. Liabilities to be Assumed. Subject to the terms and conditions of this Agreement, on the Closing Date, MPC and Buyer shall assume and agree to pay, perform and discharge when due the following, and only the following, Liabilities of Seller relating to the Transferred Organization and/or the relevant Transferred Subsidiary, whether arising before or after the Closing Date (collectively, the “Assumed Liabilities”):
     (a) Warranty Liabilities. All warranty Liabilities of Seller or any of its Subsidiaries in respect of customers whose customer identification numbers are (1) set forth in Schedule 2.01(a), as delivered on the Effective Date, (2) added to Schedule 2.01(a) in connection with an update of such Schedule to add those customer identification numbers associated with those customers of the “Professional Division” covered by a “Lifetime Support” warranty, it being understood that such update shall be delivered within five Business Days after the Effective Date, (3) added to Schedule 2.01(a) in connection with an update of such Schedule as of the Closing Date as a result of sales to customers in the ordinary course of business (“Recent Customers”), it being understood that such update may be delivered up to 14 days after the Closing Date or (4) added to Schedule 2.01(a) after the Effective Date and prior to the one-year anniversary of the Closing Date in accordance with the provisions of this Section 2.01(a). The parties hereby acknowledge and agree that:

     (i) Seller may include on Schedule 2.01(a) the customer identification number of any customer of Seller or any of its Subsidiaries other than an Excluded Customer. For purposes of this Agreement, “Excluded Customer” shall mean any consumer customer who did not purchase a Professional Product from Seller’s Professional Division or its Consumer Direct Division prior to the Closing Date, as determined in accordance with the methodology set forth in Schedule 2.01(a); and
     (ii) After the Effective Date and prior to the one-year anniversary of the Closing Date, Seller may supplement Schedule 2.01(a) with additional customer identification numbers for customers that are not Excluded Customers (each, an “Additional Customer”); provided, however, that the number of units held by Additional Customers shall not exceed two percent (2%) of the total number of units held by customers whose customer identification numbers were included on Schedule 2.01(a) as delivered on the Effective Date plus the total number of units held by Recent Customers included in any supplement(s) to Schedule 2.01(a) delivered in connection with an update of such Schedule as of the Closing Date (the “Unit Cap”). For the avoidance of doubt, Recent Customers will not be subject to or counted toward the Unit Cap, and only those Additional Customers added to Schedule 2.01(a) that are not Recent Customers shall be subject to the Unit Cap.
     (b) Contractual Liabilities. All Liabilities that accrue or are to be performed after the Closing Date under and pursuant to the Transferred Contracts, but not including any Liability of Seller for any breach thereof by Seller, an Affiliate, or a predecessor-in-interest occurring before the Closing Date.
     (c) Liabilities Related to Transferred Employees. All Liabilities and obligations associated with the Transferred Employees, except for (i) the portion of performance-based bonuses and sales commissions accrued by Seller as of the Closing Date for prior performance with the Seller and (ii) any liability arising out of any employment or compensation practice, violation of any employment laws, or any tort or contract liability of the Transferred Organization and/or any applicable Transferred Subsidiary occurring before the Closing Date (the “Employee-Related Liabilities”).
     (d) Tooling Liabilities. All Liabilities related to the tooling equipment transferred to Buyer pursuant to Section 1.01(f) arising or payable after the Closing Date, in each case as determined in accordance with the methodology set forth in Schedule 2.01(d).
     (e) Product Environmental Liabilities. All Liabilities that arise on account of Environmental Laws or Orders (“Environmental Liabilities”) relating to ownership, possession, sale, or disposal of the Products sold by the Transferred Organization and/or any applicable Transferred Subsidiary during the six-year period beginning five years prior to the Closing Date and ending one year after the Closing Date (the “Covered Period”), but excluding all Environmental Liabilities arising from ownership, occupancy, or operation of Seller’s facilities prior to the Closing Date. For purposes of this Agreement, to the extent that it cannot be determined whether Product Environmental Liabilities relate to Products sold during the Covered Period, MPC and Buyer shall assume and be responsible for the portion of such Product Environmental Liabilities equal to (i) the total amount of such Product Environmental Liabilities, multiplied by (ii) the number of units of Products sold during the Covered Period and divided by (iii) the total installed base of all products sold by Seller and its Affiliates using the Licensed Trade Rights, and Seller shall retain and be responsible for the remainder of such Product Environmental Liabilities. No Claim or other demand shall be brought by Seller under this Section 2.01(e) after the six (6) year anniversary of the Closing Date.
     (f) GCC Liabilities. All Liabilities or obligations of GCC of any type on the Closing Date, including, for the avoidance of doubt, accounts payable and taxes arising or accruing before the Closing Date.
     (g) Liabilities Related to Customer Prepayments. All Liabilities that accrue or are to be performed after the Closing Date with respect to Products or services that were the subject of Customer Prepayments.
     Section 2.02. Liabilities Not to be Assumed. Notwithstanding any other provision of this Agreement, Buyer is assuming only the Assumed Liabilities and is not assuming (a) any Liability of Seller relating to the portion of Seller’s Consumer Direct Division that is being retained by Seller or (b) any other liability or obligation of Seller of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations of the Transferred Organization, GCI or GP, including, but not limited to accounts payable and taxes arising or accruing before the Closing Date, shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).
     Section 2.03. Credit Support for Warranty Liabilities.
     (a) In furtherance of MPC’s and Buyer’s assumption of the warranty Liabilities specified in Section 2.01(a), MPC covenants that on or before the date that is 120 days after the Closing Date it shall establish, and for three years thereafter it shall keep available to Seller, a letter of credit (the “Letter of Credit”) with a U.S. bank or federal savings and loan institution having a combined capital surplus in excess of $250,000,000, pursuant to which Seller shall have the right in the event of a Warranty Default or a Warranty Quality Shortfall to draw funds in accordance with this Section 2.03. The Letter of Credit shall provide Seller with the right to draw (i) up to $3,000,000 during that period beginning on the date that is 120 days after the Closing Date and ending two years after such date and (ii) up to $2,000,000 thereafter.

     (b) In the event of a Warranty Default or a Warranty Quality Shortfall, and only in such event, Seller shall have the right, in its sole discretion, to draw funds from the Letter of Credit and to provide quality warranty support to the customers of the Transferred Organization and GCC that is equivalent to or better than the warranty support provided to MPC customers as of the Closing Date. For the avoidance of doubt, Seller shall only have the right to draw funds from the Letter of Credit after providing written notice to MPC of a failure to pay, perform and discharge warranty Liabilities pursuant to Section 2.03(c) or a failure to provide quality warranty support to the customers of the Transferred Organization pursuant to Section 2.03(d) below. The amount of funds that Seller shall be permitted to draw from the Letter of Credit shall be (i) such funds as Seller reasonably deems necessary to remedy the Warranty Default, in the case of a Warranty Default and (ii) such funds as may be agreed between Seller and Buyer or determined by arbitration, in the case of a Warranty Quality Shortfall. In the event that Seller draws any funds from the Letter of Credit, MPC shall promptly make such payments or take such other actions as are necessary to restore the funds available under the Letter of Credit to the levels specified in the last sentence of Section 2.03(a) above.
     (c) In the event that Seller believes that MPC and Buyer are failing to pay, perform and discharge the warranty Liabilities specified in Section 2.01(a), Seller shall have the right, in its sole discretion, to provide MPC with written notice thereof, which notice shall, to the extent reasonably practicable, specify the customer or customers who have not been provided warranty service and the nature of the alleged failure. MPC shall have until the date that is three (3) Business Days from the date of such notice (a “Warranty Notice Deadline”) to respond to such notice and/or cure the alleged failure. Immediately following any Warranty Notice Deadline, a “Warranty Default” shall be deemed to have occurred unless, prior to the Warranty Notice Deadline, MPC has provided Seller with reasonable evidence that (i) MPC has cured the alleged failure, (ii) if the alleged failure cannot reasonably be cured before the Warranty Notice Deadline, MPC has developed a plan to cure the alleged failure and is taking reasonable steps to implement such plan, and Seller agrees to such plan (which agreement shall not be unreasonably withheld by Seller), (iii) the customer or customers in question are not within warranty or (iv) the matter referred to in Seller’s notice stems from customer-induced damage.
     (d) In the event that Seller believes that MPC and Buyer are failing to provide quality warranty support to the customers of the Transferred Organization and GCC that is equivalent to or better than the warranty support provided to Seller’s customers immediately prior to the Closing Date, or if Seller disagrees with any response provided by MPC pursuant to clauses (i) through (iv) of Section 2.03(c) above (including any disagreement as to reasonableness with respect to clause (ii)), Seller shall have the right, in its sole discretion, to provide MPC with written notice of its request to resolve such matter pursuant to the procedures of this Section 2.03(d). Such notice shall, to the extent reasonably practicable, specify the nature of MPC’s and Buyer’s failure to provide quality warranty support or Seller’s disagreement with MPC’s response under Section 2.03(c), as applicable. Upon delivery of such notice to MPC, the chief operating officers (or officers with equivalent responsibility) of Seller and MPC shall promptly meet, in person or telephonically, and work in good faith to resolve the issues specified in Seller’s notice. If the parties are unable to agree on a resolution within 10 Business Days after the date of Seller’s notice, the matter shall promptly be submitted to binding arbitration in accordance with the procedures set forth in Section 2.03(e). A “Warranty Quality Shortfall” shall be deemed to have occurred to the extent (i) determined by arbitration pursuant to Section 2.03(e) or (ii) otherwise agreed between the parties as part of a resolution of issues specified in a notice provided by Seller pursuant to this Section 2.03(d).
     (e) Any matter submitted to arbitration pursuant to Section 2.03(d) shall be so submitted on an expedited basis solely to determine (i) the question of whether MPC and Buyer are failing to provide quality warranty support to the customers of the Transferred Organization and GCC that is equivalent to or better than the warranty support provided to Seller’s customers immediately prior to the Closing Date, or MPC and Buyer are failing to pay, perform and discharge the warranty Liabilities specified in Section 2.01(a), as applicable and (ii) the amount of funds Seller shall be permitted to draw from the Letter of Credit to remedy the relevant Warranty Quality Shortfall, if any. Upon the submission of a matter to arbitration, Seller shall promptly appoint one arbitrator, MPC shall promptly appoint one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed as to the matters in dispute shall be conclusive and binding upon the parties to this Agreement and the parties to this Agreement shall act in accordance with such decision. Any such arbitration shall be held in Denver, Colorado under the rules to be mutually agreed upon by the arbitrator selected by Seller and the arbitrator selected by the MPC or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association. The fees, costs and expenses of such arbitration shall be borne by MPC, in the event that a Warranty Quality Shortfall is determined to have occurred, or by Seller, in the event that a Warranty Quality Shortfall is determined not to have occurred.
ARTICLE 3
Equity Purchase
     Section 3.01. Purchase and Sale of GCI Stock. For the consideration, and subject to the terms and conditions in this Agreement, Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, at the Closing, all of the GCI Stock and any rights and benefits incident to the ownership thereof, free and clear of any Liens.

     Section 3.02. Purchase and Sale of GP Membership Interest. For the consideration, and subject to the terms and conditions in this Agreement, Gateway Technologies shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase from Gateway Technologies, at the Closing, the 10% membership interest in GP owned by Gateway Technologies and any rights and benefits incident to the ownership thereof, free and clear of any Liens.
ARTICLE 4
Purchase Price
     Section 4.01. Purchase Price. The consideration payable by Buyer for the Purchased Assets and the Purchased Securities shall be:
     (a) The assumption of the Assumed Liabilities;
     (b) A promissory note payable to Seller within six (6) months of the Closing Date in the amount of (i) Net Inventory Minus Liabilities (as defined in Section 4.02 below), as determined on the Final Net Inventory/Liability Statement, plus (ii) the amount paid by GCI to Quanta to purchase the Quanta GCC Interest, minus (iii) the total amount of Customer Prepayments as of the Closing Date in respect of which Buyer is assuming Liabilities to deliver Products or perform services pursuant to Section 2.01(g), minus (iv) twenty-one million eight hundred thousand dollars ($21,800,000), bearing interest at a rate of eight percent (8%), repayable in equal bimonthly installments and on such other terms as set forth in Exhibit A (the “Note”). If the formula contained in the first sentence of this Section 4.01(b) would result in the Note having a negative principal amount, then there shall be no Note, and Seller shall credit such negative amount against Buyer’s obligations under the Transition Services Agreement in accordance with the terms thereof; and
     (c) The issuance by MPC to Seller of (i) that number of shares of common stock of MPC equal to Nineteen and Nine-Tenths Percent (19.9%) of the outstanding common stock of MPC as of the Closing Date (the “MPC Common Shares”) and (ii) the greater of (x) that number of shares of Series B Preferred Stock of MPC that would fully convert into Four Million (4,000,000) shares of MPC common stock (following approval by MPC’s shareholders permitting such conversion) and (y) that number of shares of Series B Preferred Stock of MPC that, assuming the full conversion of such shares into MPC common stock (and approval by MPC’s shareholders permitting such conversion), would be equal to the difference between (a) Nineteen and Nine-Tenths Percent (19.9%) of the outstanding common stock of MPC as of the Closing Date on a fully-diluted basis (excluding securities issued to MPC employees under MPC’s current employee equity plans) and (b) the number of shares of the MPC Common Shares referenced in clause (i) above (the “MPC Preferred Shares” and, together with the MPC Common Shares, the “MPC Shares”). The MPC Preferred Shares

shall have terms as set forth in the Amendment to MPC’s Articles of Incorporation attached as Exhibit B.
     The “Purchase Price” shall equal the sum of: (i) the amount of Assumed Liabilities as reflected on the Final Net Inventory/Liability Statement, (ii) the principal amount of the Note, and (iii) the MPC Shares valued at the closing market price of the MPC Shares one business day before the Closing Date; provided that, for avoidance of doubt, for purposes of the calculation of the Purchase Price, each MPC Preferred Share shall be deemed equivalent in value to the number of shares of MPC’s common stock into which such MPC Preferred Share is or would be convertible, assuming the approval by MPC’s shareholders of the issuance of all MPC common stock underlying the MPC Preferred Shares.
     Section 4.02. Determination of Net Inventory Minus Liabilities.
     (a) Definitions
     (i) The term “Net Inventory Minus Liabilities” shall mean the dollar amount by which (x) the Transferred Organization Inventory on the Closing Date (including, for the avoidance of doubt, any Transferred Organization Inventory transferred from Seller to GCC prior to the Closing Date) exceeds (y) the sum of the amount of the Employee-Related Liabilities on the Closing Date (excluding Employee-Related Liabilities in respect of accrued vacation or sick pay) and the portion of the commissions and bonuses due to Transferred Employees for which Seller is responsible but that the parties have agreed shall be paid by Buyer (calculated as provided in Sections 7.02(c) and 7.02(d)), each as calculated in accordance with GAAP applied consistently with the accounting policies, practices and procedures used by Seller prior to the Closing Date. For the avoidance of doubt and disputes, the parties hereto agree that (A) the accounting principles set forth in Exhibit C are in accordance with GAAP and (B) none of the parties hereto, their respective accountants or any Independent Accountant shall have any basis whatsoever to hereafter assert, conclude or determine that the accounting principles set forth in Exhibit C are not in accordance with GAAP applied consistently with the accounting policies, practices and procedures used by Seller prior to the Closing Date. Buyer acknowledges and agrees that it has reviewed the aspects of the accounting policies, practices and procedures used by Seller prior to the Closing Date that involve significant management estimates, including, but not limited to, warranty liabilities and inventory reserves, and that Buyer agrees with the methodologies used to determine such management estimates.
     (ii) The term “Estimated Net Inventory Minus Liabilities” shall mean the Net Inventory Minus Liabilities, as reflected on the Estimated Net Inventory/Liability Statement.

     (iii) The term “Final Net Inventory Minus Liabilities” shall mean the Net Inventory Minus Liabilities, as reflected on the Final Net Inventory/Liability Statement.
     (iv) The term “Final Net Inventory/Liability Statement” shall be (A) the Net Inventory/Liability Statement in the event that (x) no Buyer’s Objection is delivered to Seller during the 60-day period specified in Section 4.02(d) or (y) Seller and Buyer so agree; (B) the Net Inventory/Liability Statement, adjusted in accordance with Buyer’s Objection in the event that Seller does not respond to Buyer’s Objection within the 15-day period following receipt by Seller of Buyer’s Objection; or (C) the Net Inventory/Liability Statement, as adjusted by either (x) the agreement of Seller and Buyer or (y) Independent Accountant pursuant to Section 4.02(d).
     (b) Estimated Net Inventory/Liability Statement. For purposes of determining the Estimated Net Inventory Minus Liabilities, two (2) days before the Closing Date, Seller will prepare and deliver to Buyer a pro forma estimated unaudited statement of the Net Inventory Minus Liabilities as of the Closing Date (the “Estimated Net Inventory/Liability Statement”) in accordance with this Section 4.02. Prior to the date that is two days after the delivery of the Estimated Net Inventory/Liability Statement, the Buyer shall have the right to object to any determination of the Estimated Net Inventory Minus Liabilities not made in accordance with this Section 4.02 and Buyer and Seller shall use their reasonable best efforts to resolve any such objections prior to such date.
     (c) Net Inventory/Liability Statement. Within thirty (30) days after the Closing Date, Seller will prepare and deliver to Buyer an unaudited statement of the Transferred Organization Inventory and Assumed Liabilities as of the Closing Date (the “Net Inventory/Liability Statement”), prepared in accordance with this Section 4.02, together with all work papers related thereto. In the event that such statement and calculations are not delivered to Buyer within such thirty (30) days, the Estimated Net Inventory/Liability Statement shall be deemed to be the Net Inventory/Liability Statement.
     (d) Access to Information; Disputes Regarding Final Net Inventory/Liability Statement. Seller shall provide Buyer and Buyer’s representatives with reasonable access to all information used by Seller in preparing the Estimated Net Inventory/Liability Statement and Net Inventory/Liability Statement. Buyer shall, within sixty (60) days after delivery by Seller of the Net Inventory/Liability Statement, complete its review of the Net Inventory Minus Liabilities derived from the Net Inventory/Liability Statement. If Buyer determines that the Net Inventory Minus Liabilities has not been determined in accordance with this Section 4.02, then Buyer shall inform the Seller on or before the last day of such 60-day period by delivering a notice to the Seller (“Buyer’s Objection”) setting forth a specific description, and providing supporting calculations and detailed backup information of the basis of Buyer’s

Objection and Buyer’s proposed adjustments to the Net Inventory Minus Liabilities that Buyer believes should be made in accordance with Section 4.02. Seller and its representatives, including if so desired by Seller, its independent accounting firm, shall then have fifteen (15) days to review and respond to Buyer’s Objection. Buyer and Seller shall seek in good faith to resolve any differences that they may have with respect to any matter specified in Buyer’s Objection. If Buyer and Seller are unable to mutually resolve all of their disagreements with respect to the determination of the foregoing items within fifteen (15) days following Seller’s receipt of Buyer’s Objection, then Buyer and Seller shall refer their remaining differences to an independent accounting firm of recognized standing that is mutually agreeable to Seller and Buyer and that does not have any material relationship with Seller, Buyer or MPC (the “Independent Accountant”) who shall, acting as experts and not as arbitrators, determine solely on the basis of the standards set forth in this Section 4.02 and only with respect to the remaining accounting-related differences so submitted by Buyer to the Seller (and not by independent review), whether and to what extent, if any, the Net Inventory Minus Liabilities requires adjustment in order to be prepared in accordance with this Section 4.02. Buyer and Seller shall direct the Independent Accountant to use the following resolution procedures. Buyer and Seller shall further direct the Independent Accountant to use its reasonable best efforts to render its determination within twenty (20) days of complete submission; provided that both Seller and Buyer agree to provide all necessary or requested information to the Independent Accountant as promptly as reasonably practicable. The determination of the Independent Accountant shall be final, conclusive and binding upon Seller and Buyer. The fees and disbursements of the Independent Accountant shall be paid by the parties based upon the degree to which the Independent Accountant accepts the respective positions of the parties. Seller and Buyer shall make readily available to the Independent Accountant all relevant books and records and any work papers and audit programs (including those of Buyer’s Accountants) and all other information and items reasonably requested by the Independent Accountant.
     (e) Cooperation. Each of Buyer and Seller agrees that, following the Closing Date, it will not take any actions with respect to the accounting and financial books, records, practices, policies and procedures of the Transferred Organization or of Seller’s Retained Business that would obstruct or prevent the determination of the Net Inventory Minus Liabilities.
     Section 4.03. Allocation of Purchase Price. As soon as practicable after the determination of the Final Net Inventory/Liability Statement, Seller will prepare and deliver to Buyer a statement (the “Allocation Statement”) reflecting (i) the allocation of the Purchase Price among the Purchased Assets (other than the assets of GCC) and the Purchased Securities and (ii) an allocation of the ADSP (as such term is defined in Treasury Regulations Section 1.338-4) for GCI among the assets of GCI (including the GP Interest owned by GCI and the assets of GCC) in accordance with the Treasury regulations promulgated under Section

338(h)(10). If within 10 days after the delivery of the Allocation Statement Buyer notifies Seller in writing that Buyer objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain the Independent Accountant to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accountant pursuant to this Section 4.03 shall be borne by Buyer. Buyer and Seller shall execute and file all Tax Returns in a manner consistent with the allocation as set forth on the Allocation Statement and shall not take any position before any taxing authority or in any judicial proceeding that is inconsistent with such allocation. As soon as practicable after the Closing, Seller will file a form 8023 with the IRS. Buyer and Seller shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).
ARTICLE 5
Representations and Warranties of Seller
     Except as set forth in the Seller’s disclosure schedules to this Agreement (the “Seller Disclosure Schedules”), each of Seller and Gateway Technologies represents and warrants to Buyer and MPC as of the date hereof and as of the Closing Date that:
     Section 5.01. Corporate Matters.
     (a) Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. GCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. GCC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. GP is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Gateway Technologies is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
     (b) Authorization; Validity. The execution and delivery of this Agreement and the Ancillary Agreements as to which Seller and Gateway Technologies are or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, Gateway Technologies, and the Transferred Subsidiaries. No other or further corporate act or proceeding on the part of Seller Gateway Technologies or the Transferred Subsidiaries is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including, without limitation, any action by Seller’s stockholders. This Agreement constitutes, and when executed and delivered, the Ancillary Agreements will constitute, valid and binding agreements of Seller and Gateway Technologies, enforceable against Seller and Gateway Technologies in accordance with their respective terms.
     (c) Corporate Power. Seller and its Subsidiaries have all requisite corporate power and authority to own, operate and lease the Purchased Assets, to carry on the Transferred Organization as and where such is now being conducted, to transfer the GCI Stock, to enter into this Agreement and the Ancillary Agreements as to which they are or will be parties, and to carry out the transactions contemplated hereby and thereby except where failure to have such power and authority would not have a Material Adverse Effect.
     (d) Foreign Qualification. Each of GCI, GCC, and GP is duly licensed or qualified to do business as a foreign company, and is in good standing, in each jurisdiction where such qualification is necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.
     Section 5.02. Ownership of GCI. Seller owns all of the issued and outstanding shares of common stock of GCI free and clear of any Liens. GCI has no authorized preferred stock or other classes of capital stock. Seller has provided copies of all organizational documents with respect to GCI. There are no subscriptions, options, warrants, conversion privileges, or other rights or agreements with respect to the issuance thereof, presently outstanding to purchase any of the capital stock of GCI. The shares of GCI Stock are: (i) not subject to any preemptive rights or rights of first refusal and (ii) duly and validly authorized, issued and outstanding, fully paid, and nonassessable. Seller has not subjected the GCI Stock to any proxies, voting agreements, or other restrictions on the incidents of ownership thereof.
     Section 5.03. Ownership of GCC. GCI owns a sixty percent (60%) interest in GCC, free and clear of any Liens. On or prior to the Closing Date, GCI will hold a one hundred percent (100%) interest in GCC, free and clear of any Liens. Seller has provided copies of all organizational, joint venture, and other agreements between Seller, GCI and Quanta with respect to GCC. There are no subscriptions, options, warrants, conversion privileges, or other rights or agreements with respect to the issuance thereof, presently outstanding to purchase any ownership interest of GCC. The ownership interests in GCC are not subject to any preemptive rights or rights of first refusal. Neither Seller nor GCI have subjected the GCC Interest to any proxies, voting agreements, or other restrictions on the incidents of ownership thereof.
     Section 5.04. Ownership of GP. GCI owns a 90% interest in GP and Gateway Technologies owns the remaining 10% interest in GP, in each case free and clear of any Liens. Seller has provided copies of all organizational documents with respect to GP. There are no subscriptions, options, warrants, conversion privileges, or other rights or agreements with respect to the issuance thereof, presently outstanding to purchase any ownership interest of GP. The ownership interest in GP is not subject to any preemptive rights or rights of first refusal. Neither Seller nor GCI have subjected the GP Interest to any proxies, voting agreements, or other restrictions on the incidents of ownership thereof.
     Section 5.05. No Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements as to which it is or will be a party, nor the consummation by Seller and its Subsidiaries of the transactions contemplated hereby and thereby, (a) will violate any Applicable Law or Order, (b) except for any action or notice required under any federal, state or local “plant closing” or similar Law or antitrust approval that may be required under the HSR Act, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any term or provision of the articles of incorporation, by laws, or other organizational documents of Seller, Gateway Technologies or any of the Transferred Subsidiaries or (d) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets (other than the Transferred Contracts), Subsidiary Assets (other than the Transferred Contracts), GCI Stock, GCC Interest, or GP Interest, except the case of clauses (a), (b) and (d) above for such violations, authorizations, consents, conflicts, defaults, terminations, accelerations or Liens which would not have a Material Adverse Effect.
     Section 5.06. Financial Statements.
     (a) As used in this Agreement, “Financial Statements” shall mean (i) the audited balance sheets of the Transferred Organization combined with GCC as of December 31, 2006 and 2005, (ii) the audited statements of operations of the Transferred Organization combined with GCC for each of the years ended December 31, 2006, 2005 and 2004, (iii) the unaudited balance sheets of the combined Transferred Organization combined with GCC as of September 30, 2007 and (iv) the unaudited statements of operations of the Transferred Organization combined with GCC for the nine months ended September 30, 2007; provided, that for the avoidance of doubt, the parties acknowledge and agree that the Financial Statements do not reflect any assets, liabilities or operations of GCC prior to the date of its formation in June 2006.
     (b) The Financial Statements, when provided to MPC by Seller in accordance with Section 8.06 hereof, will have been prepared on a consistent basis from the books and records of Seller, GCI, GCC, and GP in accordance with GAAP (other than as specified in the notes thereto and, in the case of the unaudited interim financial statements of the Transferred Organization combined with GCC as of and for the nine months ended September 30, 2007, subject to normal and recurring year-end adjustments), and fairly present in all material respects the assets, liabilities and financial position and the results of operations of the Transferred Organization combined with GCC as of the dates and for the years and periods indicated. The Financial Statements do not (i) contain any material items of special or non-recurring income or other income not earned in the ordinary course of business or (ii) reflect the operations of any entity or business other than the Transferred Organization and GCC.
     (c) For the avoidance of doubt and disputes, the parties hereto agree that (A) the accounting principles set forth in Exhibit C are in accordance with GAAP and (B) none of the parties hereto, their respective accountants or any Independent Accountant shall have any basis whatsoever to hereafter assert, conclude or determine that the accounting principles set forth in Exhibit C are not in accordance with GAAP applied consistently with the accounting policies, practices and procedures used by Seller prior to the Closing Date. Buyer acknowledges and agrees that it has reviewed the aspects of the accounting policies, practices and procedures used by Seller prior to the Closing Date that involve significant management estimates, including, but not limited to, warranty liabilities and inventory reserves, and that Buyer agrees with the methodologies used to determine such management estimates.
     Section 5.07. Inventory. The Transferred Organization Inventory (as of the relevant date) will be reflected on the Estimated Net Inventory/Liability Statement and the Final Net Inventory/Liability Statement. All Transferred Organization Inventory (collectively, “Inventory”) is of a quantity and quality that is usable and saleable in the ordinary course of business. Except as set forth on Schedule 5.07, as of the Closing Date, all Inventory is located on Seller or Transferred Subsidiary premises and will not be the subject of any counterclaim, or a claim for a charge back, deduction, credit, set off or other offset, or any claim of a party-in-possession, such as a claim for a Lien or other restriction.
     Section 5.08. Absence of Certain Changes. Except as and to the extent set forth on Schedule 5.08, and other than as a result of events or circumstances which, individually or in the aggregate, will not have a Material Adverse Effect, since the date of the Recent Financial Statements, the Transferred Organization and the affairs of the Transferred Subsidiaries have been conducted only in the ordinary course of business consistent in all material respects with past practice, except that Seller has significantly reduced its marketing commitments for the Transferred Organization, and there has not been:
     (a) No Material Adverse Effect. One or more events, occurrences or changes in circumstances that have had or would have, individually or in the aggregate, a Material Adverse Effect;
     (b) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any Transferred Organization Employee (including, without limitation, any increase or change pursuant to any

Employee Plan/Agreement), in the case of this Section 5.08(b) as measured against the compensation, salary and wage of the Transferred Organization Employees as of the date of this Agreement and, for the avoidance of doubt, not as against the Recent Financial Statements; provided, however, that MPC’s and Buyer’s consent to any such increase shall not be unreasonably withheld;
     (c) No Liens. Any Lien made on any of the Purchased Assets, Subsidiary Assets, the GCI Stock, GCC Interest, or GP Interest;
     (d) No Material Amendment of Transferred Contracts. Any entering into, material amendment or termination by Seller or any of the Transferred Subsidiaries of any Transferred Contract, or any waiver of material rights thereunder, other than in the ordinary course of business;
     (e) No Change in Accounting Practices. Any material change in the manner of conducting the Transferred Organization, or the business of the Transferred Subsidiaries, or change in a method of accounting or accounting practices, except in each case as may be required by Applicable Law or changes in GAAP;
     (f) No Loss of Assets. No assets or properties of the Seller used in the Transferred Organization or Subsidiary Assets that are, individually or in the aggregate, material have been destroyed, damaged or otherwise lost (whether or not covered by insurance); and
     (g) No Commitments. Any commitment (contingent or otherwise) by the Seller or any of its Subsidiaries to do any of the foregoing;
     (h) No Distributions. Any declaration of dividend or distribution upon or with respect to any equity interest by GCC;
     (i) No Disposition of Assets. Any sale, transfer or disposal of, or agreement to sell, transfer or dispose of, any Purchased Asset held by GCC other than a sale, transfer or disposal in the ordinary course of business.
     Section 5.09. No Litigation. There is no Litigation pending or, to Seller’s Knowledge, threatened against Seller, the Transferred Subsidiaries, the Transferred Organization or any of the Purchased Assets or Subsidiary Assets, which would result in a Material Adverse Effect. Neither Seller, Subsidiaries, the Transferred Organization nor the Purchased Assets or Subsidiary Assets is subject to any Order, which would result in a Material Adverse Effect.
     Section 5.10. Compliance With Laws and Orders.
     (a) Compliance. To Seller’s Knowledge, Seller and Subsidiaries are, and since January 1, 2005 have been, in compliance with all Laws and all Orders of any Government Entities in the operation of the Transferred Organization, except for instances of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect. To the Seller’s Knowledge, Seller and Subsidiaries have not, within the past five (5) years, received written notice of any violation or alleged violation of, and, is subject to no Liability for, past or continuing violations of any Laws or Orders regarding the operation of the Transferred Organization which would have a Material Adverse Effect.
     (b) Licenses and Permits. To Seller’s Knowledge, Seller and Subsidiaries have all Licenses and Permits required for the current conduct of the Transferred Organization and the business of the Subsidiaries, and current operation of the Leased Facility, except for such failures to obtain such Licenses and Permits which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses and Permits are in full force and effect, except for instances which would not, individually or in the aggregate, have a Material Adverse Effect. Seller and Subsidiaries are and have been in compliance with all such Licenses and Permits, except for instances of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.
     (c) Environmental Matters. The applicable Laws relating to public health and safety, worker health and safety, pollution or protection of the environment, including but not limited to Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, pesticides, asbestos, noise or radiation (“Waste”) into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act, as amended (“CERCLA”), and their state and local counterparts are herein collectively referred to as the “Environmental Laws.” To Seller’s Knowledge, Seller and Subsidiaries have obtained any required permit, license, and other authorization and have complied and are in compliance with all Environmental Laws, except for instances of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect. There is no Litigation nor any demand, claim, hearing or notice of violation pending or, to the Seller’s Knowledge, threatened against Seller or the Transferred Organization or any facility used in connection therewith, or Subsidiaries relating to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. To Seller’s Knowledge, no materials or equipment containing polychlorinated biphenyls or asbestos containing material in any form or condition exist at any property or facility owned or operated by Seller or Subsidiaries. Neither Seller nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation, any hazardous substances, or owned or operated any property or facility, in a manner that has given or would give rise to obligations or liabilities, including without limitation, any obligation or liability for response costs, correction action costs, personal injury, property damage, natural resources damages or attorney fees pursuant to any Environmental Law.
     Section 5.11. Title to Purchased Assets.
     (a) Seller, Gateway Technologies and/or the applicable Transferred Subsidiary has good and marketable title to all of the Purchased Assets (including the Subsidiary Assets, as applicable, free and clear of all Liens, except for Liens of which Seller does not have knowledge and that, individually or in the aggregate, would not have a Material Adverse Effect. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens, except for Liens of which Seller does not have Knowledge and that, individually or in the aggregate, would not have a Material Adverse Effect.
     (b) With respect to each of the properties and assets that are leased by any of the Transferred Subsidiaries, the relevant Transferred Subsidiary is in compliance with such lease and holds a valid leasehold interest in such property or asset free of any Liens except for those Liens of which Seller does not have Knowledge and that, individually or in the aggregate, would not have a Material Adverse Effect.
     Section 5.12. Transferred Contracts and Commitments. To Seller’s Knowledge, neither Seller nor any of its Subsidiaries is in default under any Transferred Contract, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller’s obligations or result in the creation of any Lien on any of the Purchased Assets or Subsidiary Assets, except for defaults or potential defaults that would not have a Material Adverse Effect. To Seller’s Knowledge, no third party is in default under any Transferred Contract, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, except for defaults or potential defaults which would not have a Material Adverse Effect. Except as set forth on Schedule 5.12, none of the Transferred Contracts include:
     (a) Any loan or advance to or investment in, any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits;
     (b) Any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person other than a Transferred Subsidiary;
     (c) Other than the Seller’s Warranty Policies, any agreement, contract or commitment requiring Seller to indemnify or hold harmless any person, other than purchase orders, standard supplier arrangements, and revenue earning contracts, entered into in the ordinary course of business; or
     (d) Any amendment, modification or supplement in respect of any of the foregoing.
Seller has (i) furnished to Buyer complete and accurate copies of the twenty-five (25) largest Transferred Contracts that are customer contracts, as measured by historical revenue and (ii) provided Buyer with the opportunity to request and review copies of all other Transferred Contracts. On or prior to the Closing Date, Seller shall deliver to Buyer a written inventory of all of the Transferred Contracts, and will deliver copies of all such contracts within fifteen (15) days after the Closing Date; provided that the foregoing requirement shall not apply to Transferred Contracts identified by Seller after the Closing Date in accordance with Section 1.01(i), which contracts shall be delivered to Buyer no later than the date that is 120 days after the Closing Date.
     Section 5.13. Labor Matters. On or prior to the date that is five days before the Closing Date, Seller will have provided, to the extent permitted by Law, a complete and accurate list of the position, location of employment, U.S. visa status if applicable, hire date, and current annual rates of salary and variable pay of each of the Transferred Organization Employees as well as a list of all existing employment or consulting contracts which constitute contractual obligations of Seller and its Subsidiaries and a list of which such Transferred Organization Employees are on long term disability leave, extended unpaid absence or receiving benefits pursuant to workers’ compensation legislation (the “Transferred Organization Employees List”), in each case as of a date that is no more than seven days before the Closing Date; provided, however, that in the event that the parties do not have at least seven days’ prior notice of the Closing Date pursuant to Article 12 hereof, such lists shall be delivered as promptly as reasonably practicable. All current assessments under workers’ compensation legislation in relation to the Transferred Organization have been paid or accrued and Seller and the Subsidiaries have not been subject to any material special or penalty assessment with respect to the Transferred Organization under such legislation which has not been paid. Seller and Subsidiaries are not parties to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups with respect to the Transferred Organization Employees. With respect to the Transferred Organization Employees, (i) Seller and Subsidiaries have not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Transferred Organization in the last two years, in each case that are material and (ii) there is no material unfair labor practice charge or complaint against Seller or Subsidiaries pending or, to Seller’s Knowledge, threatened.
     Section 5.14. Employee Benefit Plans. Schedule 5.14 sets forth all material pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any material employment agreements, retention agreements, consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which are provided to, for the benefit of, or relate to, any Transferred Organization Employees. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans/Agreements,” and each individually as an “Employee Plan/Agreement.” Each Employee Plan/Agreement has been administered in accordance with its terms and complies in all material respects with and has been administered in compliance with the provisions of all Applicable Laws, except for failures that would not, individually or in the aggregate, have a Material Adverse Effect. No material improvements to any Employee Plan/Agreement have been promised, and no improvements or amendments to any Employee Plan/Agreement will be made or promised prior to the Closing Date, except as required by Applicable Law. Except as set forth on Schedule 5.14, there is no pending or, to Seller’s Knowledge, threatened Litigation against or involving any such Employee Plan/Agreement (other than routine claims for benefits). Other than the 401k Plan or as required by Applicable Law, none of the Employee Plans/Agreements provides benefits to retired employees or consultants or the beneficiaries or dependents of retired employees or consultants of the Seller. True and correct copies of all the Employee Plans/Agreements have heretofore been provided to Buyer.
     Section 5.15. Warranties; Product Liability. Seller has provided or made available to Buyer written copies of the material warranty policies and practices (“Warranty Policies”) currently in force and made by Seller or any of its Subsidiaries covering or relating to Products and for any services furnished or rendered by the Transferred Organization (“Transferred Organization’s Products or Services”). To Seller’s Knowledge, there are not (a) any Liabilities of Seller or any of the Transferred Subsidiaries asserted and arising out of or based upon incidents occurring on or before the date hereof with respect to any product or service Liability or any similar Claim that relates to any of Transferred Organization’s Products or Services which would, individually or in the aggregate, have a Material Adverse Effect (subject to the reserve for warranty liabilities set forth on the Recent Financial Statements), or (b) any Liabilities of Seller or Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect (subject to the reserve for warranty liabilities set forth on the Recent Financial Statements) asserted and arising out of or based upon incidents occurring on or before the date hereof with respect to any Claim for the breach of any express or implied Warranty Policy, or any similar Claim that relates to any of Transferred Organization’s Products or Services, and Seller has no Knowledge of any material defect or deficiency in any of Transferred Organization’s Products or Services which could give rise to any such Liabilities or Claims which would have a Material Adverse Effect (subject to the reserve for warranty liabilities set forth on the Recent Financial Statements).
     Section 5.16. Licensed Trade Rights. Seller owns or licenses the Licensed Trade Rights and has the necessary rights to fulfill its obligations and grant all licenses and rights granted under this Agreement and the License Agreement. Seller has not previously granted any rights in the Licensed Trade Rights to any third party that are inconsistent with the rights granted herein to Buyer. Seller has taken those actions that it believed were necessary or appropriate to maintain and protect the Licensed Trade Rights. Seller acquired all of its rights to the Licensed Trade Rights through the efforts of its own employees, agents and/or independent contractors or through contractual arrangements with third parties. Seller has provided or made available to Buyer true and correct copies of all agreements, licenses, or sublicenses, that are part of the Licensed Trade Rights not owned by Seller. There is no Litigation or Claim pending or, to Seller’s Knowledge, threatened, asserting the invalidity, misuse, or unenforceability of any of the Licensed Trade Rights, and Seller has no Knowledge of any reasonable grounds for any such claims.
     Section 5.17. Tax Matters. Except as set forth on Schedule 5.17:
     (a) Neither the Purchased Assets, the Subsidiary Assets, the Transferred Organization nor the Transferred Subsidiaries are encumbered by any Liens arising out of any unpaid taxes and, to Seller’s Knowledge, there are no grounds for the assertion or assessment of any material Liens against the Purchased Assets, the Subsidiary Assets, the Transferred Organization or the Transferred Subsidiaries in respect of any taxes.
     (b) Seller or Subsidiaries have paid all material taxes required to be paid with respect to the Purchased Assets, the Subsidiary Assets, the Transferred Organization or the Transferred Subsidiaries.
     (c) No written claim has been made since January 1, 2005 or, to Seller’s Knowledge, made on or prior to January 1, 2005 or, to Seller’s Knowledge, threatened by a Government Entity in a jurisdiction where Seller or Subsidiaries do not file Tax Returns that the Transferred Organization or Transferred Subsidiaries are or may be subject to taxes by that jurisdiction.
     (d) Subject to any applicable reserves reflected in the applicable Net Inventory/Liability Statement, no Litigation or Order is pending or, to Seller’s Knowledge, threatened, by any Government Entity for any audit, examination, deficiency, assessment or collection from Seller or Subsidiaries of any taxes related to the Transferred Organization or Transferred Subsidiaries, no unresolved written claim for any deficiency, assessment or collection of any taxes related to the Transferred Organization or Transferred Subsidiaries has been asserted against Seller, and all resolved claims for assessments of taxes related to the Transferred Organization or Transferred Subsidiaries have been paid.
     (e) To Seller’s Knowledge, no issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have a material effect upon the taxes of the Transferred Organization or Transferred Subsidiaries.
     (f) The provisions for taxes in the Recent Financial Statements are sufficient for the payment of all material accrued and unpaid federal, state, county, and local taxes, whether or not assessed or disputed as of the date of the Recent Financial Statements.
     (g) The Transferred Subsidiaries are not parties to any tax sharing agreements.
     Section 5.18. Restrictive Documents and Territorial Restrictions. Except for restrictions contained in this Agreement, the Transferred Organization is not subject to, or a party to, any charter, by-law, mortgage, Liens, lease, license, permit, agreement, instrument, Law, judgment or decree, or any other restriction of any kind or character, limiting the ability of the Transferred Organization to compete in any geographic area or with any Person.
     Section 5.19. Relationships. To Seller’s Knowledge, there are no outstanding disputes with any suppliers, customers, resellers or partners of the Transferred Organization, other than disputes that would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no customer or reseller of the Transferred Organization has refused to do business with Seller or Subsidiaries.
     Section 5.20. Related Party Transactions. To Seller’s Knowledge, no officer or director of any of the Transferred Subsidiaries or any Affiliate of any such Person, has, either directly or indirectly, a material interest in: (i) any Person that purchases from or sells, licenses, or supplies to the Transferred Organization any goods, property, technology, intellectual property, or other property rights or services, or (ii) any contract or agreement to which any of the Transferred Subsidiaries is a party or by which it may be bound or affected.
     Section 5.21. No Insolvency. No insolvency proceeding of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Transferred Organization, the Subsidiaries, or any of the Purchased Assets or Subsidiary Assets, is pending or threatened. Neither Seller nor Subsidiaries have taken any action in contemplation of, or that would constitute the basis for, the initiation of any such insolvency proceedings.

     Section 5.22. Brokers or Finders. Seller has not retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation hereof.
     Section 5.23. Private Placement. The offer, sale and issuance of the Purchased Securities constitutes a transaction exempt from the registration requirements of Section 5 of the 1933 Act. Neither Seller nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Purchased Securities to any Person or Persons so as to bring the sale of such Purchased Securities by Seller within the registration provisions of the 1933 Act or any state securities laws.
     Section 5.24. Purchase for Investment. Seller is purchasing the MPC Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the MPC Shares and is capable of bearing the economic risks of such investment.
     Section 5.25. Inspections; No Other Representations. Seller is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of securities such as the MPC Shares as contemplated hereunder. Seller has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the purchase of the MPC Shares as contemplated hereunder. Seller acknowledges and agrees that it is acquiring the MPC Shares without reliance upon any express or implied warranties of any nature made by or on behalf of or imputed to Buyer, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller acknowledges that Buyer makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of MPC or (ii) any other information or documents made available to Seller or its counsel, accountants or advisors with respect to MPC, except as expressly set forth in this Agreement.
     Section 5.26. SEC Filings and the Sarbanes-Oxley Act. Seller has delivered or made available (including through the SEC’s EDGAR system) to Buyer (i) its annual report on Form 10-K for its fiscal year ended December 31, 2006 (the “Seller 10-K”), its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2007 and June 30, 2007, (ii) its proxy statement and additional definitive proxy soliciting materials relating to Seller’s 2007 annual meeting of stockholders and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2006 (the documents referred to in this Section 6.06 collectively, the “Seller SEC Filings”).

     (a) As of its filing date, each Seller SEC Filing complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”), as the case may be.
     (b) As of its filing date, each Seller SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (c) Each Seller SEC Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (d) Seller has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Except as disclosed in the Seller SEC Filings, such disclosure controls and procedures are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to Seller’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Except as disclosed in the Seller SEC Filings, such disclosure controls and procedures are effective in timely alerting Seller’s principal executive officer and principal financial officer to material information required to be included in Seller’s periodic reports required under the 1934 Act.
     (e) Seller has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“Internal Controls”). Except as disclosed in the Seller SEC Filings, such Internal Controls are sufficient to provide reasonable assurance regarding the reliability of Seller’s financial reporting and the preparation of Seller financial statements for external purposes in accordance with GAAP. Seller has disclosed, based on its most recent evaluation of Internal Controls prior to the date hereof, to Seller’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.
ARTICLE 6
Representations and Warranties of Buyer and MPC
     Except as set forth in Buyer and MPC’s disclosure schedules to this Agreement (the “Buyer Disclosure Schedules”), each of Buyer and MPC represents and warrants to Seller, as of the date hereof and as of the Closing Date that:
     Section 6.01. Corporate Matters.
     (a) Organization. MPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) Company Power. Each of Buyer and MPC has all requisite corporate power to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby.
     (c) Foreign Qualifications. Each of Buyer and MPC is duly licensed or qualified to do business as a foreign company, and is in good standing, in each jurisdiction where such qualification is necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect.
     Section 6.02. Authority of MPC and Buyer. The execution and delivery of this Agreement and the Ancillary Agreements to which MPC and Buyer are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MPC or Buyer. No other corporate act or proceeding on the part of MPC or Buyer is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including, except that the approval of MPC’s shareholders will be required in order for the MPC Preferred Shares to be converted into shares of MPC’s common stock. This Agreement constitutes, and when executed and delivered, the Ancillary Agreements to which it is a party will constitute, valid and binding agreements of MPC, enforceable in accordance with their respective terms.
     Section 6.03. No Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements as to which it is or will be a party, nor the consummation by MPC or Buyer of the transactions contemplated hereby and thereby, (a) will violate any applicable Law or Order, (b) except for any action or notice required under the HSR Act, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, (c) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any term or provision of the articles of incorporation, by laws, or other organizational documents of MPC or Buyer, or (d) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any asset of MPC or any of its Subsidiaries under, any agreement or other instrument binding upon MPC or any of its Subsidiaries, except in the case of clauses (a), (b) and (d) above for such violations, authorizations, consents, conflicts, defaults, terminations, accelerations as would not have a Material Adverse Effect.
     Section 6.04. Issuance of MPC Shares. The MPC Shares are duly authorized and, when issued and the transactions contemplated hereby are consummated, will be duly and validly issued, fully paid, and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Agreement. No approval or authorization of any shareholder, the Board of Directors, or others is required for the issuance and sale of the MPC Shares that has not been obtained, except that the approval of MPC’s shareholders will be required in order for the MPC Preferred Shares to be converted into shares of MPC’s common stock.
     Section 6.05. Capitalization. The capitalization of MPC is as set forth on Schedule 6.05. MPC has not issued any capital stock since its most recently filed periodic report filed with the Securities and Exchange Commission, other than pursuant to the exercise of employee stock options under MPC’s stock option plans, the issuance of shares of common stock to employees pursuant to MPC’s employee stock purchase plan, and pursuant to the conversion or exercise of MPC securities as contemplated by this Agreement. Except as set forth on Schedule 6.05, there are no (i) outstanding shares of MPC’s capital stock or (ii) options, warrants, conversion or exchange rights or other rights (including preemptive rights of any kind) or agreements to purchase or acquire any of MPC’s capital stock or any securities convertible or exchangeable into such capital stock.
     Section 6.06. SEC Filings and the Sarbanes-Oxley Act. MPC has delivered or made available (including through the SEC’s EDGAR system) to Seller (i) its annual report on Form 10-K for its fiscal year ended December 31, 2006 (the “MPC 10-K”), its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2007 and June 30, 2007, (ii) its proxy statement and additional definitive proxy soliciting materials relating to MPC’s 2007 annual meeting of stockholders and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2006 (the documents referred to in this Section 6.06 collectively, the “MPC SEC Filings”).
     (a) As of its filing date, each MPC SEC Filing complied as to form in all material respects with the applicable requirements of the 1933 Act, and the 1934 Act, as the case may be.
     (b) As of its filing date, each MPC SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each MPC SEC Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (d) MPC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to MPC, including its consolidated Subsidiaries, is made known to MPC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting MPC’s principal executive officer and principal financial officer to material information required to be included in MPC’s periodic reports required under the 1934 Act.
     (e) MPC and its Subsidiaries have established and maintained a system of Internal Controls. Such Internal Controls are sufficient to provide reasonable assurance regarding the reliability of MPC’s financial reporting and the preparation of MPC financial statements for external purposes in accordance with GAAP. MPC has disclosed, based on its most recent evaluation of Internal Controls prior to the date hereof, to MPC’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect MPC’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.
     Section 6.07. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of MPC included in the MPC SEC Filings fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of MPC and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements).
     Section 6.08. No Litigation. There is no Litigation pending or, to MPC’s Knowledge, threatened against MPC or any of its Subsidiaries that would reasonably be expected to result in a material adverse effect on MPC and its Subsidiaries, taken as a whole. Neither MPC nor any of its Subsidiaries is subject to any Order, which would reasonably be expected to result in a material adverse effect on MPC and its Subsidiaries, taken as a whole.
     Section 6.09. No Undisclosed Material Liabilities. There are no material liabilities or obligations of MPC or any of its Subsidiaries of any kind whatsoever,

whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the consolidated balance sheet of MPC as of December 31, 2006, and the footnotes thereto, set forth in the MPC 10-K, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2006 that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MPC, and, (c) liabilities or obligations incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.
     Section 6.10. Compliance with Laws and Orders.
     (a) Compliance. To MPC’s Knowledge, MPC and its Subsidiaries are, and since January 1, 2005 have been, in compliance with all Laws and all Orders of any Government Entities, except for instances of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect. To MPC’s Knowledge, MPC and its Subsidiaries have not, within the past five (5) years, received written notice of any violation or alleged violation of, and, is subject to no Liability for, past or continuing violations of any Laws or Orders which would have a Material Adverse Effect.
     (b) Licenses and Permits. To MPC’s Knowledge, MPC and its Subsidiaries have all Licenses and Permits required for the current conduct of MPC’s business and the business of the Subsidiaries, and current operation of the Leased Facility, except for such failures to obtain such Licenses and Permits which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses and Permits are in full force and effect, except for instances which would not, individually or in the aggregate, have a Material Adverse Effect. MPC and its Subsidiaries are and have been in compliance with all such Licenses and Permits, except for instances of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.
     (c) Environmental Matters. The applicable Laws relating to public health and safety, worker health and safety, pollution or protection of the environment, including but not limited to Laws relating to emissions, discharges, generation, storage, releases or threatened releases of Waste into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, Environmental Laws. To MPC’s knowledge, MPC and its Subsidiaries have obtained any required permit, license, and other authorization and have complied and are in compliance with all Environmental Laws, except for instances of noncompliance which would not, individually or in the aggregate, have a material adverse effect on MPC and its Subsidiaries, taken as a whole. There is no Litigation nor any demand, claim, hearing or notice of violation pending or, to the MPC’s Knowledge, threatened against MPC or any of its Subsidiaries relating to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. To MPC’s Knowledge, no materials or equipment containing polychlorinated biphenyls or asbestos containing material in any form or condition exist at any property or facility owned or operated by MPC or any of its Subsidiaries. Neither MPC nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation, any hazardous substances, or owned or operated any property or facility, in a manner that has given or would give rise to obligations or liabilities, including without limitation, any obligation or liability for response costs, correction action costs, personal injury, property damage, natural resources damages or attorney fees pursuant to any Environmental Law.
     Section 6.11. Ownership of Buyer; No Prior Activities. Buyer is a direct wholly-owned subsidiary of MPC. Buyer has engaged in no business activities other than as contemplated by this Agreement and has conducted its operations only as contemplated by this Agreement.
     Section 6.12. Private Placement. The offer, sale and issuance of the MPC Shares constitutes a transaction exempt from the registration requirements of Section 5 of the 1933 Act. Neither MPC nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the MPC Shares to any Person or Persons so as to bring the sale of such MPC Shares by MPC within the registration provisions of the 1933 Act or any state securities laws.
     Section 6.13. Brokers or Finders. Buyer and MPC have not retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation hereof.
     Section 6.14. Purchase for Investment. Buyer is purchasing the Purchased Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Securities and is capable of bearing the economic risks of such investment.
     Section 6.15. Sufficient Cash. Prior to the Closing Date, MPC will have raised at least $9,000,000 additional in cash and cash equivalents through the conversion of outstanding convertible securities, the exercise or warrants or the sale of additional equity securities, as measured relative to MPC’s cash and cash equivalents as of the date hereof.
     Section 6.16. Tax Matters. Buyer is treated, and will be treated at Closing, as an association taxable as a corporation for U.S. federal income tax purposes.
     Section 6.17. Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors,

experienced in the evaluation and purchase of property and assets such as the Purchased Assets and the Purchased Securities as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer complete and open access to the key employees, documents and facilities of the Transferred Organization. Buyer acknowledges and agrees that the Purchased Assets and the Purchased Securities are sold “as is” and Buyer agrees to accept the Purchased Assets, the Purchased Securities and the Transferred Organization in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Transferred Organization or the future business and operations of the Transferred Organization or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Transferred Organization, except as expressly set forth in this Agreement.
ARTICLE 7
Employees — Employee Benefits
     Section 7.01. Transferred Organization Employees; Affected Employees. “Transferred Organization Employees” shall mean (i) all of the employees of the Transferred Organization who are not Designated Employees, (ii) those employees who support the Transferred Organization who are not Designated Employees and are identified on a written list to be mutually agreed upon by the parties to be delivered on the date that is one week after the Effective Date and (iii) with respect to Designated Employees, such employees of the Transferred Organization and employees who support the Transferred Organization who accept offers of employment from Buyer in accordance with the terms of this Agreement. On and immediately following the Closing Date, Buyer shall employ the Transferred Organization Employees (except such Transferred Organization Employees who resign their employment at or prior to the Closing Date) effective at the Closing such that the Transferred Organization Employees suffer no break in employment and on the following terms: (a) title and position that is substantially similar to the position held at Seller immediately before Closing and (b) total compensation and benefits that, in the aggregate, are substantially similar to the total compensation and benefits that each Transferred Organization Employee was eligible to receive from Seller immediately before Closing. The

Transferred Organization Employees who are employed by Buyer immediately after the Closing are referred to herein as “Transferred Employees.” Seller shall use commercially reasonable efforts to assist Buyer in employing Transferred Employees as new employees of Buyer. Prior to the Closing Date, Buyer shall not make any offer of employment to a Designated Employee unless Buyer has received Seller’s prior written consent to do so. Following the Closing Date, each party’s obligations in respect of the solicitation or hiring of any other party’s employees shall be as set forth in Section 8.07.
     Section 7.02. Reporting; Payroll Taxes; Commissions and Bonuses.
     (a) Reporting. Seller shall be responsible for payroll and payroll tax reporting with respect to the Transferred Employees for amounts withheld or required to be withheld for periods ending on or prior to the Closing Date. Seller also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for employee wages paid through the Closing Date.
     (b) Payroll and Payroll Taxes. Seller shall be responsible for and shall timely pay in full all payroll due with respect to Transferred Employees for all periods prior to the Closing Date. Seller shall further be responsible for and shall timely pay in full all payroll taxes due with respect to Transferred Employees (i) for all periods prior to the Closing Date and (ii) for payments made by Seller to the Transferred Employees after the Closing Date. Except as provided for in this Section 7.02(b), Buyer shall be responsible for and shall timely pay in full all payroll taxes due with respect to Transferred Employees for all periods after the Closing Date.
     (c) Commissions. Seller shall be responsible for all commissions due to any Transferred Employee for each calendar month prior to the month in which the Closing Date falls; provided, that (i) if the date upon which such commissions are payable falls within 14 days of the Closing Date, Seller shall timely pay in full such commissions and (ii) if the date upon which such commissions are payable falls more than 14 days after the Closing Date, Buyer shall timely pay in full such commissions, provided further that upon payment by Buyer of such commissions, such payment shall be offset against the principal amount of the Note as provided in Section 4.01. Seller and Buyer shall be responsible on a pro rata basis for their respective portions of the commissions due to any Transferred Employee for the calendar month in which the Closing Date falls, in each case based on the percentage of total commissionable revenue recognized by Buyer and Seller during such month; provided, that Buyer shall timely pay in full both its portion and Seller’s portion of all commissions for the calendar month in which the Closing Date falls; and provided further, that upon payment by Buyer to the relevant Transferred Employees of Seller’s portion of the commissions for the calendar month in which the Closing Date falls, Seller’s portion of such commissions shall be offset against the principal amount of the Note as provided in Section 4.01. Buyer shall be responsible for and shall timely pay in full all commissions due to any Transferred Employee for each month after the month in which the Closing Date falls.
     (d) Bonuses. Seller shall be responsible for all bonuses (including the pro rata portion of annual bonuses) due to any Transferred Employee for service with Seller prior to the Closing Date, in each case to the extent and only to the extent that such Transferred Employee remains an employee of Buyer as of the date on which the relevant bonus is payable; provided, that (i) if the date upon which the relevant bonus is payable falls within 14 days of the Closing Date, Seller shall timely pay in full such bonus and (ii) if the date upon which the relevant bonus is payable falls more than 14 days after the Closing Date, Buyer shall timely pay in full such bonus, provided further that upon payment by Buyer of such bonus, such payment shall be offset against the principal amount of the Note as provided in Section 4.01. Buyer shall be responsible for and shall timely pay in full all bonuses (including the pro rata portion of annual bonuses) due to any Transferred Employee for service with Buyer on or after the Closing Date. If Seller is required to make any payment of bonuses pursuant to this Section 7.02(d), such payment shall occur no later than the date on which payment of corresponding bonus amounts is made to the employees of Seller’s Retained Business; provided, that such payment may be made earlier than such date in Seller’s sole discretion.
     (e) Timing of Payments; Cooperation. Notwithstanding any other provision of this Agreement, it is understood and agreed that certain commission and bonus amounts will not be payable in Seller’s normal course of business until after the Closing Date, and that Seller shall make such payments after the Closing Date in accordance with its normal business practice at the same time corresponding payments are made to the employees of Seller’s Retained Business or, in Seller’s sole discretion, at such earlier date as Seller may select. It is also understood and agreed that the exact amount of certain commission and other payments may not be known at the time payment is made and that such payments are routinely reconciled in later pay periods, and Seller and Buyer agree to cooperate in good faith after the Closing Date to reconcile such payments.
     Section 7.03. Employee Benefit Plans.
     (a) Benefit Plans. Promptly following the Closing Date, Buyer shall arrange for each Transferred Employee participating in any Employee Plan/Agreement of Seller to participate in any counterpart Employee Plan/Agreement of Buyer in accordance with the eligibility criteria thereof; provided that Buyer shall use its commercially reasonable efforts to provide that (i) such participants shall receive full credit for years of service with Seller (and service otherwise credited by Seller) prior to the Closing Date for all purposes for which such service was recognized under any Employee Plan/Agreement of Seller, including, but not limited to, eligibility to participate, vesting and, to the extent not duplicative of benefits received under such Employee Plan/Agreement, the amount of benefits; (ii) such participants shall participate in any Employee

Plan/Agreement of Buyer on terms no less favorable than those offered by Buyer to similarly situated employees of Buyer; and (iii) Buyer shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans (except for life insurance in excess of base coverage) to be waived with respect to such participants and their eligible dependents and shall provide each participant with credit for any co-payments and deductibles paid prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any medical and dental plans in which such participants are eligible to participate after the Closing Date. With respect to medical, dental and vision plans, Seller shall pay and continue to provide coverage to the Transferred Employees until the end of the month in which the Closing Date occurs.
     (b) 401(k) Plan. Effective as of the Closing Date, Buyer shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “401(k) Plan”). Each Transferred Employee shall be eligible to participate in Buyers’ 401(k) Plan effective on the Closing Date; provided that (i) Transferred Employees shall receive full credit for years of service with Seller (and service otherwise credited by Seller) prior to the Closing Date for all purposes for which such service is recognized under Seller’s 401(k) Plan, other than eligibility to participate; and (ii) Transferred Employees shall participate in Buyer’s 401(k) Plan on terms no less favorable than those offered by Buyer to similarly situated employees of Buyer. Effective as of the Closing Date, Transferred Employees who participate in the Seller’s 401(k) Plan shall be deemed terminated from employment for purposes of such plan in accordance with Code Section 401(k) and the regulations thereunder, and to the extent permitted, shall be entitled to a distribution of their respective account balance or an eligible rollover distribution to Buyer’s 401(k) Plan in accordance with Code Section 401(a)(31). Buyer’s 401(k) Plan shall provide for the receipt of such rollover, including the rollover of any outstanding loans.
ARTICLE 8
Additional Covenants
     Section 8.01. Reasonable Efforts; Antitrust Filings.
     (a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Government Entities and making all necessary, proper or advisable registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Government Entity

(including, without limitation, under the HSR Act); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements. Without limiting any other obligations of Buyer hereunder, Buyer shall agree to the acceptance of any restrictions imposed by any Government Entity on Buyer or the Transferred Organization in connection with the Acquisition that do not result in a material adverse effect on Buyer.
     (b) Without limiting the foregoing, (i) each of Buyer and Seller shall use its reasonable efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and any other required submissions under the HSR Act which the Buyer or Seller determines should be made, in each case with respect to the Acquisition and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Buyer and Seller shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, approvals, permits or authorizations.
     (c) Each of Buyer and Seller shall (i) promptly notify the other party hereto of any written or oral communication to that party or its Representatives from any Government Entity, and of any Litigation by any Government Entity commenced or, to its Knowledge, threatened against, relating to or involving that party or its Affiliates, (ii) keep the other party reasonably informed of any substantive meeting or discussion with any Government Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, (iii) subject to all applicable privileges, including the attorney-client privilege, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, in each case referred to in the foregoing clauses (i) through (iii) concerning this Agreement and the transactions contemplated hereby.
     Section 8.02. Access to Information and Records.

     (a) Limited Additional Due Diligence. Buyer shall be allowed the opportunity to contact and communicate with all customers, suppliers and Transferred Organization Employees to perform such additional due diligence inquiries respecting the Transferred Organization as Buyer believes may be necessary to confirm its assumptions made in entering into this Agreement. A designated representative of Seller shall be entitled to be present in connection with all such contacts and communications.
     (b) Purchased Assets; Books and Records. From the Effective Date until the Closing, Seller shall furnish to Buyer, its officers, employees, agents, independent accountants, lenders and advisors reasonable access during normal business hours upon reasonable notice to Seller to all of the Purchased Assets and Books and Records of the Transferred Organization and the Subsidiaries; provided, however, that Seller shall not be obligated to provide Buyer with any information which would violate any Law or that would adversely affect the ability of Seller to assert attorney-client, attorney work product or other similar privilege.
     (c) Effect of Access. No disclosure whatsoever made by the Seller pursuant to this Section 8.02 shall constitute an enlargement of, or additional representations or warranties of, Seller beyond those specifically set forth in this Agreement. All information obtained by Buyer, its officers, employees, agents, independent accountants and advisors shall be subject to the terms and conditions of the “Confidentiality Agreement” between Buyer and Seller dated February 21, 2007.
     Section 8.03. Notices. Each party to this Agreement shall promptly notify the other of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Government Entity in connection with the transactions contemplated by this Agreement;
     (c) any Litigation relating to, involving or otherwise affecting the consummation of the transactions contemplated by this Agreement;
     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time prior to the Closing Date that would reasonably be expected to cause any of the closing conditions set forth in Articles 9 or 10 not to be satisfied; and
     (e) any failure of such party to comply with or satisfy any covenant, condition or agreement hereunder that would reasonably be expected to cause any of the closing conditions set forth in Articles 9 or 10 not to be satisfied.

     Section 8.04. Conduct of Transferred Organization Pending the Closing. Except as set forth on Schedule 8.04 or as may be approved in writing by Buyer, from the Effective Date until the Closing, other than in contemplation of the transactions provided for in this Agreement, Seller shall conduct the business of the Transferred Organization and the Transferred Subsidiaries in the ordinary course and consistent with past practice (except that Seller may continue the significant reduction of its marketing commitments for the Transferred Organization and may transfer assets and agreements to and from GCI and GP outside the ordinary course of business) and:
     (a) No Material Changes. Seller will carry on the business of the Transferred Organization and the Transferred Subsidiaries diligently and substantially in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation, other than those made in the ordinary course of business.
     (b) Maintain Organization. Seller will use its commercially reasonable efforts to maintain, preserve, renew and keep in favor and effect in all material respects the existence, rights and franchises of the Transferred Organization and the Transferred Subsidiaries and will use its commercially reasonable efforts to preserve the organization of the Transferred Organization and the Transferred Subsidiaries intact in all material respects, to keep available to Buyer the Transferred Organization Employees, and to preserve in all material respects for Buyer its present relationships with suppliers and customers and others having material business relationships with the Transferred Organization and the Transferred Subsidiaries, other than the assignment of the Transferred Contracts.
     (c) No Material Breach. Neither Seller nor any of its Subsidiaries will engage in any act, or Knowingly omit to take any act, that would result in a breach of any Transferred Contract that would in turn result in any breach of any representation, warranty, covenant or agreement made by the Seller or its Subsidiaries herein.
     (d) No Material Contracts. No Transferred Contract or commitment will be entered into, and no purchase of Inventory and no sale of goods or services will be made, by or on behalf of Seller with respect to the Transferred Organization or the Transferred Subsidiaries, except Transferred Contracts or purchases or sales of Inventory that are in the ordinary course of business.
     (e) Maintenance of Purchased Assets. Seller shall use, operate, maintain and repair all Purchased Assets, Subsidiary Assets, and the Leased Facility in a normal business manner (normal wear and tear excepted) in accordance with the ordinary course of business.
     (f) Other Activities. Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer, take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 5.08. Seller and Subsidiaries shall keep intact all existing insurance and employee benefits arrangements existing as of the Effective Date until the Closing Date. Except for any transactions expressly contemplated in this Agreement, Seller and Subsidiaries shall not engage in any transaction with any of its Affiliates outside the normal course of business or which will affect adversely the Purchased Assets, the Assumed Liabilities, the Subsidiary Assets, or the Estimated or Final Net Inventory Minus Liabilities, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion.
     Section 8.05. Material Consents; Assignment of Transferred Contracts. Subject to Section 9.06 and Section 14.04, from the Effective Date until the Closing Date, Seller shall use its commercially reasonable efforts to assign the Transferred Contracts to a Transferred Subsidiary and to obtain all consents and waivers of third parties reasonably necessary in connection therewith (the “Material Consents”). In the event that Seller has been unable to assign any Transferred Contract to a Transferred Subsidiary at or before the Closing Date, Seller agrees to use its commercially reasonable efforts to complete such assignment during the 60 day period following the Closing Date; provided that, with respect to any costs incurred by Seller after the Closing Date under a Transferred Contract that would have been avoided had Seller terminated such Transferred Contract on or as of the Closing Date, Buyer shall reimburse Seller for such costs as and when they are incurred, and notwithstanding any other provision of this Agreement, Seller shall have the right to immediately terminate any such Transferred Contract in the event that such reimbursement is not timely received. With respect to all efforts by Seller to assign the Transferred Contracts to a Transferred Subsidiary and to obtain Material Consents, (i) Seller shall not be obligated to make any payments to third parties in connection with any such assignment or consent and (ii) any costs to Seller of its efforts in such regard shall be borne by Seller during the 60 day period following the Closing Date and by Buyer thereafter, with Buyer reimbursing Seller for such costs as and when they are incurred. Further, in the event that any proposed assignment of a Transferred Contract shall not have occurred by the date that is 120 days after the Closing Date, Seller shall have the right to terminate such Transferred Contract; provided that Seller shall provide Buyer with notice of Seller’s intent to terminate any such non-assigned Transferred Contract at least 10 days in advance of delivering a notice of termination to the counterparty to such contract.
     Section 8.06. Financial Statements. Seller shall use its reasonable best efforts to provide MPC with the Financial Statements no later than 45 days after the Closing Date, and shall deliver such financial statements no later than 60 days after the Closing Date.
     Section 8.07. No Solicitation of Employees. Buyer and Seller agree that the covenants restricting each party’s hiring of the other’s employees contained in the letter agreement between the parties dated May 2, 2007 (i) shall continue in full force and effect from the Effective Date through the date that is the one-year anniversary of the Closing Date and (ii) shall be deemed amended by this

Agreement to the extent necessary to restrict Seller from hiring any of the Transferred Employees from the Effective Date through the date that is the one-year anniversary of the Closing Date.
     Section 8.08. Control of Transferred Organization. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Transferred Organization from the Effective Date until the Closing and from the Effective Date until the Closing, subject to and consistent with the terms and conditions of this Agreement, Seller shall exercise complete control and supervision over the Transferred Organization.
     Section 8.09. Public Announcements. Buyer and Seller shall consult with each other before issuing any press release or making any other public statement (but excluding any conference call with investors or analysts), with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement (excluding any conference call with investors or analysts) before such consultation.
     Section 8.10. Non-Competition.
     (a) For one year after the Closing Date, Seller will not, and will cause its Affiliates not to, engage, directly or indirectly, or maintain any interest in, any person or entity (whether as director, officer, employee, agent, representative, security holder, equity owner, partner, member, consultant or otherwise) engaged in the Transferred Organization as it exists on the Closing Date (a “Competing Business”); provided, however, that notwithstanding the foregoing:
     (i) no activity of Seller or any of its Affiliates undertaken pursuant to the Transition Services Agreement shall be deemed to constitute engagement by any such entity in a Competing Business;
     (ii) if Seller or any of its Affiliates is or becomes an owner of less than 5% of the outstanding stock of any publicly traded corporation, it shall not be deemed to engage solely by reason thereof in a Competing Business;
     (iii) nothing in this Section 8.10 shall limit, restrict or otherwise affect the acquisition and subsequent ownership and operation by Seller or any of its Affiliates of a diversified company having not more than 15% of its sales attributable to a Competing Business, or the engagement in a Competing Business by a successor entity to Seller as a result of a merger, acquisition or other business combination in which Seller is not the surviving entity;

     (iv) nothing in this Section 8.10 shall limit, restrict or otherwise affect the acquisition and subsequent ownership and operation by Seller or any of its Affiliates of a Competing Business so long as Seller or such Affiliate divests or otherwise discontinues the operation of all or a portion of the Competing Business conducted by such acquired entity within one year of such acquisition such that such acquired entity (either as of the date of Seller’s acquisition of such acquired entity or as of the date of such divestiture of the Competing Business) would not have more than 15% of its sales attributable to a Competing Business; and
     (v) nothing in this Section 8.10 shall limit or restrict Seller or its Affiliates from selling or marketing any desktop computer systems, laptops, servers, networking gear or replacement parts with respect to the foregoing to any distributor, direct marketer, reseller or retailer who may be engaged in selling such products to end-users who are not individual consumers.
     (b) In the event of a Change in Control of Seller, the restrictions set forth in Section 8.10(a) shall terminate.
     (c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     (d) Seller hereby covenants and agrees that, from and after the Closing Date, neither it nor any of its Affiliates shall use the customer lists that are included in the Purchased Assets. For the avoidance of doubt, this Section 8.10(d) shall not terminate upon a Change of Control of Seller.
     Section 8.11. MPC Board Nominee.
     (a) Seller shall have the right to designate one individual to be nominated for election to the MPC Board (the “Seller Nominee”), regardless of the size of the MPC Board. Seller shall be entitled, but not obligated, to exercise its right to designate a Seller Nominee in its sole discretion, and in determining whether to exercise such right shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting MPC, Buyer or any other Person. If the Seller Nominee is not elected to the MPC Board or is elected and thereafter ceases to be a member of the MPC Board, whether as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, Seller shall be entitled to designate another Seller Nominee to fill such vacancy and serve as a member of the MPC Board.
     (b) MPC agrees to cause any Seller Nominee to be nominated to serve as a director on the MPC Board, and to take all other necessary actions (including calling a special meeting of the MPC Board and/or MPC’s shareholders) to ensure that the Seller Nominee is elected to the MPC Board in accordance with this Section 8.11.
     (c) Seller’s right to designate the Seller Nominee pursuant to this Section 8.11 shall terminate at such time as the MPC Shares held by Seller represent less than 10% of the aggregate number of shares of MPC’s common stock outstanding, in each case calculated on an As-Converted basis (but excluding securities issued to MPC employees under MPC’s employee equity plans).
     Section 8.12. Observer Rights.
     (a) At any time during which no Seller Nominee is a member of the MPC Board, Seller shall have the right, at its election and upon written notice to MPC, to appoint one observer of the proceedings of the MPC Board (the “Seller Observer”), who shall (i) be provided by MPC with all notices of meetings, consents, minutes and other written materials that are provided to the MPC Board at the same time as such materials are provided to the MPC Board and (ii) be entitled to attend all meetings of the MPC Board. Seller shall be entitled, but not obligated, to exercise its right to appoint a Seller Observer in its sole discretion, and in determining whether to exercise such right shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting MPC, Buyer or any other Person. MPC shall reimburse Seller for all travel and lodging expenses in connection with the attendance of any MPC Board meeting by the Seller Observer on the same terms, and subject to the same policies, as shall apply to directors of MPC; provided that MPC shall have no such reimbursement obligation if the Seller Observer is an employee of Seller.
     (b) Seller may at any time replace or remove any Seller Observer in its sole discretion by providing written notice to MPC of such action.
     (c) The Seller Observer shall not be permitted to vote at any meeting of the MPC Board or be counted for purposes of determining whether there is sufficient quorum for the MPC Board to conduct business. The parties hereto hereby acknowledge and agree that, notwithstanding contrary authority, if any, the Seller Observer shall not, whether by virtue of his or her status as the Seller Observer or otherwise, owe any fiduciary or other duties to the shareholders of MPC or otherwise have any directorial or other duties or liabilities to MPC or its shareholders.

     (d) Seller’s right to designate the Seller Observer pursuant to this Section 8.12 shall terminate at such time as the MPC Shares held by Seller represent less than 5% of the aggregate number of shares of MPC’s common stock outstanding, in each case calculated on an As-Converted basis (but excluding securities issued to MPC employees under MPC’s employee equity plans).
     Section 8.13. Conversion of MPC Preferred Shares. At any meeting of the shareholders of MPC, Seller shall cause any shares of common stock of MPC then owned by Seller or any of its Subsidiaries to be voted in favor of any proposal approving the conversion of the MPC Preferred Shares into shares of common stock of MPC.
ARTICLE 9
Conditions Precedent to Buyer’s Obligations
     Each and every obligation of Buyer and MPC to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:
     Section 9.01. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Seller in Article 5 of this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations or warranties were made or given on and as of the Closing Date, except (a) for any changes consented to in writing by Buyer or (b) to the extent that any failure of such representations and warranties to be true and correct in all material respects would not have a Material Adverse Effect.
     Section 9.02. Compliance with Agreement. Seller shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.01, except to the extent that any failure to perform or comply with such agreements or obligations has been consented to in writing by Buyer or would not have a Material Adverse Effect.
     Section 9.03. Absence of Litigation. No Litigation or investigation by any Government Entity shall have been commenced against MPC, Buyer or Seller with respect to the transactions contemplated hereby (a) which would have a Material Adverse Effect; (b) seeking damages from MPC, Buyer or Seller if the transactions which are the subject of this Agreement are completed; (c) seeking to prevent or rescind consummation of any of the transactions contemplated by this Agreement; or (d) which would affect adversely the right of Buyer to own the Purchased Assets or the Transferred Subsidiaries or to operate the Transferred Organization.

     Section 9.04. Compliance with Law. No Government Entity shall have enacted or adopted any Law or issued any Order or judgment that would prohibit the parties from consummating the transactions contemplated in this Agreement.
     Section 9.05. HSR; Regulatory Approvals. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated. All other licenses, permits, authorizations and approvals of and filings with any Government Entity shall have been duly obtained or made by or on behalf of Seller.
     Section 9.06. Material Consents. The Material Consents specified in Schedule 9.06 (together, the “Required Consents”) shall have been duly obtained.
     Section 9.07. Transition Services Agreement. Buyer and Seller shall have entered into an agreement regarding the post-Closing separation of the Seller and the Transferred Organization and the operations of the Seller and the Transferred Organization to provide transition services to Buyer thereunder, substantially in the form of Exhibit D (the “Transition Services Agreement”).
     Section 9.08. License of Seller Rights. Buyer and Seller shall have entered into a license agreement, substantially in the form of Exhibit E (the “License Agreement”).
     Section 9.09. Lock-Up Agreement. Buyer and Seller shall have entered into a lock-up agreement with respect to the MPC Shares, substantially in the form of Exhibit F (the “Lock-Up Agreement”).
     Section 9.10. Resignation of Directors and Officers. The directors and officers of GCI and the managers and officers of GP shall have resigned. The Seller designated directors, officers, and managers of GCC shall have resigned.
     Section 9.11. Agreements with Quanta. MPC shall have entered into an amended software license and professional services agreement with Quanta on terms substantially similar to the terms of the existing agreements among Seller, GCC and Quanta, and such agreement shall be in full force and effect. The existing real property lease agreement among GCC, Quanta and the other parties thereto shall have been terminated or amended so as to remove GCC as a party.
ARTICLE 10
Conditions Precedent to Seller’s Obligations
     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of the following conditions:

     Section 10.01. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by MPC and Buyer in Article 6 of this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except (a) for any changes consented to in writing by Seller or (b) to the extent that any failure of such representations and warranties to be true and correct in all material respects would not have a Material Adverse Effect.
     Section 10.02. Compliance with Agreement. Each of MPC and Buyer shall have in all material respects performed and complied with all of such party’s agreements and obligations under this Agreement which are to be performed or complied with by such party prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.02, except to the extent that any failure to perform or comply with such agreements or obligations has been consented to in writing by Seller or would not have a Material Adverse Effect.
     Section 10.03. Absence of Litigation. No Litigation or investigation by any Government Entity shall have been commenced against MPC, Buyer or Seller with respect to the transactions contemplated hereby (a) which would have a Material Adverse Effect; (b) seeking damages from MPC, Buyer or Seller if the transactions which are the subject of this Agreement are completed; (c) seeking to prevent or rescind consummation of any of the transactions contemplated by this Agreement; or (d) which would affect adversely the right of Buyer to own the Purchased Assets or operate the Transferred Organization.
     Section 10.04. Compliance with Law. No Government Entity shall have enacted or adopted any Law or issued any Order or judgment that would prohibit the parties from consummating the transactions contemplated in this Agreement.
     Section 10.05. HSR; Regulatory Approvals. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated. All other licenses, permits, authorizations and approvals of and filings with any Government Entity shall have been duly obtained or made by or on behalf of Seller.
     Section 10.06. MPC Capital. MPC shall have raised at least $9,000,000 additional in cash and cash equivalents through the conversion of outstanding convertible securities, the exercise or warrants or the sale of additional equity securities, as measured relative to MPC’s cash and cash equivalents as of the date hereof.
     Section 10.07. Registration Rights. Buyer and Seller shall have entered into a registration rights agreement granting Seller customary demand and piggyback registration rights with respect to the MPC Shares, which will be subject to customary lock-up provisions, substantially in the form of Exhibit G (the “Registration Rights Agreement”).
     Section 10.08. Transition Services Agreement. Buyer and Seller shall have entered into the Transition Services Agreement.
     Section 10.09. Intercreditor Agreement. Buyer, Seller and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, shall have entered into an intercreditor agreement substantially in the form of Exhibit H (the “Intercreditor Agreement”), and such agreement shall be in full force and effect.
     Section 10.10. Purchase of Quanta’s Interest in GCC. Quanta shall have provided Seller with a written waiver of its right to acquire GCI’s interest in GCC, and GCI shall have acquired Quanta’s interest in GCC.
     Section 10.11. Section 338(h)(10) Election. Buyer shall have executed an effective, irrevocable election under Section 338(h)(10) of the Code in form and substance satisfactory to Seller and shall have delivered all documents in connection therewith as Seller may reasonably request.
ARTICLE 11
Survival; Indemnification
     Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or writing delivered pursuant hereto or in connection herewith shall expire as of the Closing Date; provided that the representations and warranties contained in Section 5.06 shall survive until the date on which the Seller provides the Financial Statements to MPC. All covenants and agreements shall survive the Closing Date indefinitely.
     Section 11.02. Indemnification by Seller.
     (a) Subject to the terms and conditions of this Article 11, from and after the Closing Date, Seller shall indemnify, defend and hold harmless MPC and Buyer, and their directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Related Parties”), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Related Parties, the Transferred Organization, the Transferred Subsidiaries, the Purchased Assets or the Assumed Liabilities transferred to Buyer pursuant to this Agreement, by reason of, arising out of, or resulting from: (i) the breach of Seller’s covenant to transfer the Purchased Assets and Purchased Securities to Buyer, (ii) any Liability associated with the operation of the Transferred Organization or the Transferred Subsidiaries before Closing, except for any Assumed Liability, (iii) any violation or infringement of the intellectual property rights of any third party before Closing, (iv) any Liability related to any business other than the Transferred Organization or the Transferred Subsidiaries conducted by Seller whether before or after Closing, (v) any Liability arising from Litigation by any stockholder of Seller arising from or related to the consummation of the transactions contemplated in this Agreement, (vi) if Seller is required to give any W.A.R.N. notice, any Liability arising out of or related to Seller’s failure to provide proper W.A.R.N. notices, and (vii) any Excluded Liabilities.
     (b) Notwithstanding any other provision of this Agreement, Seller agrees that irreparable damage would occur to Buyer if Seller fails to perform its covenant to transfer the Purchased Assets and Purchased Securities to Buyer or if any Liabilities intended to be Excluded Liabilities fall upon Buyer and that Buyer shall be entitled to seek an injunction or injunctions to specifically enforce the performance of the applicable terms of this Agreement, in addition to any other remedy to which Buyer may be entitled under this Agreement.
     Section 11.03. Indemnification by MPC and Buyer.
     (a) Subject to the terms and conditions of this Article 11, from and after the Closing Date, MPC and Buyer shall indemnify, defend and hold harmless Seller and each of Seller’s Related Parties from and against all Claims asserted against, resulting to, imposed upon or incurred by Seller or Seller’s Related Parties by reason of, arising out of, or resulting from (i) the Assumed Liabilities and any breach of MPC and Buyer’s covenants to assume the Assumed Liabilities, (ii) any Liabilities associated with the operation of the Transferred Organization or the Transferred Subsidiaries after Closing, except to the extent such Liabilities arise out of matters for which Buyer is indemnified by Seller as provided in Section 11.02, (iii) any breach of Buyer’s covenant to establish and maintain the Letter of Credit as provided in Section 2.03 and (iv) any breach of Buyer’s covenant to pay the taxes specified in Section 16.09(d).
     (b) Notwithstanding any other provision of this Agreement, MPC and Buyer agree that irreparable damage would occur to Seller if MPC and Buyer fail to perform their covenant to assume the Assumed Liabilities or if any Liabilities intended to be Assumed Liabilities fall upon Seller and that Seller shall be entitled to seek an injunction or injunctions to specifically enforce the performance of the applicable terms of this Agreement, in addition to any other remedy to which Seller may be entitled under this Agreement.
     Section 11.04. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) Litigation filed or instituted by any third party or (ii) any other form of Litigation instituted by any Government Entity:
     (a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) written notice of any such Claim within thirty (30) days of becoming aware of any such Claim, and the

Indemnifying Party shall have the right (but not the obligation) to assume the defense of such Claim and appoint counsel of its choice; provided, however, that the failure to give notice shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent that such failure prejudices the ability of the Indemnifying Party to defend any claim. To the extent the Indemnifying Party assumes the defense of such Claim and for so long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle or agree to an adjudication of such Claim. The Indemnified Party shall make available to the Indemnifying Party and its Representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.
     (b) Failure to Defend. If the Indemnifying Party, within thirty (30) days after receipt of notice of any such Claim, fails to undertake the defense of such Claim and fails to so notify the Indemnified Party or if the Claim for indemnification against it is otherwise disputed by the Indemnifying Party, then the Indemnified Party will (upon further notice) have the right to undertake the defense of the Claim subject to its rights against the Indemnifying Party under this Article 11. In such event, the Indemnified Party may settle or compromise any such Claim without the consent of the Indemnifying Party.
     (c) Right to Participate. Notwithstanding a party’s responsibility for the defense of a Claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and the party having responsibility for defense of the Claim (the “Defending Party”) shall consult with the other party from time to time on all material matters relating to the defense of such Claim. The Defending Party shall provide the other party with copies of all pleadings and material correspondence relating to such Claim.
     Section 11.05. Claims Procedure. Except as provided in Section 11.04, the following procedure shall govern any and all indemnification Claims against an Indemnifying Party which may be brought pursuant to the provisions of this Agreement:
     (a) Notice. The Indemnified Party shall give written notice to the Indemnifying Party of all Claims, whether between the parties or raised by a third party, that could constitute a Claim for indemnification under this Article 11 within thirty (30) days of becoming aware of such Claim; provided, however, that the failure to give notice shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent that such failure prejudices the ability of the Indemnifying Party to defend any claim. The written notice shall specify to the extent known by the Indemnified Party (i) the factual basis for such Claim and the alleged violation of this Agreement; (ii) the dollar amount, if known, of the Claim and the basis therefor; and (iii) copies of any underlying correspondence or communication from a third party or otherwise with respect to the foundation of such Claim.
     (b) Determination Procedure. With respect to indemnification Claims between the parties, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable. With respect to indemnification Claims relating to the Claims of third parties, the Indemnifying Party shall have a reasonable period, given the nature of the third party Claim and any response time required by such third party, to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Indemnified Party to substantiate the Claim, as well as any other information bearing thereon reasonably requested by the Indemnifying Party. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such investigation period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, then the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the Claim, subject to the limitations in Section 11.06. If the Indemnified Party and the Indemnifying Party do not agree within thirty (30) days from the date of a Claim hereunder (or any mutually agreed upon extension thereof, including subsequent to the final determination of a third-party indemnification Claim), then the Indemnified Party and the Indemnifying Party shall attempt to resolve such disputes pursuant to the mediation procedures set forth in Article 15.
     (c) Mitigation of Damages. An Indemnified Party shall use its commercially reasonable efforts to mitigate any damages upon becoming aware of any event that may reasonably be expected to give rise to a Claim for indemnification under this Article 11, including, but not limited to, commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible in respect of such Claim.
     (d) Cooperation. Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
     Section 11.06. Limitations on Indemnification. The following limitations shall apply to certain Claims for indemnification under this Article 11:
     (a) Time Limitation. No Claim or action for indemnification shall be brought under this Article 11 after the one year anniversary of the Closing Date, except that (i) claims involving Liabilities for tax matters shall survive until the earlier of (A) the expiration of the applicable statute of limitation and (B) the five year anniversary of the Closing Date, (ii) claims involving Liabilities for employee benefits plans shall survive until the applicable statute of limitation expires, (iii) claims involving Liabilities for environmental matters shall survive until the six year anniversary of the Closing Date, (iv) claims made by Seller for a breach of Buyer’s covenant to assume the warranty Liabilities described in Section 2.01(a) shall survive until the five year anniversary of the Closing Date and (v) claims involving fraud, intentional misconduct or criminal activity shall have no time limit (the “Indemnification Period”). For the avoidance of doubt, if notice of a Claim is given in accordance with Section 11.05(a) before the expiration of the applicable Indemnification Period, then the Indemnified Party shall be entitled to indemnification under this Article 11 until the final resolution of the Claim including all applicable periods for appeal.
     (b) Claim Limitation. An Indemnified Party shall not be entitled to indemnification under this Article 11 with respect to any matter that was taken into account in the calculation of Final Net Inventory Minus Liabilities or otherwise in the calculation of the amount payable under the Note (“Excluded Claims”).
     (c) Amount Limitation. In no event shall any Indemnifying Party’s aggregate indemnification obligations under this Article 11, exclusive of Excluded Claims, exceed the Purchase Price.
     (d) Insurance and Tax Effect. The obligation of any Indemnifying Party to indemnify the Indemnified Party against any Claim under this Article 11 shall be reduced by the full amount of any insurance actually collected at any time (including subsequent to the Claim for indemnification) by the Indemnified Party with respect to such Claim under any applicable policy, less the present value of any increased insurance premium resulting from such Claim. All Claims for indemnification hereunder against any Indemnifying Party shall be reduced to take into account any tax benefits that are actually received and realized at any time (including subsequent to the Claim for indemnification) by the Indemnified Party as a result of such Claim or that would reasonably be expected to be realized in the future as a result of such Claim.
     Section 11.07. Purchase Price Adjustment. Any amount paid by Seller or Buyer under this Article 11 will be treated as an adjustment to the Purchase Price.
     Section 11.08. Allocation of Taxes. For purposes of this Article 11, in the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such tax related to the operation of the Transferred Organization or the Transferred Subsidiaries before the Closing shall (x) in the case of any taxes other than taxes based upon or related to income, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y)

in the case of any tax based upon or related to income be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Transferred Organization or the Transferred Subsidiaries.
     Section 11.09. Exclusivity of Indemnification. Except as specifically set forth in this Agreement, the parties waive any rights or claims against the other, whether in law or in equity, relating to the Transferred Organization or the transactions contemplated hereby. Except (a) with respect to Claims involving fraud or criminal activity, (b) with respect to seek an injunction or specific performance as provided in Section 11.02(b) and Section 11.03(b) and (c) as provided in any Ancillary Agreement, indemnification under this Article 11 shall be the exclusive means of recovery by either party against the other for any breach or violation, or alleged breach or violation, of the representations, warranties and/or covenants under this Agreement or other Claim arising out of this Agreement or the transactions contemplated hereby and shall be in lieu of any other common law or statutory rights or remedies.
ARTICLE 12
Closing
     The closing of this transaction (the “Closing”) shall take place at the offices of Holland & Hart LLP, 101 S. Capitol Blvd., Suite 1400, Boise, Idaho 83702, at 12:01 A.M. on October 1, 2007 or on such other date as may be mutually agreed by the parties; provided that if the conditions precedent of each party’s obligations have not been satisfied or waived prior to October 1, 2007, the Closing shall take place on the next succeeding Friday following the satisfaction or waiver of all conditions precedent of each party. Such date is referred to in this Agreement as the “Closing Date.” A pre-closing shall be conducted on the day before the Closing Date at which all documents and other items to be delivered at Closing will be inspected and preapproved by all of the parties. The Closing shall be deemed to be effective for all business, accounting, financial, tax, legal and other purposes as of 12:01 a.m. on the Closing Date.
     Section 12.01. Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents (together with the documents listed in Section 12.02, the “Ancillary Agreements”), in each case duly executed or otherwise in proper form:
     (a) Bill of Sale. A bill of sale substantially in the form of Exhibit I attached hereto, executed by Seller.

     (b) Bring-Down Certificate. A certificate duly executed by an officer of Seller confirming the matters set forth in Sections 9.01 and 9.02.
     (c) Transition Services Agreement. The Transition Services Agreement executed by Seller.
     (d) Lock-Up Agreement. The Lock-Up Agreement executed by Seller.
     (e) Registration Rights Agreement. The Registration Rights Agreement executed by Seller.
     (f) License Agreement. The License Agreement executed by Seller.
     (g) Facility Lease. The lease agreement for the portion of the North Sioux City, South Dakota facility (the “Leased Facililty”) that currently houses the majority of the Transferred Organization (the “Facility Lease”) executed by Seller.
     (h) Material Consents. The Quanta Consent and all Material Consents then obtained, subject to Section 14.04.
     (i) Lien Releases. UCC termination statements releasing all Liens.
     (j) Secretary’s Certificate. A Certificate of Seller’s Secretary as to such matters as may be reasonably requested by Buyer.
     (k) Note. The form of Note to be executed by Seller within five (5) business days following the final determination of the Final Net Inventory/Liability Statement (the “Settlement Date”).
     (l) GCI Stock. Certificates representing the shares of GCI Stock duly endorsed in blank or with separate stock powers endorsed in blank.
     (m) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.
     Section 12.02. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:
     (a) Bring-Down Certificate. A certificate duly executed by an officer of Buyer confirming the matters set forth in Sections 10.01 and 10.02.
     (b) Transition Services Agreement. The Transition Services Agreement executed by Buyer.

     (c) Intercreditor Agreement. The Intercreditor Agreement executed by Buyer and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division.
     (d) Lock-Up Agreement. The Lock-Up Agreement executed by Buyer.
     (e) Registration Rights Agreement. The Registration Rights Agreement executed by Buyer.
     (f) License Agreement. The License Agreement executed by Buyer.
     (g) Facility Lease. The Facility Lease executed by Buyer.
     (h) Note. The form of Note to be executed by Buyer within five (5) business days following the Settlement Date.
     (i) MPC Shares. Stock certificates representing the MPC Shares.
     (j) Secretary’s Certificate. A Certificate of Buyer’s Secretary as to such matters as may be reasonably requested by Seller.
     (k) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.
ARTICLE 13
Termination
     Section 13.01. Right of Termination. This Agreement may be terminated without further liability of any party at any time prior to the Closing:
     (a) by mutual written agreement of MPC and Seller;
     (b) by Seller or MPC if the Closing shall not have occurred on or before December 31, 2007, provided that the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date; or
     (c) by Seller or MPC if the transactions contemplated in this Agreement are prohibited by Applicable Law.
     Section 13.02. Termination for Breach.
     (a) Termination by MPC. If there has been a material violation or material breach by Seller of any of its covenants, representations or warranties contained in this Agreement (which has not been waived in writing by MPC) that would result in the failure of any of the closing conditions set forth in Article 9 to be satisfied, after written notice thereof has been provided to Seller and Seller has failed to cure such material violation or material breach within a 30-day period, then MPC may (if neither it nor Buyer is then in material breach or violation of this Agreement), by written notice to Seller at any time prior to the Closing that such material violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 13.02(c) hereof.
     (b) Termination by Seller. If there has been a material violation or material breach by MPC or Buyer of any of their respective covenants, representations or warranties contained in this Agreement (which has not been waived in writing by Seller) that would result in the failure of any of the closing conditions set forth in Article 10 to be satisfied, after written notice thereof has been provided to such party and such party has failed to cure such material violation or material breach within a 30-day period, then Seller may (if it is not then in material breach or violation of this Agreement), by written notice to MPC at any time prior to the Closing that such material violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 13.02(c) hereof.
     (c) Effect of Termination. Termination of this Agreement pursuant to this Section 13.02 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In the event of any termination of this Agreement under this Article 13, MPC and Buyer shall return all Books and Records and other documents, work papers and any other material relating to the terminated and abandoned transactions contemplated hereby, whether obtained before or after the execution hereof, to the Seller; and all confidential information received or reviewed by MPC and Buyer (and any of MPC’s or Buyer’s other affiliates, officers, employees, representatives, lenders or advisers) with respect to the Transferred Organization shall continue to be treated as strictly confidential in accordance with the Confidentiality Agreement and Section 14.02, which Confidentiality Agreement and Section 14.02 shall continue to be in full force and effect and shall survive the termination of this Agreement.
ARTICLE 14
Post-closing Covenants
     Section 14.01. Mutual Confidentiality Agreements.
     (a) By Seller. Indefinitely after the Closing Date, Seller shall not, except as requested by Buyer, use for any purpose detrimental to Buyer or disclose to any third party (other than as required by Law) any documents, tapes, discs, programs or other information storage media (“records”) containing, any confidential information concerning the Transferred Organization, the Purchased Assets, the Subsidiary Assets, the Subsidiaries, or the Assumed Liabilities, all such information being deemed to be transferred to Buyer hereunder, although it is understood and agreed that Seller may after the Closing Date retain copies of such records, the Books and Records and historical warranty and service records. For purposes hereof, “confidential information” shall mean and include, without limitation, all customer and vendor lists and related information, all information concerning the Transferred Organization’s processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, all privileged communications and work product, and any other information related primarily to the Transferred Organization not previously disclosed to the public directly by Seller. The foregoing provisions shall not apply to any information which is an Excluded Asset or which relates solely to one or more Excluded Assets.
     (b) By Buyer. Indefinitely after the Closing Date, Buyer shall continue to maintain the confidentiality of any documents, tapes, discs, programs or other information storage media (“records”) containing any confidential information (as defined in the previous paragraph) concerning the Seller’s Retained Business, the Excluded Assets or the Excluded Liabilities in accordance with the terms and conditions of the Confidentiality Agreement.
     Section 14.02. Tax Covenants. (a) Buyer covenants that it will not, and will not cause or permit any Affiliate of Buyer (including the Transferred Subsidiaries) to, (i) take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any tax liability or reduce any tax asset of Seller or any of its Affiliates or give rise to any loss or payment obligation of Seller or any of its Affiliates under this Agreement or (ii) make or change any tax election, amend any Tax Return or take any tax position on any Tax Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results in any increased tax liability or reduction of any tax asset of Seller or any of its Affiliates in respect of any Pre-Closing Tax Period.
     (b) Seller shall control and be responsible for the preparation and filing of all Tax Returns required to be filed after the Closing Date with respect to the Transferred Subsidiaries that either (i) are Tax Returns involving an affiliated, consolidated, combined or unitary group that includes both Seller and any Transferred Subsidiary or (ii) do not include any tax period (or portion thereof) beginning after the Closing Date, unless such Tax Returns are non-income Tax Returns of GCC that reflect only Assumed Liabilities.
     (c) Except as provided in Section 14.02(b), Buyer shall timely prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed with respect to the Transferred Subsidiaries after the Closing Date with respect to any Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. Seller shall have the right to review all work papers and procedures used to prepare any such Tax Return. If Seller, within 10 business days after delivery of any such Tax Return, notifies Buyer in writing that it objects to any items in such Tax Return, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Independent Accountant. Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of the Independent Accountant pursuant to this Section 14.02(c) shall be borne equally by Buyer and Seller.
     (d) Tax Returns with respect to the Purchased Assets (other than GCC Assets) shall be filed as provided by Applicable Law.
     (e) Buyer shall promptly pay or cause to be paid to Seller all refunds of taxes and interest thereon received by Buyer or any Affiliate of Buyer (including the Transferred Subsidiaries) attributable to taxes paid by Seller (or any predecessor or Affiliate of Seller) or the Transferred Subsidiaries with respect to the Purchased Assets or the Transferred Subsidiaries with respect to any Pre-Closing Tax Period. If, in lieu of receiving any such refund, Buyer or any Affiliate of Buyer reduces a tax liability with respect to a taxable period (or portion thereof) after the Closing Date or increases a tax asset that can be carried forward, Buyer shall promptly pay or cause to be paid to Seller the amount of such reduction in tax liability or the amount of any benefit resulting from such increase in tax assets, as the case may be.
     (f) Seller, upon request, shall use its commercially reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement. Buyer, upon request, shall use its commercially reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in the Agreement. Buyer and Seller shall each use commercially reasonable efforts to provide information reasonably necessary to prepare Tax Returns required to be filed after the Closing Date.
     (g) The parties shall each file the necessary documents with the IRS to effect a §338(h)(10) in accordance with the Code to account for the purchase of the GCI Stock as a purchase of assets

     (h) Any and all existing tax sharing agreements between the Transferred Subsidiaries and Seller or its Affiliates shall be terminated as of the Closing Date. After such date neither any Transferred Subsidiary, Seller nor any Affiliate of Seller shall have any further rights or liabilities thereunder.
     Section 14.03. Books and Records; Personnel. For a period of seven (7) years after the Closing Date:
     (a) Preservation of Books and Records. Neither Buyer nor Seller shall dispose of or destroy any of the Books and Records without first offering to turn over possession thereof to the other party by written notice at least thirty (30) days prior to the proposed date of such disposition or destruction.
     (b) Access to Books and Records. Buyer and Seller shall allow the other party access to all Books and Records during normal working hours at any location where such Books and Records are stored, and the other party shall have the right at its own expense, to make copies of any such Books and Records.
     (c) Access to Seller’s Personnel. Seller shall make available to Buyer upon written request appropriate personnel (i) to assist Buyer in locating and obtaining any Books and Records, (ii) whose assistance or participation is reasonably required by Buyer or any of its Affiliates in conducting any audit that may be required to prepare audited financial statements, and (iii) whose assistance or participation is reasonably required by Buyer in anticipation of, or preparation for, existing or future Litigation, Tax returns or other matters in which Buyer is involved; provided, that if Seller will incur any material costs or expenses in providing the assistance or participation pursuant to this Section 14.03(c), then Buyer shall reimburse Seller for all such costs and expenses.
     (d) Access to Buyer’s Personnel. Buyer shall make available to Seller upon written request appropriate personnel (i) to assist Seller in locating and obtaining any Books and Records, and (ii) whose assistance or participation is reasonably required by Seller in anticipation of, or preparation for, existing or future Litigation, Tax returns or other matters in which Buyer is involved; provided, that if Buyer will incur any material costs or expenses in providing any assistance or participation pursuant to this Section 14.03(d), then Seller shall reimburse Buyer for all such costs and expenses.
     Section 14.04. Assignment of Contracts. To the extent that an attempted assignment, novation or transfer of any Transferred Contract to be transferred to and assumed by Buyer hereunder without the consent of a party other than Seller would constitute a breach or violation thereof, this Agreement shall not constitute an assignment or novation, or attempted assignment or novation, thereof absent receipt of such consent. In the event that Buyer consummates its purchase hereunder and any Transferred Contract has not been assigned or novated to Buyer for any reason, then Seller shall, subject to and in accordance with Section 8.05, continue to use its commercially reasonable efforts to obtain such consent or novation in and enter into an arrangement to provide Buyer the benefits of such non-assignable Transferred Contract until such assignment or novation; provided, however, that Seller shall not be required to pay material additional consideration to the party to the Transferred Contract. If Seller shall have made such arrangements with respect to any such non-assignable Transferred Contracts, Buyer will assume the obligations of Seller to be performed on or after the Closing Date as though such Transferred Contract has been assigned to Buyer.
     Section 14.05. Certain Contracts Not Assigned. If Seller is unable to arrange to provide Buyer with the benefits of contracts or terms and conditions applicable to the supply of components used in the Purchased Inventory or service and support provider contracts (collectively “Unassigned Contracts”), and Buyer would have a material warranty or systemic or widespread failure claim under the Unassigned Contract as if Buyer were Seller thereunder, then Seller, upon Buyer’s request, shall take all reasonable steps to obtain such rights and remedies on behalf of Buyer; provided, however, that Seller shall not be obligated to make any material expenditures in connection with any steps or efforts. Without limiting the foregoing, Seller shall, at Buyer’s expense and with Buyer’s assistance, submit any such claim or provide notice to the applicable provider in accordance with procedures outlined in the applicable Unassigned Contract and promptly remit to Buyer any remuneration or replacement parts obtained on behalf of Buyer. If a provider disputes such claim, then Seller shall hold good faith discussions with the applicable provider on Buyer’s behalf in an effort to obtain the applicable rights and remedies on behalf of Buyer; provided, however, that under no circumstances shall Seller be obligated to pursue Litigation against the applicable provider. Buyer agrees to pay all out-of-pocket expenses associated with pursuing such claim, and Buyer shall be entitled to retain any recovery.
     Section 14.06. Provisions Relating to Environmental Liabilities. In furtherance of the assumption by Buyer of certain Environmental Liabilities as set forth in Section 2.01(e) hereof, Buyer and Seller agree to cooperate and to consult with one another, and to cause their respective Affiliates to so cooperate and consult, in determining whether any Environmental Liability is to be borne by Buyer or by Seller pursuant to the terms of this Agreement. In the event that Buyer and Seller are unable to determine which party is required to bear any particular Environmental Liability in accordance with this Agreement because of an inability to determine whether the relevant Products were sold by the Transferred Organization or by Seller’s Retained Business, the parties agree that such Environmental Liability shall be allocated between Buyer and Seller in proportion to the respective installed bases of Products sold by Buyer and Seller (including the Transferred Organization in the case of Buyer, but excluding it in the case of Seller) during the three years immediately preceding the date on which such Environmental Liability arose

     Section 14.07. Reports. MPC agrees to furnish to Seller during the period that begins on the Closing Date and ends on the date that is the three-year anniversary of the Closing Date:
     (a) as soon as practicable and, in any event within (i) 45 days after the end of each month during the four month period following the Closing and (ii) 30 days after the end of each month thereafter, the unaudited consolidated balance sheet of MPC and its Subsidiaries as at the end of such month and the related unaudited statement of operations and cash flow for such month, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP, setting forth in comparative form the figures for the corresponding month and portion of the previous fiscal year, and the figures for the corresponding month and portion of the then current fiscal year as in MPC’s annual operating budget,
     (b) as soon as practicable and, in any event, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of MPC and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP,
     (c) as soon as practicable and, in any event, within 120 days after the end of each fiscal year, (i) the audited consolidated balance sheet of MPC and its Subsidiaries as at the end of such fiscal year and the related audited statement of operations and cash flow for such fiscal year, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP and certified by a firm of independent public accountants, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year and the figures in MPC’s annual operating budget, (ii) any management letters or other correspondence from such accountants and (iii) MPC’s annual operating budget for the coming fiscal year,
     (d) promptly following the preparation thereof, a copy of any revisions to the annual operating budget delivered pursuant to clause (c) above,
     (e) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made generally available by MPC to any of its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by MPC with any securities exchange or with the SEC and (iii) all press releases and other statements made generally available by MPC to the public,
     (f) as soon as practicable and, in any event, within five Business Days after any officer of MPC obtains knowledge thereof, notice (with a description in reasonable detail, and stating the action that MPC is taking or proposes to take with respect thereto) of (i) the commencement of any material litigation, investigation or other proceeding to which MPC or any of its Subsidiaries is a party before any court or arbitrator or any governmental body, agency or official or (ii) the existence of any material default or breach under this Agreement or any other material contract or agreement to which MPC or any of its Subsidiaries is a party, and
     (g) as promptly as reasonably practicable, such other information with respect to MPC or any of its Subsidiaries as may reasonably be requested by Seller.
Seller acknowledges and agrees that all materials provided to Seller by Buyer under this Section 14.07 shall be subject to the restrictions set forth in Section 14.01.
ARTICLE 15
Resolution of Disputes
     Section 15.01. Nonbinding Mediation. Any dispute, controversy or Claim between Buyer and Seller arising out of or relating to this Agreement or any of the Ancillary Agreements which cannot be mutually resolved by Buyer and Seller may be submitted by either Buyer or Seller for nonbinding mediation by the Mediator (as defined below).
     Section 15.02. Mediator. The mediation shall be conducted by a neutral mediator (the “Mediator”) to be mutually agreed on by Buyer and Seller.
     Section 15.03. Procedures. Any such mediation shall be conducted according to such procedures and rules as mutually agreed by Buyer and Seller.
     Section 15.04. Fees and Costs. Each of the parties will bear its own costs and expenses associated with implementing the procedures under this Article 15.
     Section 15.05. Confidentiality. All proceedings under this Article 15, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.
     Section 15.06. Continued Performance. The fact that the dispute resolution procedures specified in this Article 15 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.
     Section 15.07. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 15 are pending. The parties will take such action, if any, required to effectuate such tolling.

ARTICLE 16
Miscellaneous
     Section 16.01. Schedules. Disclosure of any fact or item in any Schedule hereto shall be deemed to be made with respect to any other Schedules if it is reasonably apparent that such disclosure is so relevant, whether or not an explicit cross-reference appears.
     Section 16.02. Further Assurance. From time to time, at a party’s request and without further consideration, the other parties hereto will execute and deliver to such party such documents, instruments and consents and take such other commercially reasonable action as such party may reasonably request in order to consummate more effectively the transactions contemplated hereby. If either party receives payments or property belonging to the other party under the terms of this Agreement, such payments or property shall be delivered to the other party within five business days.
     Section 16.03. Disclosures and Announcements. Upon the execution of this Agreement, the parties will issue press releases, the content of which shall be approved by the parties. Both the timing and the content of all other public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects, other than as otherwise required by Law (with advance notice of such disclosure, including a copy thereof, given to the other party prior to such disclosure); provided, however, that the Purchase Price may not be publicly disclosed under any circumstances. Except for approval related to the disclosure of the Purchase Price (which approval may be withheld by Seller or Buyer in its respective sole discretion), approval for the foregoing disclosure and public announcements shall not be unreasonably denied, delayed, or withheld.
     Section 16.04. Assignment; Parties in Interest.
     (a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties; provided, however, that Buyer may (i) assign this Agreement in connection with the granting of a security interest to any lender of Buyer, (ii) to any Affiliate of Buyer upon written notice to the Seller, or (iii) designate any on of more of its Affiliates to perform its obligations hereunder, in which event Buyer shall remain fully responsible to discharge all of its obligations hereunder.
     (b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Except as otherwise provided herein, nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     Section 16.05. Governing Law; Exclusive Jurisdiction. This Agreement shall be construed and interpreted according to the internal laws of the State of Delaware (the “State”), excluding any choice of law rules that may direct the application of the laws of a jurisdiction other than the State. The federal and state courts within the State shall have exclusive jurisdiction to adjudicate any dispute arising out of the Agreement. All parties hereto expressly consent to the personal jurisdiction of the federal and state courts within the State and service of process being effected upon them by registered or certified mail sent to the addresses set forth in Section 16.08.
     Section 16.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 16.07. Amendment and Waiver. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing. A party’s waiver of enforcement of any of the terms or conditions of this Agreement will be effective only if in writing. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 16.08. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:
(i) If to Buyer, to:
MPC Corporation
906 East Karcher Road
Nampa, Idaho 83687
Attention: Chief Financial Officer
Facsimile: (208) 893-7218
(with a copy to)
Brian T. Hansen
Holland & Hart LLP

101 S. Capitol Blvd., Suite 1400
Boise, ID 83702
Facsimile: (208) 343-8869
or to such other person or address as Buyer shall furnish to Seller in writing.
(ii) If to Seller:
Gateway, Inc.
7565 Irvine Center Drive
Irvine, CA 92618-2930
Attention: Chief Financial Officer
Facsimile: (949) 471-7014
(with a copy to)
Mischa Travers
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Facsimile: (650) 752-2111
or to such other person or address as Seller shall furnish to Buyer in writing.
     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 16.08.
     Section 16.09. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:
     (a) Brokerage. Buyer agrees to hold Seller harmless from and against all Claims and Liabilities for brokerage commissions, finder’s fees, management fees and investment banking fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Seller agrees to hold Buyer harmless from and against all Claims and Liabilities for brokerage commissions, finder’s fees and investment banking fees incurred through any act of Seller in connection with the execution of this Agreement or the transactions provided for herein.

     (b) Expenses to be Paid by Seller. Seller shall pay all fees and expenses of Seller’s legal, accounting, and other professional counsel, and any regulatory filings made by Seller in connection with the transactions contemplated hereby.
     (c) Expenses to be Paid by Buyer. Buyer shall pay all fees and expenses of Buyer’s legal, accounting, and other professional counsel, and any regulatory filings made by Buyer in connection with the transactions contemplated hereby.
     (d) Transfer Taxes. Buyer shall pay all sales, use, transfer, stamp, registration, value added or similar taxes, if any, including any penalties and interest, required to be paid in connection with the transactions contemplated by this Agreement without regard to whether such taxes are imposed on Buyer, Seller or its shareholders, or any one of them.
     (e) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.
     Section 16.10. Prevailing Party’s Attorneys’ Fees. In any Litigation brought by either party against the other party to enforce such party’s rights or remedies under this Agreement, the prevailing party shall be entitled to be reimbursed by the other party for the prevailing party’s reasonable attorneys’ fees and expenses incurred in pursuing and prosecuting such Litigation.
     Section 16.11. Entire Agreement. This instrument (including the Schedules) and the Ancillary Agreements embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.
     Section 16.12. Counterparts; Electronic Signatures; Third Party Beneficiaries. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or e-mail transmission of an Adobe® file format document (also known as a PDF file) by and on behalf of any party shall be fully effective and shall be deemed to be original signatures delivered in person. Any party delivering an executed counterpart of this Agreement by electronic means shall also deliver an original executed counterpart of this Agreement within five business days, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 16.13. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
     Section 16.14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
[Signature Page on Next Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GATEWAY, INC.			MPC CORPORATION
(“Seller”)			(“MPC”)

By:	/s/ John Goldsberry		By:	/s/ Curtis M. Akey

	Name:	John Goldsberry		Name:	Curtis M. Akey
	Title:	SVP & CFO		Title:	CFO

GATEWAY TECHNOLOGIES, INC.			MPC-PRO, LLC
(“Gateway Technologies”)			(“Buyer”)

By:	/s/ John Goldsberry		By:	/s/ Curtis M. Akey

	Name:	John Goldsberry		Name:	Curtis M. Akey
	Title:	SVP & CFO		Title:	CFO

ANNEX 1
TABLE OF DEFINITIONS
     “1933 Act” and “1934 Act” shall have the meanings set forth in Section 5.26.
     “401(k) Plan” shall have the meaning set forth in Section 7.03(b).
     “Acquisition” shall mean the acquisition by Buyer of the Purchased Assets and the Purchased Securities pursuant to this Agreement.
     “Additional Customer” shall have the meaning set forth in Section 2.01(a).
     “Affiliate” shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the Preamble to this Agreement.
     “Allocation Statement” shall have the meaning set forth in Section 4.03.
     “Ancillary Agreements” shall have the meaning set forth in Section 12.01.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Government Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Arima” means Arima Computer Corporation.
     “As-Converted” means, with respect to the MPC Shares, all outstanding shares of the MPC Common stock and all shares of MPC’s common stock, no par value, that are issuable in respect of MPC Preferred Shares, provided that any MPC Preferred Shares that by their terms are not convertible or exchangeable into MPC’s common stock prior to MPC obtaining the approval of its shareholders shall, for purposes of such calculation, be treated as though such approval has been obtained.

     “Assigned Software” shall have the meaning set forth in Section 1.01(e).
     “Assumed Liabilities” shall have the meaning set forth in Section 2.01.
     “Books and Records” shall have the meaning set forth in Section 1.01(g).
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Buyer” shall have the meaning set forth in the Preamble to this Agreement.
     “Buyer Disclosure Schedules” shall have the meaning set forth in the preamble to Article 6.
     “Buyer’s Objection” shall have the meaning set forth in Section 4.02(d).
     “Buyer’s Related Parties” shall have the meaning set forth in Section 11.02.
     “Cause” shall mean, with respect to the removal of a director from the MPC Board, removal because of such director’s (i) willful and continued failure substantially to perform his or her duties with MPC in his or her established position, (ii) willful conduct that is injurious, monetarily or otherwise, to MPC or any of its Subsidiaries, (iii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude or (iv) abuse of illegal drugs or other controlled substances or habitual intoxication.
     “CERCLA” shall have the meaning set forth in Section 5.10(c).
     “Change in Control” shall mean (a) the consolidation, acquisition or merger of a party with or into any Person in which such party is not the surviving Person of such consolidation, acquisition or merger; (b) the sale, transfer or other disposition of all or substantially all of the assets of a party; or (c) any change in the beneficial ownership of fifty-one percent (51%) or more of the stock of the outstanding voting securities or other ownership interests of a party.
     “Claim” means all Liabilities and all losses, damages, out-of-pocket attorneys’ fees, costs, judgments, awards, penalties, and settlements; provided, however, that notwithstanding the foregoing, “Claim,” shall not include any punitive, consequential, or special damages or lost profits of any kind.
     “Closing” shall have the meaning set forth in Article 12.
     “Closing Date” shall have the meaning set forth in Article 12.

     “Closing Price” shall mean, on any date, the closing sale price per share of the common stock of MPC (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which it is traded, if any. If the common stock of MPC is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Price shall be the last quoted bid price per share of common stock of MPC in the over-the-counter market on the relevant date, as reported by the National Quotation Bureau or similar organization. In absence of such quotation, the Closing Price shall be the average of the mid-point of the last bid and asked prices for the common stock of MPC on the relevant date from each of at least three (3) nationally recognized independent investment banking firms selected by the parties for that purpose.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Competing Business” shall have the meaning set forth in Section 8.10(a).
     “Competing Transaction” means any offer or proposal by any Person (other than Buyer or any of its Affiliates) for any acquisition or purchase by such Person, or any sale, disposition or exchange by Seller, of the Transferred Organization and GCC or all or substantially all of the assets of the Transferred Organization and GCC.
     “Confidentiality Agreement” shall have the meaning set forth in Section 8.02(c).
     “Customer Prepayments” shall have the meaning set forth in Section 1.02(e).
     “Defending Party” shall have the meaning set forth in Section 11.04(c).
     “Designated Employee” shall mean any employee of Seller or any of its Subsidiaries who is located in Irvine, California and whose transfer pursuant to this Agreement would require such employee to relocate more than fifty miles from such employee’s current principle place of business.
     “Designated Representatives” shall mean, with respect to a Person, such of such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors as have been requested or instructed, directly or indirectly, to take actions with respect to or otherwise be involved in the Acquisition.
     “Effective Date” shall have the meaning set forth in the Introductory Paragraph.

     “Employee Plans/Agreements” shall have the meaning set forth in Section 5.14.
     “Employee-Related Liabilities” shall have the meaning set forth in Section 2.01(c).
     “Environmental Laws” shall have the meaning set forth in Section 5.10(c).
     “Environmental Liabilities” shall have the meaning set forth in Section 2.01(e).
     “ERISA” shall have the meaning set forth in Section 5.14.
     “Estimated Net Inventory Minus Liabilities” shall have the meaning set forth in Section 4.02(a)(ii).
     “Estimated Net Inventory/Liability Statement” shall have the meaning set forth in Section 4.02(b).
     “Excluded Assets” shall have the meaning set forth in Section 1.02.
     “Excluded Claims” shall have the meaning set forth in Section 11.06(b).
     “Excluded Customer” shall have the meaning set forth in Section 2.01(a).
     “Excluded Liabilities” shall have the meaning set forth in Section 2.02.
     “Facility Lease” shall have the meaning set forth in Section 12.01(g).
     “Final Net Inventory Minus Liabilities” shall have the meaning set forth in Section 4.02(a)(iii).
     “Final Net Inventory/Liability Statement” shall have the meaning set forth in Section 4.02(a)(iv).
     “Financial Statements” shall have the meaning set forth in Section 5.06.
     “GAAP” shall mean generally-accepted accounting principles in the United States.
     “Gateway Technologies” shall have the meaning set forth in the Preamble to this Agreement.
     “GCC” shall mean Gateway Pro Partners, LLC, a Delaware limited liability company.
     “GCC Facilities” shall have the meaning set forth in Section 1.01(b).

     “GCC Interest” shall mean the 60% equity interest of Seller in Gateway Pro Partners, LLC, a Delaware limited liability company.
     “GCI” shall mean Gateway Companies, Inc., a Delaware corporation.
     “GCI Stock” shall mean all of the issued and outstanding common stock of Gateway Companies, Inc.
     “Government Entity” shall mean any (a) nation, state, country, or other jurisdiction of any nature, (b) national, federal, state, local, municipal, foreign, or other government, governmental, or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “GP” shall mean Gateway Professional, LLC, a Delaware limited liability company.
     “GP Interest” shall have the meaning set forth in Recital D.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indemnification Period” shall have the meaning set forth in Section 11.06(a).
     “Indemnified Party” shall have the meaning set forth in Section 11.04(a).
     “Indemnifying Party” shall have the meaning set forth in Section 11.04(a).
     “Independent Accountant” shall have the meaning set forth in Section 4.02(d).
     “Intercreditor Agreement” shall have the meaning set forth in Section 10.09.
     “Internal Controls” shall have the meaning set forth in Section 5.26(e).
     “Inventory” shall have the meaning set forth in Section 5.07.
     “IRS” shall mean the Internal Revenue Service.
     “Laws” shall mean all laws (whether statutory or otherwise), statutes, rules, regulations, orders, legal requirements and enactments of any Government Entity.

     “Letter of Credit” shall have the meaning set forth in Section 2.03.
     “Leased Facility” shall have the meaning set forth in Section 12.01(g).
     “Liability” shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, tax, or responsibility of any kind, character or description, whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued or unaccrued, secured or unsecured, contingent or otherwise.
     “License Agreement” shall have the meaning set forth in Section 9.08.
     “Licensed Trade Rights” shall mean those certain trademarks and proprietary designs licensed by Seller to Buyer under the License Agreement.
     “Licenses and Permits” shall have the meaning set forth in Section 1.01(h).
     “Lien” or “Liens” shall mean mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever, in each case other than Permitted Liens.
     “Litigation” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Entity or arbitrator.
     “Lock-Up Agreement” shall have the meaning set forth in Section 9.09.
     “Material Adverse Effect” shall mean any change, circumstance, or effect that does have, or is reasonably likely to have, a material adverse effect on (i) the Purchased Assets or the financial condition or results of operations of the Transferred Organization or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreements; provided, however, that in no event shall any of the following, taken alone or in combination, be deemed to constitute or be taken into account in determining whether there has been or is reasonably likely to be a Material Adverse Effect: (A) any change, circumstance or effect that results from the pendency of the Acquisition and the transactions contemplated by this Agreement and this Ancillary Agreements, (B) any change, circumstance or effect that results from changes in economic, regulatory or political conditions generally (including acts of terrorism or war or other force majeure events), or from changes in the desktop and notebook computer and server industry generally, (C) any change, circumstance or effect that results from an impact to the Transferred

Organization’s relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Acquisition and the transactions contemplated by this Agreement and this Ancillary Agreements, (D) any change, circumstance or effect that results from compliance with the terms and conditions of this Agreement or any Ancillary Agreement, including, without limitation, any failure to take any action as a result of compliance with covenants, restrictions or prohibitions set forth in this Agreement or any Ancillary Agreement, (E) any failure by the Transferred Organization or Seller to meet revenue or earnings projections, regardless of whether such projections have been provided to MPC or (F) any stockholder litigation arising from allegations of a breach of fiduciary duty relating to the Acquisition and the transactions contemplated by this Agreement and this Ancillary Agreements.
     “Material Consents” shall have the meaning set forth in Section 8.05.
     “Mediator” shall have the meaning set forth in Section 15.02.
     “MPC” shall have the meaning set forth in the Preamble to this Agreement.
     “MPC 10-K” shall have the meaning set forth in Section 6.06.
     “MPC Board” shall mean MPC’s board of directors as it may be constituted from time to time.
     “MPC Common Shares” shall have the meaning set forth in Section 4.01(c).
     “MPC Knowledge” or “Knowledge of MPC” or other similar expression shall mean the actual knowledge of MPC’s Chief Executive Officer or Chief Financial Officer.
     “MPC Preferred Shares” shall have the meaning set forth in Section 4.01(c).
     “MPC SEC Filings” shall have the meaning set forth in Section 6.06.
     “MPC Shares” shall have the meaning set forth in Section 4.01(c).
     “Net Inventory Minus Liabilities” shall have the meaning set forth in Section 4.02(a)(i).
     “Net Inventory/Liability Statement” shall have the meaning set forth in Section 4.02(c).
     “Note” shall have the meaning set forth in Section 4.01(b).

     “NSP Vendor” shall mean any vendor that provides additional services on the behalf of a seller for the benefit of a mutual customer of the seller and vendor; such services including, but not limited to, product take down and setup, network setup and custom engraving.
     “Order” or “Orders” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Government Entity.
     “Permitted Liens” means (i) mechanic’s and other similar statutory liens that are not material in nature or amount, (ii) liens for taxes or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith, (iii) liens reflected in the Financial Statements, (iv) restrictions on transfers of securities under Applicable Law, and (v) liens that do not materially impair the use or operation of the property or assets subject thereto.
     “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Government Entity.
     “Pre-Closing Tax Period” means any tax period ending on or before the Closing Date; and, with respect to a tax period that begins on or before the Closing Date and ends thereafter, the portion of such tax period ending on the Closing Date.
     “Products” shall have the meaning set forth in Recital A.
     “Purchase Price” shall have the meaning set forth in Section 4.01.
     “Purchased Assets” shall have the meaning set forth in Section 1.01.
     “Purchased Securities” shall mean (i) the GCI Stock and (ii) the 10% membership interest in GP, in each case to be transferred from Seller or an Affiliate of Seller to Buyer pursuant to this Agreement.
     “Quanta” shall have the meaning set forth in Recital C.
     “Quanta GCC Interest” shall mean the 40% membership interest in GCC owned by Quanta as of the date of this Agreement.
     “Recent Customers” shall have the meaning set forth in Section 2.01(a).
     “Recent Financial Statements” shall mean (i) the unaudited balance sheet of the Transferred Organization as of September 30, 2007 and (ii) the unaudited statements of operations of the Transferred Organization for the nine months ended September 30, 2007.
     “Records” shall have the meaning set forth in Section 14.01.

     “Registration Rights Agreement” shall have the meaning set forth in Section 10.07.
     “Representatives” shall mean, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors.
     “Required Consents” shall have the meaning set forth in Section 9.06.
     “Seller” shall have the meaning set forth in the Preamble to this Agreement.
     “Seller 10-K” shall have the meaning set forth in Section 5.26.
     “Seller Disclosure Schedules” shall have the meaning set forth in the preamble to Article 5.
     “Seller’s Knowledge,” “Knowledge of Seller” or any similar expression shall mean the actual knowledge of Seller’s Chief Executive Officer or Chief Financial Officer.
     “Seller’s Related Parties” shall mean Seller and its directors, officers, employees, and controlled and controlling Persons.
     “Seller’s Retained Business” shall have the meaning set forth in Recital A.
     “Seller SEC Filings” shall have the meaning set forth in Section 5.26.
     “Settlement Date” shall have the meaning set forth in Section 12.01(k).
     “State” shall have the meaning set forth in Section 16.05.
     “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.
     “Subsidiary Assets” shall mean such of the Purchased Assets as are held by the Transferred Subsidiaries.
     “Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statement or information) filed or required to be filed in connection with the determination, assessment or collection of federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, registration, value added, payroll, withholding, or other taxes of any kind of any party or the administration of any Laws related thereto.
     “Transferred Contracts” shall have the meaning set forth in Section 1.01(i).
     “Transferred Employees” shall have the meaning set forth in Section 7.01.
     “Transferred Organization” shall have the meaning set forth in Recital A.
     “Transferred Organization Employees” shall have the meaning set forth in Section 7.01.
     “Transferred Organization Employees List” shall have the meaning set forth in Section 5.13.
     “Transferred Organization Equipment” shall have the meaning set forth in Section 1.01(d).
     “Transferred Organization Inventory” shall have the meaning set forth in Section 1.01(b).
     “Transferred Organization’s Products or Services” shall have the meaning set forth in Section 5.15.
     “Transferred Subsidiaries” shall mean GCI, GCC and GP.
     “Transition Services Agreement” shall have the meaning set forth in Section 9.07.
     “Unassigned Contracts” shall have the meaning set forth in Section 14.05.
     “Unit Cap” shall have the meaning set forth in Section 2.01(a)(ii).
     “Warranty Default” shall have the meaning set forth inSection 2.03(c).
     “Warranty Notice Deadline” shall have the meaning set forth in Section 2.03(c).
     “Warranty Quality Shortfall” shall have the meaning set forth in Section 2.03(d).
     “Warranty Policies” shall have the meaning set forth in Section 5.15.
     “Waste” shall have the meaning set forth in Section 5.10(c).

EXHIBIT A
PROMISSORY NOTE
     PROMISSORY NOTE, dated as of [•], 2007 (the “Note”), issued by MPC-PRO, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Guarantor (the “Borrower”), to Gateway, Inc., a Delaware corporation (together with its successors and assigns, the “Lender”), and guaranteed by MPC Corporation, a Colorado corporation (the “Guarantor”).
     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September 4, 2007 (the “Asset Purchase Agreement”), by and among the Lender, the Borrower, the Guarantor and Gateway Technologies, Inc., the Lender proposes to sell, and the Borrower proposes to acquire, certain assets of the Lender (the “Assets”) as provided therein; and
     WHEREAS, as partial consideration for the acquisition of the Assets by the Borrower and in connection with the transactions contemplated by the Asset Purchase Agreement, the Borrower has agreed to enter into this Note and to make payments to the Lender in accordance with the terms set forth herein.
     NOW, THEREFORE, the parties hereto agree as follows:
     SECTION 1. Note; Obligation to Repay. (a) Upon the terms and conditions set forth herein and in the Asset Purchase Agreement, the Borrower hereby promises to pay to the Lender the principal amount of $[•], together with interest on the outstanding principal amount of the Note as provided in Section 2.
     SECTION 2. Interest. (a) The outstanding principal amount of the Note shall bear interest at a rate equal to eight percent (8%) per annum (the “Interest Rate”), payable on the last day of each Interest Period applicable thereto. Interest shall accrue from and include the date of this Note but exclude the date of final repayment of the Note. All computations of interest shall be made on the basis of a 365-day year for the actual number of days occurring in the period for which interest is payable. “Interest Period” means the period beginning on the date hereof (in the case of the first Interest Period) or on the last day of the Interest Period then ending (in the case of each subsequent Interest Period) and ending on the next succeeding Payment Date.
     (b) In the case of any overdue payments of principal of and/or interest on the Note, the Borrower shall pay interest, on demand by the Lender, at a rate equal to twelve percent (12%) per annum.
     SECTION 3. Repayment. (a) The Borrower shall repay to the Lender the principal amount of the Note in three equal bi-monthly installments beginning on the date that is two months after the date of the Note and ending on the date that is six months after the date of the Note (each, a “Payment Date”). Each payment of principal on the Note shall be accompanied by payment of interest accrued on the unpaid principal amount of the Note for the Interest Period then ending. All payments on the Note shall be made not later than 12:00 Noon (New York City time) on the Payment Date when due in U.S. dollars in immediately available funds to the Lender at the account of the Lender specified on the signature pages hereof or such other account as the Lender may designate in writing from time to time.
     (b) The Borrower may prepay the Note in whole or in part from time to time on not less than two Business Days’ prior written notice to the Lender in installments of not less than $10,000; provided, that any prepayment in an amount less than 100% of the outstanding principal and accrued interest on the Note shall be allocated first to accrued interest and thereafter to principal. The Note is not revolving in nature and any portion of the Note prepaid under this Section 3(b) may not be reborrowed.
     SECTION 4. Ranking; Subordination. The Note is subordinate to MPC’s obligations under its Account Purchase Agreement with Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit operating division (a copy of which has been provided to Lender).
     SECTION 5. Security. The Note is unsecured.
     SECTION 6. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) the Borrower shall fail to make payment when due of any principal of the Note;
     (b) the Borrower shall fail to make payment when due of any interest on the Note;
     (c) the Borrower or any of its Affiliates shall fail to make any payment in respect of any Senior Debt when due or within any applicable grace period;
     (d) any event or condition shall occur which shall entitle the holder of any Senior Debt of the Borrower of any of its Affiliates to accelerate the maturity of such Senior Debt;
     (e) the Borrower or the Guarantor shall become insolvent (however such insolvency may be evidenced) or proceedings are instituted by or against the Borrower under the United States Bankruptcy Code or under any bankruptcy, reorganization or insolvency law or other law for the relief of debtors (and, with respect to involuntary insolvency proceedings, such proceedings shall continue undismissed for 60 days); or
     (f) judgments or orders for the payment of money in excess of $2,500,000 (which are not covered by insurance) shall be rendered against the

Borrower and such judgments or orders shall remain unstayed for a period of 10 days;
then, in the case of any of the Events of Default and during the continuance of such Event of Default specified above, the Lender may, by written notice to the Borrower, declare the Note to be forthwith due and payable, together with accrued interest, whereupon the same shall become forthwith due and payable, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Borrower; provided that in the case of the Event of Default specified in clause (e) above with respect to the Borrower, without any notice to the Borrower or any other act of the Lender, the Note shall become forthwith due and payable, together with accrued interest, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Borrower.
“Senior Debt” means (i) Debt of the Borrower or any of its Affiliates owed to Wells Fargo Bank, National Association, or any of its Affiliates, or any similar or successor credit facility entered into by Borrower or any of its Affiliates or (ii) any other existing or future Debt of the Borrower that is senior in right of payment to the Note.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee that are capitalized in accordance with generally accepted accounting principles, (v) all contingent and non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others guaranteed by such Person.
     SECTION 7. Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to the Lender the prompt and full discharge by the Borrower of all of the Borrower’s covenants, agreements, obligations and liabilities under this Note including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by the Borrowed hereunder, when and as the same shall become due and payable (collectively, the “Borrower Obligations”), in accordance with the terms hereof. The Guarantor acknowledges and agrees that, with respect to all Borrowed Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against the Borrower. If the Borrower shall default in the due and punctual performance of any Borrower Obligation, including the full and timely payment of any amount due and payable pursuant to any Borrower Obligation, the Guarantor will forthwith perform or cause to be performed such

Borrower Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.
     (a) The liabilities and obligations of the Guarantor pursuant to this Section 7 are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (i) any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any Borrower Obligation by operation of law or otherwise;
     (ii) the invalidity or unenforceability, in whole or in part, of this Note;
     (iii) any modification or amendment of or supplement to this Note;
     (iv) any change in the existence, structure or ownership of the Borrower or the Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets; or
     (v) any other act, omission to act, delay of any kind by the Lender or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 7(a)(v), constitute a legal or equitable discharge of the obligations of the Guarantor, as guarantor to the extent set forth hereunder.
     (b) The Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require the Lender to proceed against or take any action against or pursue any remedy with respect to the Borrower or any other Person or make presentment or demand for performance or give any notice of nonperformance before the Lender may enforce its rights hereunder against the Guarantor in its capacity as Guarantor.
     (c) The obligations of the Guarantor to the extent set forth hereunder shall remain in full force and effect until the Borrower Obligations shall have been performed in full. If at any time any performance by any Person of any Borrower Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such Borrower Obligation shall be reinstated at that time as though that Borrower Obligation had become due and had not been performed.
     (d) The obligations of the Guarantor under this Section 7 shall be limited to an aggregate amount that is equal to the largest amount that would not render its obligations under this Section 7 subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

     SECTION 8. Successors and Assigns; Assignment. This Agreement is binding upon the Borrower and its successors and assigns and is for the benefit of the Lender and its successors and assigns. Neither the Borrower nor the Lender may assign or otherwise transfer its rights or obligations under this Agreement or the Note without obtaining the prior written consent of the other party, except that the Lender may assign this Agreement and transfer its rights and obligations hereunder to any of its Affiliates without limitation.
     SECTION 9. Capitalized Terms and Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.
     SECTION 10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be delivered in accordance with the procedures and to the respective addresses for the Borrower and the Lender set forth in the Asset Purchase Agreement.
     SECTION 11. Miscellaneous; Expenses. The provisions of this Agreement may not be waived, modified or amended except by an instrument in writing signed by the parties hereto. No failure or delay on the part of the Lender in exercising any of its powers or rights hereunder or under any Note, nor partial or single exercise thereof, shall constitute a waiver thereof or shall preclude any other or future exercise of any other power or right. The Borrower shall pay all out-of-pocket expenses of the Lender (including, without duplication, fees and disbursements of counsel) in connection with any Event of Default and collection or other enforcement proceedings resulting therefrom.
     SECTION 12. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Note or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties have executed this Note as of the date first indicated above.

Lender: GATEWAY, INC.
By:
Name:
Title:

Account: Borrower: MPC-PRO, LLC
By:
Name:
Title:

Guarantor: MPC CORPORATION
By:
Name:
Title:

EXHIBIT B
Articles of Amendment to the
Amended and Restated Articles of Incorporation of
MPC Corporation
(Series A and Series B Convertible Preferred Stock
Designation of Rights and Preferences)
     Pursuant to Sections 7-106-102 and 7-110-102 of the Colorado Revised Statutes and Article IV of the Amended and Restated Articles of Incorporation of MPC Corporation (the “Corporation”), as amended by the Articles of Amendment of the Amended and Restated Articles of Incorporation of the Corporation (the “Amended and Restated Articles of Incorporation”), the Corporation hereby amends its Amended and Restated Articles of Incorporation as set forth below.
     I. Amendment to Article IV. Article IV of the Amended and Restated Articles of Incorporation is amended to add the following new subsections (c) — (e):
     “(c) Designation of Series A Preferred Stock. There hereby is designated a series of Preferred Stock, having the relative rights, limitations and preferences as set forth in subsection (e) hereof. The distinctive serial designation of this series shall be “Series A Convertible Preferred Stock” (hereinafter “Series A Preferred Stock”). The number of shares of Series A Preferred Stock the Corporation is authorized to issue is [___________], no par value per share.
     (d) Designation of Series B Preferred Stock. There hereby is designated a series of Preferred Stock, having the relative rights, limitations and preferences as set forth in subsection (e) hereof. The distinctive serial designation of this series shall be “Series B Convertible Preferred Stock” (hereinafter “Series B Preferred Stock”). The number of shares of Series B Preferred Stock the Corporation is authorized to issue is [___________], no par value per share.
     (e) Rights, Limitations and Preferences of Designated Preferred Stock.
     1. Definitions. As used in subsection (e) of this Article IV, the following capitalized terms shall have the following meanings:
     “Affiliates” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended, and the rules and regulations promulgated hereunder.
     “Asset Sale” means any voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or substantially all the property or assets (including stock of a subsidiary) of the Corporation.

     “Change in Control” means any event or series of events as a result of which any person or entity or group of persons or entities, together with any “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such persons or entities, is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing more than fifty percent (50%) of the then outstanding shares of capital stock of the Corporation entitled to vote on the election of directors.
     “Closing Price” shall mean, on any date, the closing sale price per share of the Common Stock of the Corporation (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which it is traded, if any. If the Common Stock of the Corporation is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Price shall be the last quoted bid price per share of Common Stock of the Corporation in the over-the-counter market on the relevant date, as reported by the National Quotation Bureau or similar organization. In absence of such quotation, the Closing Price shall be the average of the mid-point of the last bid and asked prices for the common stock of the Corporation on the relevant date from each of at least three (3) nationally recognized independent investment banking firms selected by the Corporation for that purpose.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Liquidation Event” means the occurrence of any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, any Asset Sale, or any Change in Control.
     “Liquidation Preference” means, with respect to any share of Designated Preferred Stock, $0.00000001.
     “Original Issue Date” means                     , 2007.
     “Participating Dividend” means, with respect to any share of Designated Preferred Stock, a dividend payable in accordance with Section 2.
     “Person” means an individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.
     “Designated Preferred Stock” means the capital stock of the Corporation consisting of Series A Preferred Stock and Series B Preferred Stock.
     2. Participating Dividends. If the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Designated Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, dividends in an amount equal to the dividends that would have been declared and paid with respect to the Common Stock issuable upon conversion of the Designated Preferred Stock had all of the outstanding Designated Preferred

Stock been converted immediately prior to the record date for such dividend (assuming, solely for purposes of calculating the number of shares of Common Stock issuable upon such conversion, the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event). In the event that the Corporation declares or pays any dividends upon the Common Stock that are payable solely in shares of Common Stock, the Corporation shall declare and pay to the holders of Series A Preferred Stock and Series B Preferred Stock, respectively, at the same time that it declares and pays such dividends to the holders of the Common Stock, a dividend payable in shares of Series A Preferred Stock or Series B Preferred Stock, respectively, equal to the same number of shares of Common Stock that such holder would have received had such holder’s shares of Designated Preferred Stock been converted immediately prior to such issuance into shares of Common Stock (assuming, solely for purposes of calculating the number of shares of Common Stock issuable upon such conversion, the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event).
     3. Liquidation. Upon the occurrence of any Liquidation Event, each holder of Designated Preferred Stock shall be entitled to be paid, before any payment shall be made to the holders of Common Stock, an amount in cash (the “Liquidation Payment”) equal to the greater of: (i) the Liquidation Preference on such shares of Designated Preferred Stock, determined as of the date payment is made; and (ii) such amount for each share of Designated Preferred Stock as such Holder would receive had such shares (together with all other then-outstanding shares of Designated Preferred Stock) been converted into Common Stock immediately prior to the occurrence of such Liquidation Event, and the holders of Designated Preferred Stock shall not be entitled to any further payment (assuming, solely for purposes of calculating the number of shares of Common Stock issuable upon such conversion, the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event). If, upon any Liquidation Event, the Corporation’s assets to be distributed among the holders of the Designated Preferred Stock are insufficient to permit payment to such holders of the full Liquidation Payment, then the entire assets to be distributed shall be distributed ratably among the holders of Designated Preferred Stock based upon the then aggregate Liquidation Preference of the shares of Designated Preferred Stock held by each such holder.
     4. Voting Rights; Special Rights.
               (a) No Right to Vote. Except for matters as to which the holders of outstanding shares of Series A Preferred Stock or Series B Preferred Stock have the right to vote as a class as mandated by law, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), no holder of outstanding shares of Designated Preferred Stock shall be entitled to vote or consent on such matter.
               (b) No Amendment, Alteration or Repeal. The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock or Series B Preferred Stock so as to affect adversely the such Designated Preferred Stock without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of the Series A Preferred Stock or Series B Preferred Stock, as the case may be, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. Without limiting the generality of the foregoing, any increase in the number of authorized shares of the Series A Preferred Stock or Series B Preferred Stock, or any authorization or issuance of any additional series of preferred stock with either preference or priority over the Designated Preferred Stock or parity with any Designated Preferred Stock as to the right to receive either dividends or amounts distributable upon the occurrence of a Liquidation Event, shall in each case be deemed to affect adversely the Designated Preferred Stock.
     5. Automatic Conversion of Designated Preferred Stock. Subject to and upon compliance with the following provisions of this Section 5, and subject to adjustment as provided in Sections 8 and 9, each share of Designated Preferred Stock shall be convertible into twenty fully paid and non-assessable shares of Common Stock (the “Designated Preferred Stock Conversion Ratio”) as provided below.
          5.1 Each share of Series A Preferred Stock shall immediately and automatically be converted into shares of Common Stock at the then-applicable Designated Preferred Stock Conversion Ratio at such time that, after giving effect to the conversion of all such shares of Series A Preferred Stock held by a holder, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would not beneficially own in excess of the Beneficial Ownership Limitation (as defined below) (a “Series A Automatic Conversion Event”). To the extent the Beneficial Ownership Limitation applies, the determination of whether a share of Series A Preferred Stock shall be convertible into shares of Common Stock (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) shall, subject to such Beneficial Ownership Limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). For purposes of this Section 5.1, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock held by a holder of Series A Preferred Stock. Neither the automatic conversion nor the Beneficial Ownership Limitation may be waived by such holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended automatic conversion herein contained or to make changes or supplements necessary or desirable to properly give effect to such automatic conversion.
          5.2 Each share of Series B Preferred Stock shall immediately and automatically be converted into shares of Common Stock at the then-applicable Designated Preferred Stock Conversion Ratio at such time that (i) the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation approve the issuance of Common Stock pursuant to the conversion of all shares of Series B Preferred Stock, and (ii) each such share of Series B Preferred Stock may be converted without resulting in the holder of such Series B Preferred Stock holding greater than 19.9% of the Corporation’s outstanding Common Stock immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of each such share of Series B Preferred Stock (a “Series B Automatic Conversion Event”).
          5.3. Upon the occurrence of a Series A Automatic Conversion Event as specified in Section 5.1 above or a Series B Automatic Conversion Event as specified in Section 5.2 above, the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Designated Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Designated Preferred Stock, the holders of such Designated Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Designated Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Designated Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 2.
          5.4. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares of Common Stock, solely for the purpose of issuance upon the conversion of the Designated Preferred Stock as provided in this Section 5, such number of shares of Common Stock as are then issuable upon conversion of all then outstanding shares of Designated Preferred Stock into shares of Common Stock (assuming the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event). Notwithstanding the foregoing, if, at any time, there shall be an insufficient number of authorized or treasury shares of Common Stock available for issuance upon conversion of Designated Preferred Stock, the Corporation shall take all action necessary to propose and recommend to the shareholders of the Corporation that the Amended and Restated Articles of the Incorporation of the Corporation, as amended from time to time, be amended to authorize additional shares in an amount sufficient to provide adequate reserves of shares for issuance upon such conversion, including the diligent solicitation of votes and proxies to vote in favor of such an amendment. All shares of Common Stock which are issuable upon conversion hereunder shall, when issued, be duly and validly issued, fully paid and nonassessable.
          5.5 The issuance of certificates for shares of Common Stock upon conversion of shares of Designated Preferred Stock shall be made without charge to any original holder of any shares of Designated Preferred Stock for any issuance tax in respect thereof, or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock, provided that the Corporation shall not be required to pay any such taxes or costs which may be payable in respect of any such conversion by any other person or in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered holder of the shares converted.
     6. Redemption. On [___________], if any shares of the Series B Preferred Stock shall be outstanding, the Corporation shall, to the extent the Corporation shall have funds legally available for such payment, redeem all outstanding shares of Series B Preferred Stock in cash at a redemption price per share of Series B Preferred Stock equal to (x) one-and-one-half (1.5) multiplied by (y) the Closing Price multiplied by (z) the number of shares of Common Stock into which share of Series B Preferred Stock is then convertible, assuming for such purpose that a Series B Automatic Conversion Event had occurred, together with accrued and unpaid dividends thereon to such dividend payment date, without interest. If the Corporation is unable to or shall fail to discharge its obligation to redeem all outstanding shares of Series B Preferred Stock pursuant to the previous sentence (the “Mandatory Redemption Obligation”), the Corporation shall discharge such obligation in part to the extent of the funds legally available therefor, and the Mandatory Redemption Obligation shall remain in effect until such time as the Corporation is able to fully discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Series B Preferred Stock shall not be fully discharged, the Corporation shall not declare or pay any dividend or make any distributions on, or, directly or indirectly, purchase, redeem or satisfy any such mandatory redemption, sinking fund or other similar obligation in respect of any equity securities of the Corporation. From and after the payment of the redemption price specified in the first sentence of this Section 6 with respect to a share of Series B Preferred Stock, all rights of the holder of such share, as a holder of Series B Preferred Stock, shall cease and terminate with respect to all such share; provided, that, in the event that all of the shares of Series B Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series B Preferred Stock not redeemed shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.
     7. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends), then, in each such case for the purpose of this Section 7, the holders of the Designated Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Designated Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
     8. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Designated Preferred Stock, the Designated Preferred Stock Conversion Ratio in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Designated Preferred Stock, the Designated Preferred Stock Conversion Ratio in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 8 shall become effective at the close of business on the date the subdivision or combination becomes effective.
     9. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Amended and Restated Articles of the Incorporation, as amended from time to time) provision shall be made so that the holders of the Designated Preferred Stock shall thereafter be entitled to receive upon conversion of the Designated Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any case, appropriate adjustment shall be made in the application of the provisions of Amended and Restated Articles of the Incorporation, as amended from time to time, with respect to the rights of the holders of the Designated Preferred Stock after the recapitalization to the end that the provisions of Amended and Restated Articles of the Incorporation, as amended from time to time, (including the number of shares purchasable upon conversion of the Designated Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
     10. No Impairment. The Corporation shall not, by the amendment of its Amended and Restated Articles of the Incorporation, as amended from time to time, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times shall in good faith assist in the carrying out of all the provisions of Amended and Restated Articles of the Incorporation, as amended from time to time, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Designated Preferred Stock, against impairment
     11. Status of Converted Stock. If any shares of Designated Preferred Stock are converted pursuant to Section 5, such shares shall be returned to treasury and again become available for issuance by the Corporation. Upon return to treasury, such shares shall cease to be Designated Preferred Stock and will become Preferred Stock to be issued with such rights, limitations and preferences as the Corporation’s board of directors may determine from time to time.
     12. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Designated Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Designated Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Designated Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     13. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed properly delivered if either personally delivered or sent by overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, to the recipient (a) in the case of any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder), and (b) in the case of the Corporation, at its principal office. Any such notice shall be effective (i) if delivered personally or by telecopier, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, when receipt is acknowledged or the date of the second attempted delivery, whichever is earlier.”
     II. Date Amendment Adopted. This amendment to the Amended and Restated Articles of Incorporation of MPC Corporation was adopted as of                     , 2007.
     III. Adoption of Amendment. This amendment to the Amended and Restated Articles of Incorporation of MPC Corporation was duly adopted by the consent of the Board of Directors of the Corporation, without shareholder action, and no shareholder action is or was required for the adoption of this amendment to the Amended and Restated Articles of Incorporation of MPC Corporation.
*****

EXHIBIT C
     The significant accounting policies used in the preparation of the consolidated financial statements of Seller are as follows:
     (a) Basis of Presentation:
     The consolidated financial statements include the accounts of Seller and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Seller records minority interest expense related to its consolidated subsidiaries which are not wholly owned.
     (b) Use of Estimates:
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the fair values ascribed to severable contract elements, provisions for sales returns, bad debts in accounts receivable, excess and/or obsolete inventory, product warranty costs, customer incentive programs including rebates, employee incentive programs including bonus and options, restructuring activities, deferred tax assets, and litigation matters.
     (c) Cash and Cash Equivalents:
     Seller considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of these investments approximates fair value because of their short maturities.
     (d) Marketable Securities:
     Marketable securities consist of investments in commercial paper, debt securities, mutual funds, and equity securities with readily determinable fair values and are classified as available for sale and carried at fair market value based on quoted market prices. Unrealized gains and losses are recorded as a component of accumulated other comprehensive loss. The specific identification method is used to determine the cost basis in computing realized gains or losses on dispositions of marketable securities.
     Seller regularly monitors and evaluates the realizable value of its investments. When assessing investments for other-than-temporary declines in value, Seller considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been below original cost, Seller’s ability and intent to continue holding the investment. If events and circumstances indicate that an other-than-temporary decline in the value of an investment has occurred, Seller records an impairment charge to income in that period.
     (e) Inventory:
     Inventory, which is comprised of component parts, both owned and consigned, subassemblies and finished goods, including refurbished PCs, is valued at the lower of weighted average cost or market. Component parts and subassemblies consist of raw materials and products other than the PC such as stand-alone displays, peripherals, software not included with the PC, and accessories. Seller performs an assessment of its inventories quarterly, reviewing the amounts of inventory on hand and under commitment against its latest forecasted demand requirements to determine whether excess or obsolescence write-downs are required.
     (f) Receivables from Suppliers:
     Seller purchases selected components from suppliers and resells the components to original design manufacturers to incorporate into products being manufactured for Seller. The receivable from these sales of the components is recorded as “Receivables from suppliers”. If substantial uncertainty regarding the collectibility of these receivables is noted, an appropriate reserve may be required, which would affect earnings in the period the uncertainty is identified.
     (g) Internal-use Software:
     Seller capitalizes only those direct costs associated with the actual development or acquisition of computer software for internal use, including costs associated with the design, coding, installation and testing of the system. Costs associated with preliminary development, such as the evaluation and selection of alternatives, as well as training, maintenance and support are expensed as incurred. Seller is currently migrating to a new enterprise resource planning system as well as new order-capture and back-end service and support systems. A significant change to the planned use of internal-use software could result in a material impairment charge in the reporting period that the change was made.
     (h) Property, Plant and Equipment:
     Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the assets’ estimated useful lives, as follows:

Estimated Useful Life
(Years)
Office and Production Equipment	1-7
Furniture and Fixtures	7-10
Internal-use Software	3-7

Estimated Useful Life
(Years)
Vehicles	3
Leasehold Improvements	Lesser of 10 or Lease Life
Buildings	35
     Upon sale or retirement of property, plant and equipment, the related costs and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of net income (loss).
     (i) Intangible Assets and Goodwill:
     Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, generally four to ten years. Intangible assets with indefinite lives such as trade names and goodwill are not amortized. Intangible assets are reviewed for impairment whenever events or circumstances indicate an event of impairment may exist. During 2004, Seller revised the estimated useful lives of certain intangible assets based on planned changes in the asset’s use. Non-amortizable intangible assets, including goodwill, are reviewed for impairment annually during the fourth quarter (based on a discounted cash flow model under the income approach) or whenever events or circumstances indicate an event of impairment may exist.
     Intangible assets with finite lives acquired through the acquisition of eMachines, including customer-related assets, were assigned useful lives of ten years.
     (j) Long-lived Assets:
     Seller reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted net future cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value based on appraised or other estimated values.
     (k) Royalties:
     Seller has royalty-bearing license agreements that allow Seller to sell certain hardware and software which are protected by patent, copyright or license. Royalty costs are accrued and included in cost of goods sold when products are shipped or amortized over the period of benefit when the license terms are not specifically related to the units shipped.
     (l) Warranty:

     Seller provides standard warranties with the sale of its products. The estimated cost of providing the product warranty is recorded at the time revenue is recognized. Seller maintains product quality programs and processes including monitoring and evaluating the quality of its suppliers. Estimated warranty costs are affected by ongoing product failure rates, specific product class failures outside of experience and material usage and service delivery costs incurred in correcting a product failure or in providing customer support.
     Seller offers its customers an option to purchase extended warranties. Revenue related to sales of extended warranties sold on behalf of third-parties is recognized at the time of sale, net of amounts due to the third-party. Revenue from sales of extended warranties where Seller is the legal obligor is deferred and recognized on a straight-line basis over the warranty service period..
     (m) N/A
     (n) Revenue Recognition:
     Seller recognizes revenue on PCs, servers and Non-PC products when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. Revenue from training services are recognized as the services are provided. Revenue from Internet access, web portals, and security services provided by third parties is recognized as the services are provided based on subscriber counts reported to us by the service providers. If the actual subscriber counts or the economics associated with these subscriber counts prove to be more or less than originally reported by the service providers, Seller may be required to adjust revenue. In the fourth quarter of 2002, America Online, Inc. (“AOL”) unilaterally recomputed payments it had made in 2001 and the first half of 2002 and withheld the claimed overpayments from amounts currently owed to Seller. Revenue from the sale of other services rendered by third parties, such as installation services, is generally recognized when such services are performed.
     Seller records reductions in revenue in the current period for estimated future product returns and estimated rebate redemption rates related to current period sales. Management analyzes historical returns, current trends, changes in customer demand and acceptance of our products when evaluating the adequacy of the sales returns allowances in any accounting period. Management also analyzes historical rebate redemption rates, current trends and the interrelationship of these rates with the current rebate dollar amounts in evaluating rebate allowances. If actual returns exceed estimated returns or if actual rebate redemptions exceed estimates, we would be required to record additional reductions to revenue which would affect earnings in the period the adjustments are made. Seller also records reductions to revenue for estimated commitments related to other customer and sales incentive programs. This includes, among other things, trade-ins and referral credits. Future market conditions and product transitions may require us to increase customer incentive programs that could result in incremental reductions of revenue at the time such programs are offered, which would affect earnings in the period the adjustments are made.
     Seller offers its customers an option to purchase extended warranties. Revenue related to sales of extended warranties sold on behalf of third-parties is recognized at the time of sale, net of amounts due to the third-party. Revenue from sales of extended warranties where Seller is the legal obligor is deferred and recognized on a straight-line basis over the warranty service period..
     Seller records revenue net of sales taxes or valued-added taxes levied by governmental authorities. Such taxes are considered current liabilities and included within accrued expenses until paid.
     (p) Market Development Funds
     Seller receives funding from various suppliers generically known as market development funds (“MDF”) to encourage it to utilize certain components in the design or manufacture of its products, provide pass-through sales incentives to Seller’s customers, or reimburse Seller for a portion of its qualifying advertising or sales efforts. Typically the vendor allocates these funds to Seller based on purchase volumes. Seller considers these funds earned and recognizes these arrangements when substantially all of the vendors’ requirements for funding have been satisfied and collection is assured. If the underlying vendor requirement specifies that Seller incur or spend for qualifying advertising or sales efforts, these funds are offset against selling, general, and administrative expense, otherwise they are offset against cost of goods sold in the period earned.
     (q) Shipping and Handling:
     Shipping and handling costs are included in costs of sales for all periods presented. Shipping and handling costs charged to customers is recorded as revenue in the period the related product sales revenue is recognized.
     (r) Advertising Costs:
     Advertising costs, net of market development funds reimbursement, are charged to expense as incurred and are included within selling, general and administrative expenses.
     (s) Income Taxes:
     The provision or benefit for income taxes is computed using the liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Other current liabilities include tax liabilities related to current or future federal, state or foreign tax audits.
     (t) Net Income (Loss) Per Share:
     Basic income (loss) per common share is computed using net income (loss) attributable to common stockholders and the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share (if applicable) is computed using net income (loss) attributable to common stockholders, as adjusted, and the combination of the weighted average number of common shares outstanding and all potentially dilutive common shares outstanding during the period unless the inclusion of such shares is anti-dilutive.
     (u) Foreign Currency:
     Seller considers the U.S. dollar to be its functional currency for certain of its international operations and the local currency for all others. For subsidiaries where the local currency is the functional currency, the assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses from translation are included in accumulated other comprehensive income. Gains and losses resulting from remeasuring monetary asset and liability accounts that are denominated in currencies other than a subsidiary’s functional currency are included in other income, net and are not significant.
     (x) Derivatives and Hedging:
     All derivative transactions are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires that the Company recognize all derivatives (including derivatives embedded in other contracts) as either assets or liabilities on the balance sheet and measure those instruments at fair value. The Company’s derivative financial instruments consist of forward currency contracts. These contracts are recognized on the balance sheet at their fair value, which is the estimated amount at which they could be settled based on market rates. Unless special hedge accounting is applied, under SFAS No. 133, the gains and losses do not qualify for hedge accounting. As such, all gains and losses on these contracts are reported in earnings as Other income, net. As of December 31, 2006, the Company had several of these contracts all scheduled to mature before March 31, 2007.
     (y) Segment Data:
     Seller reports segment data based on the internal reporting that is used by senior management for making operating decisions and assessing performance. Seller’s operating segments are Retail (including International), Professional, and Direct. The International segment currently meets the aggregation criteria of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and

Related Information” and is included in the Retail segment for external reporting purposes.
     (z) In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is required to be adopted by Seller in the first quarter of fiscal 2007. The cumulative effects, if any, of applying FIN 48 will generally be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. Seller is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition and is not yet in a position to finalize its determination of such effects.

EXHIBIT D
TRANSITION SERVICES AGREEMENT
     Transition Services Agreement (this “Agreement”) dated as of [•], 2007 among MPC PRO, LLC, a Delaware limited liability company (“Buyer”) and GATEWAY, INC., a Delaware corporation (“Seller”) (together, the “Parties”).
RECITALS
     WHEREAS, Purchaser and Seller are parties to an Asset Purchase Agreement dated as of September 4, 2007 (the “Purchase Agreement”) pursuant to which Buyer is purchasing from Seller certain assets and liabilities associated with Seller’s “Professional Division” and that portion of its “Consumer Direct” division that provides business-related products (collectively, the “Business”);
     WHEREAS, in connection with and as a condition precedent to the closing of the transactions contemplated by the Purchase Agreement, Seller has agreed to provide certain transition services to Buyer on the terms and conditions hereinafter set forth, all as contemplated by the Purchase Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     SECTION 1. Services Provided.
     (a) Commencing on the Closing Date and during the term of this Agreement, Seller shall provide to Buyer the services described in the Schedules attached hereto (collectively, the “Services”) for the time period and to the extent specified with respect to each such Service in the applicable Schedule and upon the other terms and conditions set forth in this Agreement for the time period and to the extent specified with respect to each such service in the applicable Schedule and upon the terms and conditions set forth in the Agreement. All time periods specified in the Schedules commence on the Closing Date. For the avoidance of doubt, the Services set forth in the Schedules attached hereto shall be the only services of any kind that Seller shall be obligated to provide to Buyer pursuant to this Agreement. Notwithstanding the foregoing, under no circumstances shall Seller be obligated to (i) provide, or cause to be provided, any Services in a manner inconsistent with the manner in which such Services were provided to the Business prior to the Closing Date, except to the extent explicitly provided in an exhibit or (ii) increase, or cause to be increased, the amount or scope of such Services beyond the levels that were provided to the Business prior to the Closing Date, except to the extent explicitly provided in an exhibit.
     (b) Seller agrees to undertake certain buy/sell activity of components on behalf of Buyer in the course of providing the Services, which shall include the procuring of components from component suppliers and the selling of such components to Original Design Manufacturers (“ODMs”), in connection with and in support of the manufacture at such ODMs of finished goods that are being ordered from such ODMs by Seller for subsequent sale to Buyer (“Buy/Sell Activity”). The Buy/Sell Activity shall be conducted in a manner consistent with Seller’s buy/sell activities for the Business prior to the Closing Date.
     (c) Each of Seller and Buyer shall appoint a person to act as its project manager (each, a “Project Manager”) to deal with issues arising out of the performance of this Agreement and to discuss such issues with the other Party’s Project Manager as often as reasonably necessary or desirable in order to facilitate the orderly provision of the Services. The names of the Project Managers initially designated by the Parties are set forth on Exhibit 1. In the event that any of the individuals listed on Exhibit 1 (or such individual’s successor) shall cease for any reason to continue as a Project Manager, the Party for whom such individual served as Project Manager shall promptly, but in any event within 10 business days following the day such project manager ceased to serve as such, appoint a replacement Project Manager, and provide notice to the other Parties hereto of such individual’s name and appointment.
     (d) Seller shall have the right to retain third parties selected by Seller to provide Services on its behalf from time to time. The use or selection by Seller of any such third party shall be in Seller’s sole and absolute discretion and shall not be subject to approval by Buyer; provided that if requested by Buyer, Seller shall keep Buyer reasonably informed from time to time regarding any significant use of such third parties. Seller shall remain responsible, in accordance with the terms of this Agreement, for the performance of any Service it causes to be so provided by a third party.
     (e) Notwithstanding any other provision of this Agreement, in providing the Services, Seller shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of data to Buyer or any alternate supplier of services.
     (f) If Seller reasonably believes it is unable (i) to provide any of the Services because the provision thereof would result in a significant disruption of Seller’s operations or (ii) in the case of data systems, to support the function which the data system relates because of a failure to obtain necessary consents, licenses, sublicenses or approvals, the Parties shall cooperate in good faith to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the mutual satisfaction of the parties, Seller shall use commercially reasonable efforts to (1) continue providing the Service or (2) in the case of data systems, support the function to which the data system relates or permit Buyer to have access to the data system so that Buyer can support the function itself. To the extent an agreed-upon written alternative approach requires payment above and beyond that which is included in Seller’s charge for the Service in question, Buyer shall be responsible for such payment as a result of such alternative approach.
     (g) Notwithstanding any other provision of this Agreement, if a Buyer Default occurs and is continuing, Seller shall have no obligation to, and may in its sole discretion refuse to, provide Services and/or engage in Buy/Sell Activity. For purposes of this Agreement a “Buyer Default” shall be deemed to have occurred upon (i) the occurrence of any Event of Default under the Note (as such term is defined in the Purchase Agreement) or (ii) any failure by Buyer (or the Wells Fargo Business Credit operating division of Wells Fargo Bank, National Association, on behalf on Buyer) to pay any amounts due pursuant to any Invoice under this Agreement by the date that is five (5) Business Days after the date on which such payment is due, subject to the procedures regarding Invoice Objections set forth in Section 2(e) hereof. Whenever in this Agreement any Party is permitted or required to make a determination in its “sole discretion”, such Party shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other Party or person.
     SECTION 2. Fees.
     (a) In consideration for the Services to be provided by Seller hereunder, Buyer shall pay to Seller a total fee of $6,150,000, payable as follows: (i) eight bi-weekly installments of $723,530 due on the second, fourth, sixth, eighth, tenth, twelfth, fourteenth and sixteenth Friday after the Closing Date and (ii) one payment of $361,760 due on the seventeeth Friday after the Closing Date.
     (b) If any Extended Services are provided by Seller pursuant to Section 3(a), Buyer shall pay to Seller $606,000 for each week or part thereof that Seller performs such Extended Services, payable on the Friday of every week during which such Extended Services are being performed.
     (c) Buyer shall reimburse Seller for all software license fees paid by Seller in the course of providing the Services that would not have been incurred by Seller but for the provision of Services to Buyer pursuant to this Agreement (“Incremental Software License Fees”). Prior to providing the Services, Seller shall provide Buyer with written notice setting forth the expected Incremental Software License Fees associated with providing such Services to Buyer. If Buyer provides written or verbal approval of such expected Incremental Software License Fees, Buyer shall pay the actual Incremental Software License Fees on the Friday following receipt by Buyer of a notice from Seller setting forth the amounts actually paid by Seller and amounts owed by Buyer hereunder. If Buyer does not approve of an expected Incremental Software License Fee, Seller may decline to provide any Services that Seller reasonably believes requires a software license for which Buyer has not agreed to pay the applicable Incremental Software License Fees.

     (d) Buyer shall reimburse Seller for all Buy/Sell Activity undertaken by Seller in the course of providing the Services, as specified below:
     (i) Buyer shall reimburse Seller for all components, accessories and finished goods purchased by Seller on behalf of Buyer in the course of providing the Services, subject to a percentage markup over amounts paid by Seller for such items. Such percentage markup shall be (i) one-half percent (0.5%) during the first eight-week period following the Closing Date, (ii) one percent (1%) during the second eight-week period following the Closing Date and (iii) two percent (2%) thereafter. At the end of each Invoice Period, Seller shall estimate Buyer’s portion of the total purchased components, accessories and finished goods based on Buyer’s proportion of total product production being produced on behalf of Seller and Buyer by ODMs, with any product production that is in support of orders from Buyer deemed to be product that is produced for Buyer. Seller shall then apply the appropriate percentage markup to such estimated Buyer’s portion of the total purchased components, accessories and finished goods to determine an estimate of the total amount owed by Buyer to Seller for Buy/Sell Activity during such Invoice Period (the “Estimated Buy/Sell Total”). If the actual amount of purchased components, accessories and finished goods attributable to Buyer for an Invoice Period after applying the appropriate percentage markup to such amount (the “Actual Buy/Sell Total”) is less than the corresponding Estimated Buy/Sell Total, Seller will reimburse such difference to Buyer within 15 days after the date of the Invoice for the related Invoice Period. If the Actual Buy/Sell Total is greater than the corresponding Estimated Buy/Sell Total, Buyer will reimburse such difference to Seller within 15 days after the date of the Invoice for the related Invoice Period.
     (ii) Buyer shall reimburse Seller for its portion of ODM layering charges, which shall be allocated to Buyer in proportion to its portion of the total product production produced on behalf of Seller and Buyer by ODMs. In the event that such ODM layering charges result in a credit to Buyer, such credit shall be reflected on the Invoice for the Invoice Period in which it is determined that a credit is due.
     (iii) Buyer shall reimburse Seller for its portion of ODM charges for excess and obsolete components, which shall be allocated to Buyer where such excess and obsolete components were ordered for Buyer’s product production (taking into consideration any production decommits from Buyer).
     (iv) Buyer will reimburse Seller for its portion of those charges associated with the movement and storage of components, accessories and finished goods, including but not limited to transportation, warehousing and handling cost. Buyer’s portion of such charges shall be allocated to Buyer in proportion to Buyer’s proportion of the total product production produced on behalf of Seller and Buyer by ODMs, with any product production that is in support of orders from Buyer deemed to be product that is produced for Buyer.
     On the fifth business day following the Closing Date, and at the end of each week thereafter for so long as Seller performs Services for Buyer under this Agreement (each, an “Invoice Period”), Seller will provide a statement to Buyer, listing in reasonable detail the buy/sell activity undertaken by Seller hereunder and listing the amounts paid by Seller and amounts owed by Buyer hereunder (each, an “Invoice”).
     (e) If Buyer disagrees with the amount set forth on an Invoice, Buyer shall send to Seller a reasonably detailed written notice of such disagreement (the “Invoice Objection”) no later than the 10th day after the date of the Invoice, in the case of an Invoice for freight costs or service costs and no later than the 25th day after the date of the Invoice, in the case of any other Invoice. Notwithstanding any Invoice Objection made by Buyer, Buyer shall in any event pay any portion of the amount set forth on the Invoice with which it agrees no later than the 15th day after the date of the Invoice, in the case of an Invoice for freight costs or service costs, and no later than the 30th day after the date of the Invoice, in the case of any other Invoice, to the extent that such amount is not paid in accordance with the terms of the Intercreditor Agreement referenced in Section 10.09 of the Purchase Agreement (the “Intercreditor Agreement”). If no Invoice Objection is received by Seller by the applicable date set forth in the first sentence of this Section 2(e), such Invoice shall be deemed final and conclusive and agreed to by Buyer, and Buyer shall pay the full amount of such Invoice by the applicable date set forth in the second sentence of this Section 2(e). Buyer and Seller shall resolve any Invoice Objection and any other disputes or disagreements relating to Invoices in accordance with the procedures provided for in Section 7.
     (f) The Applicable Gateway Weekly Payoff Amount (as defined in the Intercreditor Agreement) that Seller shall provide in the applicable weekly statement to Wells Fargo, National Association (“Wells Fargo”) under the Intercreditor Agreement shall be the amount specified as payable by Buyer on the Invoice for the related week; provided that Seller may, in its sole discretion, increase the Applicable Gateway Weekly Payoff Amount to be included in any applicable weekly statement provided to Wells Fargo pursuant to the Intercreditor Agreement by any amount payable by Buyer to Seller in respect of Services, Extended Services or Incremental Software License Fees that is not paid when due under this Agreement (in each case without duplication in any subsequent weekly statement provided to Wells Fargo).
     (g) If on any date there exist amounts that would otherwise be payable by Buyer to Seller in respect of Services, Extended Services, Incremental Software License Fees or any Invoice, on the one hand, and amounts under any agreement that would otherwise be payable by Seller to Buyer, on the other hand, then, on such date, either party may elect to set-off such amounts by written notice to the other party, upon which each party’s obligation to make payment of such amounts will be automatically satisfied, discharged and replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger amount over the smaller aggregate amount.
     (h) Late payments shall bear interest at a rate of 8% per annum, compounded monthly.
     (i) If the total value of (x) the value of the Net Inventory Minus Liabilities, as determined on the Final Net Inventory/Liability Statement plus (y) $[•] (representing the amount paid by Gateway Computers, Inc. to Quanta Computers Inc. (“Quanta”) to purchase the 40% membership interest in Gateway Pro Partners, LLC owned by Quanta) minus (z) the total amount of Customer Prepayments as of the Closing Date in respect of which Buyer is assuming Liabilities to deliver Products or perform services pursuant to Section 2.01(g) of the Purchase Agreement is less than $21,800,000, then Seller shall credit the difference between $21,800,000 and such total value against Buyer’s payment obligations hereunder.
     SECTION 3. Term.
     (a) This Agreement shall continue in effect until the latest expiration date specified for a Service in any Schedule hereto (or such other date as may be agreed to in writing by the Parties) (the “Expiration Date”), unless earlier terminated in accordance with Section 3(b) or Section 3(c) below; provided that if Buyer desires a continuation of the term of this Agreement beyond the Expiration Date (or such other applicable expiration date specified for a Service in a Schedule hereto) and Buyer notifies Seller within 30 days prior to the Expiration Date (or within 30 days prior to the expiration date specified in the relevant Schedule), Seller agrees to negotiate with Buyer in good faith regarding an extension of the term of the Services, provided that Seller shall be under no obligation to provide any extension under this Section 3(a) and may extend or not extend the term of the Services in its sole discretion. If the Parties agree to extend the term of this Agreement beyond the Expiration Date, regardless of the cause, Buyer shall pay Seller for such services (the “Extended Services”) such amounts as determined in accordance with Section 2(b).
     (b) Beginning on the date that is 17 weeks after the Closing Date, Buyer may terminate this Agreement or any Service to be provided hereunder for any reason at any time upon at least 30 days’ prior written notice to Seller. For the avoidance of doubt, prior to the date that is 17 weeks after the Closing Date, Buyer shall not be permitted to terminate this Agreement except pursuant to Section 3(c) below. Notwithstanding termination of this Agreement or any Service by Buyer pursuant to this Section 3(b), Buyer shall remain liable for all fees outstanding pursuant to Section 2 hereof.

     (c) Notwithstanding anything to the contrary contained herein, (i) Buyer may terminate this Agreement in whole or in part at any time in the event of any material breach or default by Seller of any of Seller’s obligations under this Agreement and the failure of Seller to cure, or to take substantial steps towards the curing of, such breach or default within 30 days after receipt of written notice from Buyer requesting such breach or default to be cured; and (ii) Seller may terminate this Agreement in whole or in part at any time in the event of any material breach or default by Buyer of any of Buyer’s obligations under this Agreement and the failure of Buyer to cure such breach or default within 30 days after receipt of notice from Seller requesting such breach or default to be cured.
     (d) Upon termination of this Agreement or upon the Expiration Date, if such date has not been extended, Seller shall retain all books and records, or copies thereof, pertaining to the business of Buyer used or generated in the course of the provision of Services hereunder. Thereafter, Seller will have the right to dispose of such books and records, but will not do so within two years of expiration or termination of this Agreement unless it has given Buyer at least 30 days’ prior notice of such disposition and the reasonable opportunity, to the extent practicable, to have such books and records copied or delivered to Buyer at Buyer’s expense. If requested by Buyer and subject to Section 6 of this Agreement, Seller will afford Buyer reasonable access to such books and records during normal business hours at Buyer’s expense and will permit Buyer at its expense to copy or to take original copies of such books and records to the extent such books and records pertain solely to Buyer’s businesses and to copy such books and records to the extent such books and records pertain to Buyer’s businesses only in part.
     SECTION 4. Indemnification.
     (a) Seller shall indemnify and hold harmless Buyer, its successors and Affiliates, and their respective officers, directors, employees, shareholders and agents from and against all damages, losses, liabilities and expenses (including reasonable attorneys’ fees) in connection with any action, suit or proceeding involving a third party claim (“Damages”) directly arising from the willful misconduct of Seller in connection with the provision of Services by Seller to Buyer; provided, however, that in the event that Damages arise out of the willful misconduct of both Seller and Buyer, Seller shall not be required to indemnify or hold harmless Buyer to the extent that the Damages are caused by the willful misconduct of Buyer. Seller’s liability under this Section 4(a) shall be subject to the provisions of Section 4(c) and shall not, in the aggregate, exceed the aggregate amount of fees received by Seller under this Agreement.
     (b) Buyer shall indemnify and hold harmless Seller, its successors and Affiliates, and their respective directors, employees, shareholders, and agents from and against any and all Damages directly arising from the willful misconduct of Buyer in connection with the provision of Services by Seller to Buyer; provided, however, that in the event that Damages arise out of the willful misconduct of both Seller and Buyer, Buyer shall not be required to indemnify or hold harmless Seller to the extent that the Damages are caused by the willful misconduct of Seller. The liability of Buyer under this Section 4(b) shall be subject to the provisions of Section 4(c).
     (c) NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES, AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY, INDEMNIFICATION OR OTHERWISE.
     (d) Seller shall not be responsible for the correction of any erroneous data provided by Seller in the course of providing the Services unless Buyer requests in writing the correction of such data within 90 calendar days of the provision by Seller to Buyer of such data.
     (e) In the event any liability arises from the performance of Services hereunder by a third party contractor, Buyer shall be subrogated to such rights, if any, as Seller may have against such third party contractor with respect to the Services provided by such third party contractor to or on behalf of Seller.
     (f) The procedures, but none of the monetary thresholds or limitations, contained in Section 11.05 of the Purchase Agreement shall govern indemnification under this Section 4.
     SECTION 5. Independent Contractor; No Partnership.
     (a) Seller shall, in its sole discretion, select the Seller employees to provide services hereunder on a basis consistent with Seller’s past practice, and such individuals shall not be deemed to be employees of Buyer. All work performed hereunder by Seller shall be performed by Seller as an independent contractor.
     (b) Notwithstanding anything herein to the contrary, no partnership or joint venture has been, or under any circumstances shall have been deemed, created in or by this Agreement or as a result of the provision of Services hereunder.
     (c) Except as specifically set forth in this Agreement or as otherwise explicitly provided in a writing signed by the Parties, none of the Parties shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other.

     SECTION 6. Use of Information, Confidentiality. As a result of the provision of Services to Buyer hereunder or any access to books and records contemplated by this Agreement or otherwise after the performance of this Agreement, the Parties hereto and their respective Affiliates may receive, have access to or obtain Confidential Information relating to any other Party. Each of the Parties shall, and shall cause each of its Affiliates to, (i) keep confidential any such Confidential Information, except to the extent such information (a) is or becomes public, except through the disclosure of such information by any Party or any of its Affiliates; (b) becomes available to any Party or any of its Affiliates from a third party that is not, to the knowledge of such Party, required to keep such information confidential; or (c) is required to be disclosed by any Party or any of its Affiliates pursuant to any law, rule, regulation or court order; provided that, to the extent consistent with that law, rule, regulation or court order, such Party or the relevant Affiliate shall give the other Party or Parties prior notice of that impending disclosure and the opportunity to object to or minimize that disclosure; (ii) distribute any such Confidential Information only to those of its own employees and officers and agents who have a reasonable need for it; and (iii) not use such Confidential Information in any manner except for the purpose provided.
     “Confidential Information” means any information concerning the businesses and affairs of a Party or any of its Affiliates, regardless of whether such information is specifically identified as “confidential”, including but not limited to all trade secrets and other proprietary and confidential information relating to such Party or any of its Affiliates or their businesses, including products, formulas, processes, designs, computer data or programs, know-how, data, data systems and related procedures and documentation, existing and prospective customer, vendor and supplier lists and files, agreements and contracts, documents, methods of conducting business, financial and accounting statements and records, business plans, budgets and projections, prospective customer proposals, technical information, marketing materials and concepts, methods for developing and maintaining business relationships with customers and prospective customers, and any information otherwise designated as Confidential Information by such Party or any of its Affiliates.
     SECTION 7. Dispute Resolution Procedure.
     (a) In the event of a dispute or a disagreement under this Agreement or any Schedule hereto, the Parties’ respective Project Managers shall use reasonable efforts to resolve the matter through conference calls, face-to-face meetings and/or other communications. The entire escalation and resolution process shall be completed in fewer than 20 calendar days; provided, however, that the Project Managers shall have the discretion to agree in writing to extend this time period. The written agreement to extend the time period shall include a revised time period. If after 10 days the disagreement or dispute is not resolved to the Parties’ mutual satisfaction, the disagreement or dispute shall be escalated to the senior management of the Parties, which shall have an additional 10 calendar days to resolve the matter, subject in each case to extension as provided above.
     (b) If the senior management of the Parties are not able to resolve a disagreement or dispute within 20 calendar days after initiation of the procedures provided for in this Section (subject to extension as provided above), either Party may pursue any remedy available to it under this Agreement or as permitted by law.
     SECTION 8. Assignment; Non-Exclusive.
     (a) This Agreement is not assignable by any Party without the express prior written consent of the other Party hereto, and any such unauthorized assignment or transfer will be void.
     (b) Without in any way limiting the obligations of the Parties under this Agreement, Seller agrees that Buyer may enter into agreements with other Parties for the provision of any Services provided by Seller hereunder.
     SECTION 9. Notices. All notices and other written communications hereunder shall be in writing and shall be given as follows:
     If to Seller, to:
Gateway, Inc.
765 Irvine Center Drive
Irvine, CA 92618-2930
Attention: Chief Financial Officer
Facsimile No.: (949) 471-7014
     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: Mischa Travers
Facsimile No.: (650) 752-2111

     If to Buyer, to:
MPC Corporation
906 East Karcher Road
Nampa, Idaho
Attention: Chief Financial Officer
Facsimile No.: (208) 893-7218
     with a copy, to:
Holland & Hart LLP
101 S. Capitol Blvd., Suite 1400
Boise, ID 83702
Attention: Brian T. Hansen
Facsimile No.: (208) 343-8869
or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     SECTION 10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     SECTION 11. Severability. If any term of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     SECTION 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     SECTION 13. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS BETWEEN THE PARTIES CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THIS WAIVER IS IRREVOCABLE AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED WITH THE COURT AS A WRITTEN CONSENT TO A TRIAL WITHOUT A JURY.
     SECTION 14. Schedules. The schedules to this Agreement (collectively, the “Schedules”) are deemed a part of this Agreement and are subject to all of the provisions herein (including without limitation Section 4 hereof).
     SECTION 15. Entire Agreement; Modification; Waivers. This Agreement and the Schedules attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to Services. This Agreement and the Schedules attached hereto may not be altered, modified or amended except by a written instrument signed by all affected parties. The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     SECTION 16. Inconsistency. In the event of any inconsistency between the terms of this Agreement and any of the Schedules hereto, the terms of this Agreement (other than the Expiration Date of particular Services and the charges for those Services contained in the Schedules) shall control unless the conflicting Schedule term specifically states that it is intended to override a term of this Agreement.
     SECTION 17. Defined Terms. Defined terms used, but not defined herein, shall have the meanings ascribed to them in the Purchase Agreement.
     SECTION 18. Force Majeure. Notwithstanding anything to the contrary in this Agreement, performance or provision of Services by Seller or any third-party selected by Seller as provided herein and receipt thereof by Buyer under this Agreement may be suspended or curtailed without liability to Seller or any of its Affiliates to the extent, and for so long as, any event (“Force Majeure Events”) that is beyond the reasonable control of Seller or any third party selected by Seller as provided herein (as applicable, the “Non-Performing Party”), including but not limited to the following events, prevents or makes commercially impracticable the performance of any obligation hereunder of the Non-Performing Party: (i) acts of God, the elements, epidemics, explosions, floods, tornadoes, hurricanes or other windstorms, landslides, lightning, earthquakes, fires, storms or floods; (ii) labor trouble consisting of strikes, walk-outs, injunctions or any other similar actions (whether or not within the reasonable control of the Non-Performing Party; it being understood and agreed that the settlement of strikes, walk-outs, injunctions and any other similar actions shall be entirely within the discretion of the Non-Performing Party); (iii) inability, despite the commercially reasonable efforts of Seller, which shall not include expenditure by Seller of any significant additional amounts that are not reimbursed by Buyer, to obtain material, equipment, utilities or transportation; (iv) a failure or breakdown, despite the commercially reasonable efforts of Seller, which shall not include expenditure by Seller of any significant additional amounts that are not reimbursed by Buyer, of equipment or machinery, fiber optic cable cuts, or interruption or failure of telecommunication, electrical or digital transmission links; (v) national defense requirements, war, revolution, terrorism, blockades, insurrections, sabotage, riots, arrests and restraints of the government, either federal or state, civil or military; or (vi) any applicable law, regulation or rule or the enforcement thereof by any governmental or regulatory agency having jurisdiction, that shall prevent the Non-Performing Party from performing or providing any Service, or shall limit the Non-Performing Party’s ability to perform or provide such Service, or any such agency shall notify the Non-Performing Party of its intention to fine or penalize the Non-Performing Party or otherwise impede or limit the Non-Performing Party’s performance or provision, or ability to perform or provide, such Service. Any delay, limitation or failure of performance by the Non-Performing Party due to one or more Force Majeure Events shall not be deemed a breach of or failure to perform under this Agreement or any part hereof and this Agreement shall otherwise remain unaffected; provided that (i) Buyer may terminate any Service that remains so interrupted for more than 60 days pursuant to Section 3 and (ii) Buyer shall have no obligation to pay for any Services not received as a result of any Force Majeure Event.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GATEWAY, INC.
By:
	Name:	John Goldsberry
	Title:	SVP & CFO

MPC-PRO, LLC
By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT E
LIMITED LICENSE OF GATEWAY’S RIGHTS
     This Limited License of Gateway’s Rights (“Agreement”) is entered into effective as of                     , 2007 (“Effective Date”), by and between MPC Corporation, a Colorado corporation (“Licensee” or “MPC”) and Gateway, Inc., a Delaware corporation (“Licensor” or “Gateway”). MPC and Gateway may be referred to individually as a “Party” or collectively as the “Parties” to this Agreement.
Recitals
     A. Gateway, through its “Professional Division” and that portion of its consumer direct division that provides business-related products, is engaged in the manufacture, assembly, sale, resale and marketing of desktop computer systems, laptops, servers, networking gear and other peripherals, and replacement parts with respect thereto, and the provision of technical services to small to medium-sized businesses (collectively, the “Business”);
     B. Gateway and MPC have entered into an Asset Purchase Agreement dated as of September 4, 2007 (the “Asset Purchase Agreement”) pursuant to which MPC has agreed, among other things, to purchase from Gateway certain assets and liabilities (the “Purchased Assets and Liabilities”) associated with the Business; and
     C. As a part of the Asset Purchase Agreement, Gateway is willing to license to MPC certain limited rights for the purpose of facilitating the transfer of the Purchased Assets and Liabilities to MPC.
Agreement
     In consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and in the Asset Purchase Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:
1. Definitions
     1.1 “Licensed Mark” means any registered or unregistered trademark, brand or logo referenced in Attachment A.
     1.2 “Licensed Product” means any Product model, version or configuration in the “List of Licensed Products” attached hereto as Attachment B.
     1.3 “Product” means desktop computer systems, laptops, servers, networking gear and other peripherals, and replacement parts with respect thereto.

     1.4 “Proprietary Designs” mean the form, structure, features and appearance of any Licensed Products and the plans, drawings, sketches and other design information necessary to manufacture and assemble the Licensed Products. Proprietary Designs are limited to the extent of Gateway’s proprietary interest.
     1.5 “Shared Tooling” means the tooling for Products (and their component parts) that will be sold both by MPC and by Gateway after the Effective Date and listed in Attachment C. Shared Tooling is limited to the extent of Gateway’s proprietary interest in the tooling.
     1.6 “Strategic Acquisition of MPC” has the meaning provided in Section 6.6.
     1.7 “Term” has the meaning provided in Section 6.1.
     1.8 “Territory” means the United States and Canada.
2. Limited License to Gateway’s Trademarks
     2.1 Trademark License. Subject to the terms and conditions of this Agreement, including, without limitation, the provisions of this Article 2, Gateway hereby grants MPC, for up to one year from the Effective Date and solely within the Territory, a non-exclusive, non-transferable, non-sublicenseable, royalty-free license to use the Licensed Marks on Licensed Products, on documentation related to Licensed Products, on packaging for Licensed Products, in images that may appear on customers’ computer screens while using Licensed Products, and in manufacturing and assembling Licensed Products, consistent with Gateway’s past practices (“Licensed Uses”). For the avoidance of doubt, subject to the terms and conditions of this Agreement, including, without limitation, the provisions of this Article 2, the license granted in the immediately preceding sentence shall extend to cross-sales of Licensed Products by MPC to MPC’s current customers.
     2.2 Purpose. MPC understands and acknowledges that this license is granted solely for the purposes of facilitating the transfer of the Purchased Assets and Liabilities to MPC and providing a stable brand image to existing Business customers. MPC further understands and acknowledges that MPC’s uses of the Licensed Marks are limited to uses consistent with these purposes and with Gateway’s past practices. MPC agrees to use commercially-reasonable efforts to transition away from the use of the Licensed Marks.
     2.3 Use of Licensed Marks. MPC shall only use the Licensed Marks for Licensed Uses:
     2.3.1 MPC will not use the Licensed Marks on new Product models or versions that were not sold by Gateway on or before the Effective Date, unless Gateway agrees in writing to allow the use. This restriction shall not prevent MPC from using the Licensed Marks on configure-to-order Products.

     2.3.2 MPC may use the Licensed Marks only as they have been previously used by Gateway, unless Gateway agrees in writing to allow a different use.
     2.3.3 MPC shall not alter the look or the placement of a Licensed Mark on any Licensed Product that differs from the look or placement of the Licensed Mark on that product when sold by Gateway, unless Gateway agrees in writing to allow a different look or placement.
     2.3.4 Any and all uses by MPC of the Licensed Marks on all Licensed Products shall be in accordance with Gateway’s trademark use guidelines. Copies of Gateway’s trademark use guidelines, entitled “Style Guide” and “Product ID Style Guide”, are attached hereto as Attachments D and E, respectively. In its sole discretion, Gateway may amend, alter or replace the Licensed Marks or revise Gateway trademark use guidelines by sending MPC notice thereof. Such marks and guidelines shall become effective, and shall be adhered to by MPC, within sixty (60) days of MPC’s receipt of notice.
     2.3.5 For up to six (6) months from the Effective Date, MPC may ship Licensed Product in cow-spotted boxes substantially similar to the boxes used by Gateway on the Effective Date. MPC shall not alter the appearance of these boxes, unless Gateway agrees in writing to allow a different appearance. MPC shall only ship Gateway-branded Product in these boxes.
     2.4 Additional Restrictions on MPC’s Use of Licensed Marks. MPC shall not use the Licensed Marks in conjunction with any direct or indirect sales to consumers. MPC shall not use the Licensed Marks in conjunction with sales to any retailer or direct market reseller, whether or not all or a portion of the sales made by the retailer or direct market reseller are to businesses. Examples of these include, but are not limited to, Best Buy, CDW, Circuit City, CompUSA, Costco, HSN, Ingram Micro, J&R Computer World, Micro Center, Office Depot and Staples.
     2.5 Foreign Sales. For the avoidance of doubt, MPC’s license under this Agreement does not include the right to use the Licensed Marks on Products for sale to end-users residing outside of the Territory; provided, however, that MPC may ship to customers of the Business with ship-to locations outside the United States and Canada.
     2.6 No Damage or Dilution. MPC agrees that it will not use the Licensed Marks in any way that would damage or dilute the value of, or the reputation associated with, the Licensed Marks. MPC understands and acknowledges that the failure to sell quality Gateway-branded Product or to provide quality warranty support to the customers of the Business that is equivalent to or better than the warranty support provided by Gateway to its customers immediately prior to the Effective Date will damage and dilute the value of, or reputation associated with, the Licensed Marks and will entitle Gateway to immediately seek injunctive relief under Section 7.4.

     2.6.1 MPC shall undertake such steps as Licensor may deem reasonable to assist Gateway in monitoring the quality of the Licensed Products provided by Licensee under the Licensed Marks. Licensee shall permit reasonable inspection of Licensee’s operations and supply Licensor with specimens of use of the Licensed Marks upon request. Gateway has the right to take all reasonable actions that it deems necessary to ensure that Licensee’s activities under this Agreement and uses of the Licensed Marks are consistent with the reputation for quality and prestige of Products bearing the Licensed Marks which were sold by Gateway on or before the Effective Date.
     2.7 Advertising. MPC shall not use the Licensed Marks in any advertising, except for the limited purpose of announcing that MPC has acquired the Purchased Assets and Liabilites. Any advertising done consistent with this Section 2.7 shall occur no sooner than the Effective Date and shall terminate no later than 90 days after the Effective Date. The use of the Licensed Marks for this limited purpose shall be consistent with Gateway’s brand guidelines and subject to Gateway’s approval. Before any advertising campaign is launched using a Licensed Mark, MPC shall make samples and other information available to facilitate Gateway’s review and approval. Gateway shall have the right to make reasonable objections to the advertising on the grounds the use is inconsistent with Gateway’s brand guidelines, will damage or dilute the value of, or reputation associated with, the Licensed Marks or is inconsistent with the purpose of this Agreement. Gateway shall not unreasonably withhold approval and shall exercise its approval rights in good faith.
     2.8 Interest in Licensed Marks. MPC acknowledges that it has no interest in the Licensed Marks other than the limited license granted under this Agreement and that Gateway will remain the sole and exclusive owner of all right, title and interest in and to the Licensed Marks. MPC agrees that Licensee’s use of the Licensed Marks and any goodwill associated in the Licensed Marks resulting from Licensee’s use will inure solely to the benefit of Gateway and will not create any right, title or interest of Licensee in the Licensed Marks. If MPC uses, registers or applies to register any mark in violation of its obligations under this Agreement, MPC agrees, upon Licensor’s request, immediately to cease the use of that mark and to assign to Gateway all Licensee’s rights in that mark, including any application or registration for that mark.
     2.8.1 Representations Regarding Gateway or Licensed Marks. MPC shall not represent or imply that Licensee is in fact Gateway, or is a part of Gateway. MPC shall not represent or imply that it holds any ownership interest in the Licensed Marks. MPC shall not challenge Gateway’s ownership of the Licensed Marks, use any trademarks, service marks, trade names or logos confusingly similar to the Licensed Marks, or register any trademarks, service marks, trade names or logos identical or confusingly similar to the Licensed Marks in any jurisdiction, whether in its own name or otherwise. MPC shall acquire no rights by implication, estoppel or otherwise, except as expressly granted herein. All rights not expressly granted to MPC are reserved for Gateway.

     2.8.2 Protection and Enforcement of Rights in the Marks. Licensee admits the validity of, and agrees not to challenge the Licensed Marks or Gateway’s ownership of the Licensed Marks. Gateway shall have the exclusive right to enforce Gateway’s rights in the Licensed Marks as Gateway believes is necessary in its sole discretion, with MPC’s reasonable cooperation.
     2.9 Representations Regarding Warranty Support. MPC shall inform customers purchasing Gateway-branded Products from MPC that MPC, not Gateway, will be providing all customer service and support, including technical and warranty support (“Customer Support”). MPC shall not represent or imply that Gateway will provide or will be in any way responsible for Customer Support to MPC customers purchasing Gateway-branded Products from MPC. Any information on the outside of, on packaging for, or within the software loaded on any Gateway-branded Product sold by MPC shall specifically state that Gateway is not to be contacted for Customer Support, in each case no later than the date that is (i) two weeks after the Effective Date, in the case of written materials, documentation and information contained on the outside of or on packaging for any Gateway-branded Product sold by MPC and (ii) four weeks after the Effective Date, in the case of information within the software loaded on any Gateway-branded Product sold by MPC.
     2.10 Disposal of Gateway-Branded Products. With respect to the disposal of Gateway-branded Products, MPC agrees to comply with all applicable environmental laws. MPC accepts full responsibility for, and agrees to pay, any fees, charges, taxes, penalties, fines or other costs incurred as the result of the disposal of Gateway-branded Products (“Environmental Fees”) sold by MPC. If Gateway pays Environmental Fees for which MPC is in whole or in part responsible, then MPC shall pay Gateway for its share immediately, but in no case later than 30 days after written notice from Gateway. In circumstances in which there is a dispute whether MPC or Gateway is responsible for all or any portion of an Environmental Fee, the parties agree to negotiate a resolution of the dispute in good faith.
     2.11 IP License Fees and Royalties. In licensing MPC to use the Licensed Marks on Licensed Products, Gateway is not thereby agreeing to pay or become responsible for license fees and royalties for which MPC is or may become liable in manufacturing, importing or selling Licensed Products. MPC agrees that it shall be responsible for any and all license fees and royalties for which MPC may become liable.
3. Limited License to Gateway’s Product Designs and Shared Tooling
     3.1 License to Proprietary Designs and Shared Tooling. Subject to the terms and conditions of this Agreement, including, without limitation, the provisions of this Article 3, Gateway hereby grants to MPC, during the Term of this Agreement and solely within the Territory, a non-exclusive, non-transferrable, non-sublicenseable, royalty-free license to use Gateway’s Proprietary Designs and the Shared Tooling.
     3.2 Use of Proprietary Designs and Shared Tooling. During the Term of this Agreement, MPC may use the Proprietary Designs and Shared Tooling for Licensed

Products, consistent with the trademark license in Article 2 above, and for MPC-branded Products. MPC shall not use the Proprietary Designs or the Shared Tooling for third-party branded Products, even if those Products have been manufactured or assembled by MPC or at MPC’s direction. MPC shall not use the Proprietary Designs or the Shared Tooling for Products to be sold directly or indirectly to consumers or to any retailer or direct market reseller.
     3.3 Modification of Shared Tooling. MPC shall not modify or seek to modify the Shared Tooling without first obtaining Gateway’s written consent. Gateway may in good faith reject any proposed modification, including, but not limited to, modifications that may cause potential disruption to Gateway’s business.
     3.4 Capacity Constraints. Certain Products for which Shared Tooling will be used (“Shared Products”) are available from suppliers in limited quantities and may be subject to capacity constraints. If, at any time, Gateway’s and MPC’s combined demand for a Shared Product exceeds the amount available from the supplier, then the supply of that Shared Product will be allocated eighty percent (80%) to Gateway and twenty percent (20%) to MPC (“Allocated Percentages”). However, if a Party’s demand for the Shared Product is less than its Allocated Percentage, then the difference between its demand and its Allocated Percentage shall go to the other Party.
     3.5 Interest in Proprietary Designs and Shared Tooling. MPC acknowledges that it has no interest in the Proprietary Designs and Shared Tooling, other than the limited license granted under this Agreement and that Gateway will remain the sole and exclusive owner of all right, title and interest in and to the Proprietary Designs and the Shared Tooling. MPC will use commercially-reasonable efforts to protect Gateway’s proprietary interests and intellectual property rights in the Proprietary Designs and Shared Tooling.
     3.6 Claims Arising from Use of Proprietary Designs and Shared Tooling. MPC acknowledges and understands that Gateway assumes no liability, risk or costs arising from or associated with MPC’s use of the Proprietary Designs or Shared Tooling, including, but not limited to, the risk that the Proprietary Designs or Shared Tooling or the Products assembled or manufactured therefrom, infringe the patents of a third party, are defective or are lacking in quality or performance. Gateway shall not be liable to MPC for any claim for damages arising from or associated with MPC’s use of the Proprietary Designs or Shared Tooling, including, but not limited to, claims for indemnification or claims for general, special, incidental or consequential damages.
     3.7 Return of Proprietary Designs on Termination. Within thirty (30) days of the termination of this Agreement, MPC agrees, unless otherwise directed by Gateway in writing, to return to Gateway all Proprietary Design information and documentation provided to MPC under this Agreement, including plans, drawings, sketches and other design information.
4. Limited Assignment of Patent Licenses

     4.1 Active English. To the extent permitted by Section 5 of the License Agreement between Active English Information Systems, Inc. and Gateway, dated May 18, 2001 (the “Active English Agreement”), and the provisions therein applying to “the sale or transfer ... of an entire line of business,” Gateway grants MPC a limited assignment of the license granted under the Active English Agreement to make, use, sell, import or offer for sale Licensed Products under this Agreement. The limited assignment grant shall survive termination of this Agreement and shall expire upon the earlier of the termination of the license granted to Gateway under the Active English Agreement or in the event of a Strategic Acquisition of MPC, and at such time all rights, if any, that MPC receives from this limited assignment shall revert to Gateway.
     4.2 American Video Graphics. To the extent permitted by Section 7 of the Settlement, Release and License Agreement among American Video Graphics, L.P., AV Graphics, L.L.C. and Gateway, among others (the “AVG Agreement”), and the provisions therein applying to “the acquirer of all or substantially all of ... a business unit,” Gateway grants MPC a limited assignment of the license granted under the AVG Agreement to make, use, sell, import or offer for sale Licensed Products under this Agreement. The limited assignment grant shall survive termination of this Agreement and shall expire upon the earlier of the termination of the license granted to Gateway under the AVG Agreement or in the event of a Strategic Acquisition of MPC, and at such time all rights, if any, that MPC receives from this limited assignment shall revert to Gateway.
     4.3 Compression Labs. To the extent permitted by Article 9 of the Patent License and Settlement Agreement among Forgent Networks, Inc. and its wholly-owned subsidiary, Compression Labs, Inc., and Gateway, among others (the “Compression Labs Agreement”), and the provisions therein applying to the sale, transfer or disposal “to a third-party any subsidiary, business or product line,” Gateway grants MPC a limited assignment of the license granted under the Compression Labs Agreement to make, use, sell, import or offer for sale Licensed Products under this Agreement. The limited assignment grant shall survive termination of this Agreement and shall expire upon the earlier of the termination of the license granted to Gateway under the Compression Labs Agreement or in the event of a Strategic Acquisition of MPC, and at such time all rights, if any, that MPC receives from this limited assignment shall revert to Gateway.
5. Representations and Warranties
     5.1 Representations and Warranties of Gateway. Gateway represents and warrants that:
     5.1.1 Gateway owns the Licensed Marks and has the right to grant the rights given to MPC in this Agreement; and
     5.1.2 Gateway has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby.

     5.2 Representations and Warranties of MPC. MPC represents and warrants that:
     5.2.1 MPC’s uses of the Licensed Marks will be limited to, and consistent with, the purpose of this Agreement; and
     5.2.2 MPC has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby.
6. Term and Termination
     6.1 Term. Subject to Sections 6.1.1 and 6.1.2, this Agreement is effective as of the Effective Date and shall continue in full force and effect for a term of five (5) years from the Effective Date, unless earlier terminated or otherwise limited in accordance with the provisions of this Article 6 (the “Term”).
     6.1.1 Termination of License to Use Licensed Marks. Subject to Section 6.1.2, the license to use the Licensed Marks granted in Article 2 shall terminate one (1) year after the Effective Date.
     6.1.2 Termination of License to Use Cow-Spotted Box. The license to use the cow-spotted boxes in shipment of Licensed Product, as provided in Section 2.3.5, shall terminate six (6) months after the Effective Date.
     6.2 Termination of the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated, then this Agreement shall terminate automatically, unless otherwise agreed by the Parties in writing.
     6.3 Breach. In the event MPC breaches any of its obligations under this Agreement, or any of its obligations under the Asset Purchase Agreement, Gateway may terminate this Agreement and the licenses granted herein by giving notice in writing to MPC of the breach. In the event MPC does not correct or eliminate the breach within thirty (30) days from the date of receipt of such notice, this Agreement, including the licenses to use the Licensed Marks and Proprietary Designs, shall terminate automatically.
     6.4 Insolvency. This Agreement and the licenses granted herein shall terminate automatically if any of the following shall occur: (i) MPC dissolves, liquidates or ceases business; (ii) MPC is insolvent; (iii) MPC files a petition for bankruptcy protection, is bankrupt or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding; (iv) if a petition in bankruptcy is filed against MPC and is not discharged within sixty (60) days thereafter; (v) if MPC makes an assignment for the benefit of creditors; or (vi) if a custodian, receiver or trustee is appointed for MPC or for a substantial portion of MPC’s business or assets and such appointment is not discharged within sixty (60) days thereafter.
     6.5 Cease Use of Licensed Marks. In the event MPC ceases to use, with the intent not to resume, the Licensed Marks, then the license granted under this Agreement to use the Licensed Marks will terminate automatically. In any case, MPC’s use of the Licensed Marks shall cease no later than one (1) year after the Effective Date. In the event MPC ceases to use, with the intent not to resume, the Proprietary Designs, then the license granted under this Agreement to use the Proprietary Designs will terminate automatically.
     6.6 Change of Control. Gateway may, in its sole discretion, immediately terminate this Agreement, in whole or in part, in the event of a Strategic Acquisition of MPC. A “Strategic Acquisition of MPC” shall mean an acquisition of MPC by a third party, unless such third party is a Financial Buyer. An acquisition of MPC shall be deemed to occur upon any of (a) a merger, consolidation or other reorganization to which MPC is a party if the individuals and entities who were stockholders of MPC immediately prior to the effective date of such merger, consolidation or other reorganization have “beneficial ownership” (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for the election of directors (or their equivalent) of the surviving entity following such effective date, (b) the acquisition by any entity or group of direct or indirect “beneficial ownership” in the aggregate of MPC securities then issued and outstanding representing fifty percent (50%) or more of the total combined voting power of MPC, (c) the sale of all or substantially all of the assets of MPC, (d) the liquidation of MPC, or (e) a change in the composition of a majority of MPC’s board of directors following an election contest if such change results in the effective control of MPC’s board of directors by a third party. The term “Financial Buyer” shall mean a private equity fund, hedge fund, pooled investment vehicle or similar person or entity that is primarily engaged in investment activities as opposed to direct or indirect operations of a commercial nature.
     6.7 Effect of Termination. In the event of the termination of this Agreement or the Asset Purchase Agreement, MPC shall discontinue immediately any and all uses of the Licensed Marks or the Proprietary Designs.
7. Miscellaneous
     7.1 Confidentiality. Each Party agrees not to disclose any term or condition of this Agreement to any third party without the prior written consent of the other Party. This obligation is subject to the following exceptions:
     7.1.1 Disclosure is permissible if required by government or court order, provided that, to the extent permitted by applicable law, rule or regulation, the Party required to disclose first gives the other Party prior written notice to enable it to seek a protective order;
     7.1.2 Disclosure is permissible if otherwise required by law;
     7.1.3 Disclosure is permissible if required to enforce rights under this Agreement;

     7.1.4 Each Party may disclose the terms and conditions of this Agreement to the extent necessary, on a confidential basis to accountants, attorneys, financial advisors, present or future providers of venture capital and/or potential investors in or acquirers of such Party or product lines; or
     7.1.5 Each Party may disclose this Agreement to present or future suppliers, developers, assemblers or licensees, or other entities with business related to the development of the Party’s products.
Notwithstanding the foregoing, each Party may disclose that, in conjunction with the sale of the Business to MPC, MPC has acquired a limited right to use Gateway’s trademarks for up to one (1) year.
     7.2 Survival. Section 2.8 (“Interest in Licensed Marks”) and Article 7 (“Miscellaneous”) will survive termination of this Agreement regardless of the reason for such termination.
     7.3 Governing Law; Venue. This Agreement shall be construed and interpreted according to the internal laws of the State of Delaware (the “State”), excluding any choice of law rules that may direct the application of laws of a jurisdiction other than the State. The federal and state courts within the State shall have exclusive jurisdiction to adjudicate any dispute arising out the Agreement. All Parties expressly consent to the personal jurisdiction of the federal and state courts within the State and service of process being effected upon them by registered or certified mail sent to the addresses in Section 7.9.
     7.4 Specific Performance and Injunctive Relief. Given the critical importance of the Licensed Marks and Proprietary Designs to Gateway’s business, MPC acknowledges and agrees that irreparable harm will result if MPC were to breach the covenants made in connection with the licenses granted to MPC under this Agreement. MPC agrees that Gateway may seek injunctive relief and/or specific performance to enforce these covenants, in addition to any other relief to which Gateway may be entitled.
     7.5 Prevailing Party’s Attorneys’ Fees. The prevailing party in any action to enforce this Agreement will be entitled to recover its attorneys’ fees and costs in connection with such action.
     7.6 Assignment. MPC may not assign this Agreement (whether by operation of law or otherwise) without the prior written consent of Gateway. Any assignment, without the prior written consent of Gateway, will be null and void. This Agreement will bind and inure to the benefit of the parties hereto and their successors and assigns.
     7.7 Severance. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     7.8 Independent Contractor. In fulfilling its obligations under this Agreement, each Party will be acting as an independent contractor. This Agreement does not make either party the employee, agent or legal representative of the other.
     7.9 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:
     As to Gateway:
Gateway, Inc.
Attn: Chief Financial Officer
7565 Irvine Center Drive
Irvine, CA 92618
Facsimile: (949) 471-7014
with a copy to:
Mischa Travers
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Facsimile: (650) 752-2111
or to such other person or address as Gateway shall furnish in writing.
     As to MPC:
MPC Corporation
906 East Karcher Road
Nampa, Idaho 83687
Attention: Chief Financial Officer
Facsimile: (208) 893-7218
with a copy to:
Brian T. Hansen
Holland & Hart LLP
101 S. Capitol Blvd., Suite 1400

Boise, ID 83702
Facsimile: (208) 343-8869
or to such other person or address as MPC shall furnish in writing.
     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party may change its address for the purposes of notice by giving notice of the change in accordance with this Section 7.9.
     7.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, superseding all previous agreements, proposals, representations, or understandings, whether oral or written. No delay or failure by either party to exercise any right or remedy hereunder will be held to constitute a waiver of such right or remedy. Modifications of this Agreement must be in writing and signed by an authorized representative of both parties.
     7.11 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
     7.12 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or e-mail transmission of an Adobe® file format document (also known as a PDF file) by and on behalf of any party shall be fully effective and shall be deemed to be original signatures delivered in person. Any party delivering an executed counterpart of this Agreement within five (5) business days, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

GATEWAY, INC.	MPC CORPORATION
(“Licensor”)	(“Licensee”)

By:	By:

Name:	Name:
Title:	Title:

ATTACHMENT A
     Subject to the provisions of the Limited License of Gateway’s Rights, Buyer’s license to use Seller’s trademarks shall extend to the following:
(1)	The word mark GATEWAY (United States Patent and Trademark Office Registration No. 2494636; Canadian Intellectual Property Office Registration No. TMA564454).

(2)	Any and of all Seller’s trademarks, both registered and unregistered, enforceable against third parties in the United States and Canada, but only to the extent necessary for Buyer to use the following on Products:
(3)	Any and all of Seller’s trademarks, both registered and unregistered, enforceable against third parties in the United States and Canada, but only to the extent necessary for Buyer to sell Products in cow-spotted boxes substantially similar to the boxes used by Seller on the Effective Date.

ATTACHMENT B

Servers	Codename	Description
E-9422R	Mako 1	1U AMD 2P DC/QC Rack Server
E-9425R	Mako 2	1U Intel 2P DC/QC Rack Server
E-9522R	Hammerhead 1	2U AMD 2P DC/QC Rack Server
E-9525R	Hammerhead 2	2U Intel 2P DC/QC Rack Server
E-9722R	Orca	3U AMD 4P DC/QC Rack Server
E-9232T	Bobcat	AMD 1P / DC Tower Server
E-9520T	Cougar	5U Convertible Intel 2P DC/QC Tower Server
E-9415R
E-9510T
E-9515R
9715

Storage	Codename	Description
E-842R		2U SAS/SATA II SAN, 12 Drives, 6TB SATA
E-826R		2U LTO-3 SuperLoader 16 Tape — 12.8TB Max
E0824R		2U DLT-V4 SuperLoader 16 Tape 4.8TB

Notebooks	Codename	Description
E-100M	Cyclops	12.1" Ultraportable
E-155C	Phoenix	12.1" Ultraportable Convertible
M-285-E	Viper	14.1" Convertible
E-295C	Viper SR	14.1" Convertible
M-255		14.1" Notebook
E-265M	Orion	14.1" Notebook
M465-E	Mystique	15.4" Notebook
E-475M	Phantom	15.4" Notebook
M685-E	Sonic	17" Notebook

Desktop	Codename	Description
Profile 6		All-in-one Serviceable LCD PC
E-1500		Entry Bid Box — uATX 6-bay
E-2600		3-Bay uBTX & 6-Bay uBTX
E-2610		3-Bay nBTX 11 Liter, 3-Bay uBTX & 6-Bay uBTX
E-4610		3-Bay uBTX & 6-Bay uBTX
E-6610		7-Bay BTX / i975X Performance Desktop
E-4610D		Energy Pro
E-4610S		Energy Pro
E-6610D		Energy Pro
E-6610Q		Energy Pro
E-2610D		Energy Pro
E2610S		Energy Pro
E2610N		Energy Pro
Profile 6		Energy Pro

Monitors
15 sq	FPD1565
17 sq	FPD1760/65
17 sq premium	FPD1785
17W	FPD1775W
19 sq	FPD1965
19 sq premium	FPD1985
19W	FPD1975W
21W	FPD2185W
22W	FPD2275W TN
22W	HD2200
22W	HD2200E
24W	FPD2485W PVA
24W TN	FHD2400
Gateway Flat Panel Display Height Adjustable Stand w/4 port 2.0 USB Gateway USB Monitor Speaker Bar for Gateway LCD Monitors

ATTACHMENT C

Notebooks	Codename	Description
E-155C	Phoenix	12.1" Ultraportable Convertible
E-295C	Viper SR	14.1" Convertible
M685-E	Sonic	17" Notebook

EXHIBIT F
                          , 2007
     Re: Asset Purchase Agreement dated September 4, 2007 (the “Purchase Agreement”) by and among MPC CORPORATION, a Colorado corporation (“Company”), MPC-PRO, LLC, a Delaware limited liability company (“Buyer”), GATEWAY, INC., a Delaware corporation (“Gateway”) and GATEWAY TECHNOLOGIES, INC., a Delaware corporation.
     Ladies and Gentlemen:
     Defined terms not otherwise defined herein (the “Letter Agreement”) shall have the meanings set forth in the Purchase Agreement. Pursuant to the Purchase Agreement and as a material inducement to the obligations of the Company under the Purchase Agreement, Gateway irrevocably agrees with the Company that, from the date hereof until the 12 month anniversary of the date hereof, the “Restriction Period”), except for a “Permitted Transfer” (as defined below), neither Gateway nor any Affiliate of Gateway will offer, sell, contract to sell, short, pledge or otherwise dispose of (or enter into any transaction which is designed to, or would reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Gateway or any Affiliate of Gateway or any person in privity with Gateway or any Affiliate of Gateway), directly or indirectly, any shares of Common Stock beneficially owned, held or hereafter acquired by Gateway (the “Securities”).
     For the purposes of this Letter Agreement, “Permitted Transfer” means, with respect to any Person, (i) a transfer to an Affiliate of such Person, (ii) a transfer between Gateway and any other Person who has already executed a letter agreement in the form of this Letter Agreement, or (iii) if such Person is a limited or general partnership, a transfer to its partners in connection with a distribution of securities held by such Person to its partners, provided that each such receiving party to a Permitted Transfer in clauses (i) through (iii) herein executes a letter agreement agreeing to be bound in the same manner as the signatory hereto as to the transferred Securities for the balance of the Restriction Period.
     In order to carry out the purpose and intent of this Letter Agreement, Gateway agrees that the Company shall instruct its transfer agent (substantially in the form annexed here as Exhibit A) to stop transfer of the Company’s securities represented by all certificates beneficially owned by Gateway where such transfer would be in violation of this Letter Agreement. The Company hereby agrees that, as promptly as practicable following any request by Gateway to effect a Permitted Transfer or a transfer of Securities following the expiration of the Restriction Period, and in any event within five Business Days of such request, it shall instruct its transfer agent to remove any applicable legends affixed to the Securities to be transferred, and shall cause its counsel to provide any opinions or confirmations required by its transfer agent in connection therewith.
     The Company may refuse to register any transfer that is in violation of the terms of this Letter Agreement.

     Gateway acknowledges that the execution, delivery and performance of this Letter Agreement is a material inducement to the Company to complete the transaction contemplated by the Purchase Agreement, and the Company shall be entitled to specific performance of Gateway’s obligations hereunder. Gateway hereby represents that Gateway has the power and authority to execute, deliver and perform this Letter Agreement.
     This Letter Agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company and Gateway. This letter agreement shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of a jurisdiction other than Delaware. Gateway hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Gateway hereby irrevocably waives personal service of process and consent to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Gateway hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
     This Letter Agreement shall be binding on successors and assigns of Gateway with respect to the Securities.
*** SIGNATURE PAGE FOLLOWS***

     This Letter Agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

GATEWAY, INC.		MPC CORPORATION

By:		By:

	Name:		Name:
	Title:		Title:

MPC Corporation
906 E. Karcher Road
Nampa, Idaho 83687
TRANSFER AGENT INSTRUCTIONS
August __, 2007
     [TRANSFER AGENT]
     RE:                      (the “Holder”)
     Ladies and Gentlemen:
     We enclose a copy of a fully executed Letter Agreement, dated August ___, 2007 (the “Letter Agreement”) by and among MPC Corporation (the “Company”) and Gateway, Inc. (“Gateway”), wherein Gateway has agreed not to transfer shares of the Company’s common stock (subject to certain exceptions) until the 12 month anniversary of the Letter Agreement.
     This letter shall serve as our irrevocable authorization and direction to you and to any successor transfer agent to place a notation in your records that all shares of our common stock held of record by Gateway are subject to this Letter Agreement.
     You may remove the legend and release the shares from these contractual restrictions at such time as you receive (x) written confirmation from counsel to the Company that the 12 month anniversary of the Letter Agreement has passed, (y) a written opinion of counsel to the Company that a transfer is exempt from the restrictions of the Letter Agreement, provided that such opinion is accompanied by a Letter Agreement executed by the proposed transferee or (z) written instructions to do so from the Company and Gateway.
     These instructions shall be binding upon each and every successor transfer agent and you agree to provide a copy of this instruction to any successor transfer agent upon your replacement.

     Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at                     .

Very truly yours, MPC CORPORATION
By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[transfer agent]
By:
Name:
Title:
Date:

EXHIBIT G
REGISTRATION RIGHTS AGREEMENT
     This REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made and entered into as of ___, 2007, between MPC CORPORATION, a Colorado corporation (“Company”), and GATEWAY, INC., a Delaware corporation (“Gateway”).
Recitals
     WHEREAS, in connection with that certain Asset Purchase Agreement by and among the Company, MPC-Pro, LLC, a Delaware limited liability company, Gateway, Inc., a Delaware corporation, and Gateway Technologies, Inc., a Delaware corporation, dated as of September 4, 2007 (the “Purchase Agreement”), Gateway has agreed to receive from the Company, and the Company has agreed to issue to Gateway, shares of the Company’s Common Stock and shares of the Company’s Series B Preferred Stock, on the terms and conditions set forth in Purchase Agreement.
     WHEREAS, the Purchase Agreement provides that Gateway shall be granted specified registration rights, as more fully set forth herein, including certain piggyback registration rights, with respect to shares of the Company’s Common stock, all as more fully set forth herein.
Agreement
     The Company and Gateway hereby agree as follows:
     1. Definitions
     As used in this Agreement, the following terms shall have the following meanings (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement).
     “Commission” or “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.
     “Common Stock” shall mean the common stock of the Company, no par value.
     “Conversion Stock” shall mean the shares of the Company’s Common Stock issued or issuable pursuant to conversion of the Gateway Preferred, and shall include any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of any such shares of the Company’s Common Stock or any shares of the Gateway Preferred, including, without limitation, in connection with any stock split, stock dividend, recapitalization or similar event.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.
     “Form S-3” shall mean such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     “Gateway Common” shall mean the Company’s Common Stock issued by the Company to Gateway in connection with the transactions contemplated by the Purchase Agreement, and shall include any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of any such shares of the Company’s Common Stock.
     “Gateway Preferred” shall mean the Company’s Series B Preferred Stock issued by the Company to Gateway in connection with the transactions contemplated by the Purchase Agreement, and shall include any shares of Series B Preferred Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of any such shares of the Company’s Series B Preferred Stock.
     “Holder” shall mean Gateway or any Person owning of record Registrable Securities, and shall include any Permitted Transferees of Registrable Securities.
     “Permitted Transferee” shall mean any holder of Registrable Securities, other than any such holder that receives such Registrable Securities in violation of the transfer restrictions set forth in the Lock-Up Agreement.
     “Registration.” The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
     “Registrable Securities” shall mean all of the shares of the Gateway Common and the Conversion Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Registrable Securities with respect to which the Holders are no longer entitled to registration rights pursuant to this Agreement. As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (w) a registration statement with respect to the sale by the Holders of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (x) such securities have been sold under circumstances in which all of the applicable conditions to

Rule 144 (or any successor provision) under the Securities Act are met, or (y) such securities have ceased to be outstanding.
     “Registrable Securities Then Outstanding” shall mean the number of shares of Gateway Common which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.
     “Registration Statements” shall mean the registration statements required to be filed hereunder including in each case the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
     “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.
     2. Demand Registration.
     (a) Request by Holders. At any time after expiration of the Restriction Period as set forth in the Lock-Up Agreement, if the Company shall receive a written request from the Holders of at least forty percent (40%) of the Registrable Securities Then Outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must equal or exceed twenty-five (25%) of the total number of shares of the Company’s Common Stock and the Gateway Preferred issued to Gateway at the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement, treating the Gateway Preferred for such purpose as if it had been converted to Common Stock in accordance with the terms thereof, and in each case as adjusted for stock splits, stock combinations, stock dividends and the like.
     (b) Underwriting. If the Holders initiating the registration request under this Section 2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in subsection 2(a). In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in reasonable and customary form with the managing underwriter or underwriters selected for such underwriting by the Company. The Company shall not be required to include any securities of any Holder in such underwriting unless such Holder accepts reasonable and customary terms for the underwriting as agreed upon between the Company and the underwriters selected by the Company and enters into an underwriting agreement in reasonable and customary form with the underwriter or underwriters selected by the Company. Notwithstanding any other provision of this Section 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
     (c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registration pursuant to this Section 2; provided, however, that a registration shall not be deemed to have occurred pursuant to this Section 2 unless both:
     1. the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Securities of the Holders included in such registration have actually been sold thereunder), provided that, notwithstanding the foregoing, a registration shall not be deemed to have occurred pursuant to this Section 2 if, after the registration statement relating thereto becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court and (2) less than 50% of the Registrable Securities included in such registration statement have been sold thereunder; and
     2. the amount of Registrable Securities included in the registration statement relating thereto at the time of effectiveness is at least 50% of the Registrable Securities of the Holders sought to be included in such registration, taking account of any limitation on the number of Registrable Securities that may be included in such registration pursuant to Section 2(b) above.
     (d) Deferral; Postponements; Suspensions.

     1. If at the time of any request to register Registrable Securities pursuant to this Section 2 the Company is engaged or has fixed plans to engage within ninety (90) days of the time of the request in a registered public offering as to which the Holders may include Registrable Securities under this Agreement, then the Company may at its option direct that such request be delayed for a period not in excess of ninety (90) days from the earlier of the effective date of such offering or the date of commencement of such other material activity, provided that in no event shall such right to delay a request to be exercised by the Company more than once in any one-year period.
     2. If the Board of Directors of the Company, in its good faith and reasonable judgment, determines that any registration under the Securities Act of Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporation reorganization, merger, or other transaction involving the Company or any of its subsidiaries (a “Valid Business Reason”), (i) the Company may postpone filing a Registration Statement until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days, and (ii) in case a Registration Statement has been filed, if the Valid Business Reason has not resulted from actions taken by the Company, the Company may postpone amending or supplementing such Registration Statement until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days (the “Postponement Period”); provided, however, that in no event shall the Company be permitted to postpone filing, amending or supplementing a Registration Statement within sixty (60) days after the expiration of any Postponement Period.
     Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders.
     (e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders, which shall not be counsel for the Company (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any demand registration proceeding begun pursuant to this Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered unless, at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition or business of the Company from that known to such Holders at the time of their registration request.
     3. Piggyback Registrations.
     (a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement, at any time after the expiration of the Restriction Period as set forth in the Lock-Up Agreement, under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration required of Company under this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities,) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
     (b) Underwriting. If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in reasonable and customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second to Holders requesting inclusion of Registrable Securities in such registration statement on a pro rata basis based on the number of such

Registrable Securities each such Holder has requested to be included in the registration, and third, to each of the Holders of Excluded Shares on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the shares included in the registration, except for a registration relating to the Company’s initial public offering, from which all Registrable Securities may be excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 6.1 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
     (c) Expenses. All expenses incurred in connection with a registration pursuant to this Section 3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders, which shall not be counsel for the Company (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.
     4. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:
     (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days. Following a demand registration request under Section 2 hereof, the Company shall, as expeditiously as possible use its reasonable best efforts to effect such registration under the Securities Act (including, without limitation, by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested and if the Company is then eligible to use such a registration) of the Registrable Securities that the Company has been so requested to register, for distribution in accordance with such intended method of distribution.

     (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
     (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
     (d) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
     (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.
     (f) Furnish to each registering Holder and to each underwriter, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Holders or the managing underwriter therefor reasonably requests.
     (g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
     (h) Cause all such Registrable Securities registered pursuant to this Section to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.
     (i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
     (j) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, make available for inspection by any Holder and any underwriter participating in such registration, and any attorney, accountant or other professional retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibilities, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential. Each Holder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.
     (k) Notwithstanding any other provision of this Agreement, from and after the time a registration statement filed under this Section covering Registrable Securities is declared effective, the Company shall have the right to suspend the registration statement and the related prospectus in order to, in the good faith and reasonable judgment of the Board of Directors of the Company, prevent premature disclosure of any material non-public information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders by delivering notice of such suspension to the Holders, provided, however, that the Company may exercise the right to such suspension only once in any 12-month period and for a period not to exceed 90 days, and provided, however, further that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates). From and after the date of a notice of suspension under this paragraph, each Holder agrees not to use the registration statement or the related prospectus for resale of any Registrable Security until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the 90th day following the giving of the notice of suspension. In the event of the suspension of effectiveness of any registration statement pursuant to this paragraph, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.
     5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2 or 3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.
     6. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

     7. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2 or 3:
     (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (the “Violations”):
     1. any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or
     2. the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
     3. any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.
     (b) The Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder. Notwithstanding the foregoing sentence, if at any time a Holder, partner, officer or director, underwriter or controlling person shall have requested that the Company reimburse such person for legal or other expenses reasonably incurred, the Company shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of such request and (ii) the Company shall not have reimbursed the indemnified person in accordance with such request prior to the date of such settlement.

     (c) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as such expenses are incurred, provided, however, that the indemnity agreement contained in this subsection 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
     (d) Notice. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

     (e) Contribution. If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
     (f) Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.
     (g) Survival. The obligations of the Company and Holders under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.
     8. Miscellaneous
          8.1 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:
     (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
     (b) Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

     (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).
          8.2 Termination of the Company’s Obligations. This Agreement shall terminate at such time as there are no Registrable Securities outstanding.
          8.3 Assignment. Notwithstanding anything herein to the contrary, the registration rights of a Holder may be assigned only to a party (i) who acquires shares of Gateway Common, Gateway Preferred and/or Conversion Stock equal to twenty-five (25%) of the total number of shares of the Gateway Common and the Gateway Preferred issued to Gateway at the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement, treating the Gateway Preferred for such purpose as if it had been converted to Common Stock in accordance with the terms thereof, and in each case as adjusted for stock splits, stock combinations, stock dividends and the like, or (ii) who is an affiliate, subsidiary, parent or partner of a Holder; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 8.3.
          8.4 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and Holders holding at least 51% of the then outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.
          8.5 Prior Registration Rights Agreements. This Agreement, and the registration rights granted to Holder, shall be subject to any limitations and conditions set forth in registration rights agreements entered into by the Company prior to the date hereof.

          8.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.
          8.7 Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ”.pdf” signature page were an original thereof.
          8.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.
          8.9 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.
          8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
          8.11 Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.
********************

     IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

MPC CORPORATION		GATEWAY CORPORATION

By:		By:

	Name:		Name:

	Title:		Title:

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

EXHIBIT H
AGREEMENT
     This Agreement is entered into this __ day of                  , 2007 by and among Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit operating division (“WFBC”), Gateway, Inc. (“Gateway”) and MPC-Pro, LLC (“MPC”), a wholly-owned subsidiary of MPC Corporation (“MPC Parent”).
Recitals
A. Gateway, MPC and MPC Parent are parties to an Asset Purchase Agreement dated as of September 4, 2007 (the “Purchase and Sale Agreement”) pursuant to which MPC is purchasing from Gateway certain assets and liabilities associated with Gateway’s Professional Division and that portion of its Consumer Direct division that provides business-related products (the “Transferred Organization”) on the terms and subject to the conditions set forth therein (the closing date of such sale referred to as the “Closing Date”).
B. Pursuant to the Purchase and Sale Agreement, Gateway shall retain accounts receivable of the Transferred Organization generated and invoiced prior to the Closing Date (the “Gateway Accounts”).
C. WFBC is party to an Account Purchase Agreement with MPC dated as of the date hereof (the “Account Purchase Agreement”) (a copy of which has been provided to Gateway) pursuant to which MPC has granted WFBC a security interest in the accounts receivable generated on or after the Closing Date (the “WFBC Accounts”), inventory and all other property of MPC described in Section 5.01 of the Account Purchase Agreement (collectively, the “WFBC Collateral”).
D. MPC and Gateway are parties to a Transition Services Agreement dated as of the date hereof (the “Transition Services Agreement), pursuant to which Gateway has agreed to purchase certain inventory for MPC and perform certain other transitional services for MPC during the term of the Transition Services Agreement for which Gateway will provide a statement to MPC for payment to be due in 30 days or less, provided (i) WFBC allows Gateway to take a junior security interest in the WFBC Collateral to secure the payment of all obligations owing to Gateway under the Transition Services Agreement, including without limitation, the price of such purchased inventory, shipping costs and other expenses, service fees and indemnities (collectively, the “TSA Obligations”) and (ii) WFBC and MPC agree to set aside certain accounts receivable for the payment of the TSA Obligations on the terms set forth herein (the “Financing Arrangements”).
E. WFBC has agreed to allow a junior security interest in the WFBC Collateral in favor of Gateway pursuant to the terms hereof and to participate in the Financing Arrangements as set forth herein.

F. The parties desire to set forth their agreement with respect to the accounts receivable of MPC, financing during the Transition Period (as defined below) by Gateway and security for the TSA Obligations.
     Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:
1. Junior Security Interest.
     (a) WFBC agrees that Gateway may take a security interest in WFBC Collateral junior to the security interest of WFBC to secure the TSA Obligations and that the granting of such junior security interest shall not be deemed to be a default under the Account Purchase Agreement. Gateway agrees that the security interest of WFBC in WFBC Collateral granted under the Asset Purchase Agreement shall be and remain senior to the security interest of Gateway granted hereby in WFBC Collateral. MPC agrees that the grant of any security interest in WFBC Collateral other than the security interest to Gateway securing payment of the TSA Obligations shall be a default under the terms of the Account Purchase Agreement.
     (b) Subject to the first-priority security interest granted to WFBC under the Asset Purchase Agreement, MPC hereby grants to Gateway, as collateral for the TSA Obligations, a security interest, under the Uniform Commercial Code as in effect in the applicable jurisdiction (the “UCC”), in the following described property, as defined under the UCC: all presently existing or hereafter arising, now owned or hereafter acquired property including, but not limited to, accounts, general intangibles, contracts rights, investment property, deposit accounts, the Gateway Reserve Funds (as defined below) established hereunder, inventory, instruments, chattel paper, documents, insurance proceeds, and all books and records pertaining to accounts and all proceeds and products of the foregoing property together with a controlled collateral account to be maintained at Wells Fargo Bank, N.A. and controlled by WFBC with a balance of $1,500,000 which account shall serve as additional collateral for the TSA Obligations (collectively, “Gateway Collateral” and, together with WFBC Collateral, “Common Collateral”).
     (c) MPC shall execute and deliver to Gateway any and all documents and instruments as Gateway may request from time to time. MPC authorizes Gateway to file a UCC financing statement with any appropriate authority reflecting its security interest and further authorizes Gateway to file other filings including amendments (other than amendments adding collateral) as Gateway deems appropriate.
     (d) WFBC hereby acknowledges that if and to the extent it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the UCC) of any Common Collateral, such possession or control is also for the benefit of Gateway solely to the extent required to perfect Gateway’s security interest in such Common Collateral.
     (e) The parties hereto agree that all proceeds of Common Collateral resulting from the sale, collection or other disposition of Common Collateral in connection with or resulting from any enforcement action shall be distributed, first to WFBC for the payment of all amounts owing by MPC to WFBC under the Account Purchase Agreement, until such time that all such amounts have been paid in full, and second to Gateway for the payment of the TSA Obligations until all such amounts have been paid in full.
2. Transition Period Financing Arrangements. The parties agree as follows with respect to the financing arrangements in respect of the TSA Obligations during the Transition Period (defined as the period commencing on the Closing Date and expiring on the date that is 120 days following the Closing Date; provided that such period may be extended for up to an additional 60 days upon written notice to WFBC in the event that Gateway and MPC agree to extend the term of the Transition Services Agreement or such other longer period as WFBC may agree).
     (a) During the first five business days of the Transition Period, MPC may sell Acceptable Accounts (as defined in the Account Purchase Agreement) to WFBC under the terms of the Account Purchase Agreement without restriction.
     (b) After the first five business days of the Transition Period, and at the end of each week thereafter during the Transition Period, Gateway will provide a statement to MPC (with a substantially simultaneous copy to be provided to WFBC) specifying the amount of the TSA Obligations owed for such week (for such week, the “Applicable Gateway Weekly Payoff Amount” and, collectively, the “Gateway Weekly Payoff Amounts”). Such statement shall set forth the portion of the Applicable Gateway Weekly Payoff Amount that is attributable to freight charges (for such week, the “Gateway Freight Charge Weekly Payoff Amount”) and the portion of the Applicable Gateway Weekly Payoff Amount that is attributable to anything other than freight charges (for such week, the “Gateway Non-Freight Charge Weekly Payoff Amount”).
     (c) After receipt of each weekly statement specifying the Applicable Gateway Weekly Payoff Amount (the date of such receipt, the “Weekly Statement Delivery Date”), WFBC agrees to hold but not purchase Acceptable Accounts submitted to WFBC by MPC during that week in a face amount equal to the Applicable Gateway Weekly Payoff Amount (such set-aside accounts, the “Gateway Blocked Accounts”).
     (d) MPC agrees to notify WFBC and Gateway upon receipt of the Gateway weekly statement of any material dispute or claim in any respect (including, without limitation, any alleged dispute related to returns, to price, invoice terms, quantity, quality or late delivery and claims of release from liability, counterclaim or any alleged claim of deduction, offset, or counterclaim or otherwise), which dispute relates to an amount on the Gateway statement (“Disputed Amounts”). In connection with such notice, MPC shall be entitled to give written instructions to WFBC (with a substantially simultaneous copy of such instructions to be provided to Gateway) specifying the amount of Disputed Amounts (the “Specified Disputed Amount”) that is to be netted from the Applicable Gateway Weekly Payoff Amount for purposes of setting aside Gateway Blocked Accounts, and WFBC shall comply with such instructions. However, unless WFBC receives a written notice from Gateway within 3 business days after the applicable Weekly Statement Delivery Date confirming Gateway’s agreement that the Specified Disputed Amount should be so netted (amount so confirmed, the “Confirmed Disputed Amount”), at the end of such 3 business day period, WFBC shall set aside additional Gateway Blocked Accounts in a face amount equal to such unconfirmed Specified Disputed Amount. WFBC shall be entitled to rely upon the notices provided herein of Gateway Weekly Payoff Amounts, Specified Disputed Amounts and Confirmed Disputed Amounts, as applicable, for all purposes without the need to verify or otherwise confirm the validity thereof. Gateway and MPC will work to promptly resolve any Disputed Amounts, and upon mutual agreement, will notify WFBC in writing of the resolution of all Disputed Amounts, to the extent such resolution results in any change in the Gateway Weekly Payoff Amounts, Specified Disputed Amounts or Confirmed Disputed Amounts.
     (e) If the Gateway Weekly Payoff Amount has been covered fully by the aggregate face amount of the Gateway Blocked Accounts, then MPC may sell Acceptable Accounts to WFBC under the terms of the Account Purchase Agreement without restriction; provided that (i) if there is a shortfall in funds available under Section 2(h) or Section 2(i) to pay any portion of the Applicable Gateway Weekly Payoff Amount WFBC shall set aside additional Gateway Blocked Accounts to cover the amount of such shortfall and shall purchase such additional Gateway Blocked Accounts that are acceptable and apply proceeds thereof to such shortfall and (ii) if WFBC becomes aware that any Gateway Blocked Account no longer meets the criteria for an Acceptable Account, WFBC shall set aside additional Gateway Blocked Account or Accounts to replace such unacceptable account.
     (f) WFBC agrees to hold the proceeds of the Gateway Blocked Accounts in reserve for the benefit of Gateway and release the funds as provided for herein (the “Gateway Reserve Funds”).
     (g) During the Transition Period, (i) WFBC and MPC shall grant Gateway continuous and unrestricted access to an electronic portal maintained by WFBC that provides information at any time on the “non-purchased accounts” and the “locked reserve balance” of MPC, in each case at such time, and (ii) starting with the second Weekly Statement Delivery Date and each week thereafter, WFBC shall deliver to Gateway and MPC a weekly report which sets forth the Gateway Blocked Accounts set aside by WFBC and the balance of the Gateway Reserve Funds, in each case at the time of delivery of such report.

     (h) Thirty days after the applicable Weekly Statement Delivery Date of the statement reflecting the Applicable Gateway Weekly Payoff Amount for the applicable week, WFBC agrees to pay Gateway the Applicable Gateway Non-Freight Charge Weekly Payoff Amount to the extent funds are available from the purchase by WFBC of acceptable Gateway Blocked Accounts for such week together with the proceeds thereof held as Gateway Reserve Funds. If any Applicable Gateway Non-Freight Charge Weekly Payoff Amount remains unpaid, such shortfall shall be covered in accordance with the proviso to Section 2(e) above.
     (i) Fifteen days after the applicable Weekly Statement Delivery Date of the statement reflecting the Applicable Gateway Weekly Payoff Amount for the applicable week, WFBC agrees to pay Gateway the Applicable Gateway Freight Charge Weekly Payoff Amount to the extent funds are available from the purchase by WFBC of acceptable Gateway Blocked Accounts for such week together with the proceeds thereof held as Gateway Reserve Funds. If any Applicable Gateway Freight Charge Weekly Payoff Amount remains unpaid, such shortfall shall be covered in accordance with the proviso to Section 2(e) above.
     (j) Thirty days after the end of the Transition Period, WFBC shall purchase any remaining Gateway Blocked Accounts that are acceptable and release the proceeds thereof and any other funds held as Gateway Reserve Funds to Gateway to the extent of any outstanding amounts due under the Gateway Weekly Payoff Amounts and remit the balance of such funds to MPC.
     (k) MPC agrees to pay WFBC $1,500 per month in consideration for its services in connection herewith, and agrees that this obligation shall be deemed to arise under and be subject to the terms of the Account Purchase Agreement.
     (l) Gateway agrees to release its security interest in the Gateway Collateral and hereby authorizes WFBC to file a termination of such security interest if it deems it appropriate upon the later of (i) thirty days after the end of the Transition Period and (ii) the date on which all of the TSA Obligations have been paid in full in cash.
3. WFBC Hold in Trust. WFBC agrees that if it receives payment on or other proceeds of the Gateway Accounts, it will hold such payments or proceeds in trust for the benefit of Gateway and promptly remit such proceeds or payments to Gateway.
4. Gateway Hold in Trust. Gateway agrees that if it receives payment on or other proceeds of the WFBC Accounts (other than pursuant to the terms of this Agreement), it will hold such payments or proceeds in trust for the benefit of WFBC and promptly remit such proceeds or payments to WFBC.
5. Control. MPC directs WFBC and Gateway to make payment of funds as provided herein.

6. Forbearance. During the Transition Period, Gateway shall not (a) notify any MPC account debtor that payment on any Common Collateral is to be made to Gateway; (b) collect, sue upon or otherwise exercise rights against the Common Collateral; and, (c) sell, transfer, pledge or otherwise assign the its interest in the Common Collateral except where such sale, transfer, pledge or assignment is made expressly subject to this Agreement.
7. Representations and Warranties.
     (a) Each of the parties has had the opportunity to consult with legal counsel of such party’s choosing, this Agreement is satisfactory to each of the parties to this Agreement, and each such party understands the terms of this Agreement and intends to fully perform and be bound by this Agreement.
     (b) Each of the parties represents and warrants that it is an entity that is duly created, validly existing and in good standing under the laws of the state of its organization and that the party signing on its behalf is authorized on its behalf to execute and deliver this Agreement, and any other instrument executed and delivered in connection herewith, and upon such execution and delivery each such entity shall be bound by all such instruments.
     (c) Each of the parties hereto has the legal right, power, capacity and authority to enter into and perform such party’s covenants, obligations and agreements under this Agreement and the other instruments referenced herein and delivered pursuant hereto, all corporate, company, partnership and other actions required in connection with the authorization, execution, delivery and performance of this Agreement by such party have been duly taken.
     (d) No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution, delivery and performance by any party to this Agreement, except such as have been obtained or made and are in full force and effect and filings necessary to perfect security interests granted herein in respect of the Gateway Collateral.
8. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto and each of their respective successors and assigns, and nothing in this Agreement is intended to confer upon any other person, whether or not named herein, any rights or remedies of any nature whatsoever under or by reason of this Agreement.
9. Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signature, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date first above written.

Gateway, Inc.		Wells Fargo Bank, National Association

By:		By:

	(Sign)		(Sign)
By:		By:

	(Print)		(Print)
Its:		Its:	Vice President

MPC-Pro, LLC

By:

(Sign)
By:

(Print)
Its:

EXHIBIT I
BILL OF SALE AND GENERAL ASSIGNMENT
          Gateway, Inc., a Delaware corporation (including its successors and assigns, “Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to that certain Asset Purchase Agreement, dated as of September 4, 2007 (“Purchase Agreement”), by and among the Seller, MPC Corporation, a Colorado corporation, MPC-PRO, LLC, a Delaware limited liability company (including its successors and assigns, “Buyer”), and Gateway Technologies, Inc., a Delaware corporation, by these presents does sell, convey, assign, transfer and deliver unto the Buyer all of Seller’s right, title and interest in and to the Purchased Assets (as defined in the Purchase Agreement).
          TO HAVE AND TO HOLD such Purchased Assets unto Buyer to and for its use forever.
          And the Seller hereby constitutes and appoints the Buyer as the Seller’s true and lawful attorney, with full power of substitution, in the Seller’s name and stead, by, on behalf of and for the benefit of the Buyer to demand and receive any and all of the Purchased Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in the Seller’s name, or otherwise, at the expense and for the benefit of the Buyer any and all proceedings at law, in equity or otherwise, which the Buyer may deem proper for the collection or reduction to possession of any of the Purchased Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, assigned, transferred and delivered, or intended so to be, and to do all acts and the things in relation to the Purchased Assets transferred hereunder which the Buyer shall deem desirable, the Seller hereby declaring that the foregoing powers are coupled with any interest and are and shall be irrevocable by the Seller in any manner or for any reason whatsoever.
          IN WITNESS WHEREOF, the Seller has caused this Bill of Sale and Assignment to be signed as of this                     , 2007.

GATEWAY, INC.
By:
Its:

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STATE OF CALIFORNIA	)
: ss.
County of	)
     On this            day of                     ,      , before me,                     , a notary public in and for said State, personally appeared                          , known or identified to me to be the                           of                     , the corporation that executed the instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public
Residing at:
My Commission Expires:

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